As filed with the Securities and Exchange Commission on April 15, 2002
                                                    Registration No.  333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM F-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                               Stolt Offshore S.A.
             (Exact name of Registrant as specified in its charter)
                                 Not Applicable
                 (Translation of Registrant's name into English)
        Luxembourg                                    Not Applicable
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)
                             ----------------------
                          c/o Stolt Offshore M.S. Ltd.
                                  Dolphin House
                                  Windmill Road
                                Sunbury-on-Thames
                           Middlesex, TW16 7HT England
                                (44) 1932-773-720
   (Address and telephone number of Registrant's principal executive offices)
                             ----------------------
                              Alan B. Winsor, Esq.
              Senior Vice President, Secretary and General Counsel
                               Stolt-Nielsen Inc.
                       8 Sound Shore Drive, P.O. Box 2300
                          Greenwich, Connecticut 06836
                                 (203) 625-3667
            (Name, address and telephone number of agent for service)
                             ----------------------
                          Copies of communications to:

             Gregory Pryor, Esq.                       Todd R. Chandler, Esq.
              White & Case LLP                       Weil, Gotshal & Manges LLP
         1155 Avenue of the Americas                   767 Fifth Avenue
         New York, New York 10036                   New York, New York 10153
            Phone: (212) 819-8200                      Phone: (212) 310-8000
             Fax: (212) 354-8113                        Fax: (212) 310-8007
                             ----------------------
                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_| If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |_|
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
=================================== ========================= ===================== ============================= ==================

Title of Each Class of Securities           Amount to be        Proposed Maximum    Proposed Maximum Aggregate        Amount of
         to be Registered                 Registered (1)      Price Per Unit(1)(2)      Offering Price(1)(2)      Registration Fee
----------------------------------- ------------------------- --------------------- ----------------------------- ------------------
Common Shares, $2.00 par value(3)         9,200,000                    $8.575              $78,890,000                  7,258
=================================== ========================= ===================== ============================= ==================


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low prices of the Registrant's American Depositary Receipts (each representing one Common Share) as reported on the Nasdaq National Market on April 10, 2002.
(2) Includes shares subject to an option granted to the underwriter solely to cover over-allotments, if any.
(3) American Depositary Shares evidenced by American Depositary Receipts, issuable upon deposit of the Common Shares registered hereby, have been registered under a separate Registration Statement on Form F-6.

---------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securiteis until the registration statement filed with the Securites and Exchagne Commission is effective. This progrspectus is not an offer to sell these securities and it is not soliciting an offer to buy these securitesi in any state where the offer or sale is not permitted.

                   Subject to Completion, dated April 15, 2002

 PROSPECTUS

                                8,000,000 Shares

        [LOGO]                 STOLT OFFSHORE S.A.
                                  Common Shares


--------------------------------------------------------------------------------

We are offering 1,607,522 of our common shares, and our indirect wholly owned subsidiary Stolt Offshore Investing Ltd. is offering 6,392,478 of our common shares. The common shares may be offered in the form of American Depositary Shares, or ADSs, or in the form of common shares.

Our common shares are quoted on the Nasdaq National Market (in the form of ADSs, each of which represents one share) under the symbol "SOSA" and are listed on the Oslo Stock Exchange under the symbol "STO." On April 12, 2002, the last reported sale price of our ADSs on Nasdaq was $8.60 per ADS and the closing price of our common shares on the Oslo Stock Exchange was NOK 75.00 per share.

                 Investing in our common shares involves risks.
                     See "Risk Factors" beginning on page 6.

                                                         Per Share    Total
                                                         ---------    -----
   Public Offering Price.............................    $           $
   Underwriting Discounts and Commissions............    $           $
   Proceeds to Stolt Offshore S.A....................    $           $
   Proceeds to Stolt Offshore Investing Ltd..........    $           $

We have granted Lehman Brothers a 30-day option to purchase up to 1,200,000 additional common shares on the same terms and conditions set forth above to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the common shares on or about        , 2002.

--------------------------------------------------------------------------------

                                 LEHMAN BROTHERS

          , 2002.

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page

PROSPECTUS SUMMARY.............................................................1

RISK FACTORS...................................................................6

OTHER MATTERS.................................................................11

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................11

USE OF PROCEEDS...............................................................12

PRICE RANGE AND MARKET FOR OUR COMMON SHARES..................................13

CAPITALIZATION................................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION.........................................18

BUSINESS......................................................................30

RELATIONSHIP WITH SNSA........................................................43

BACKGROUND OF THE OFFERING....................................................44

SELLING SHAREHOLDER...........................................................44

TAXATION .....................................................................45

UNDERWRITING..................................................................48

EXPENSES OF THE ISSUE.........................................................52

ENFORCEABILITY OF CIVIL LIABILITIES...........................................52

WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................52

INCORPORATION OF DOCUMENTS BY REFERENCE.......................................53

LEGAL MATTERS.................................................................54

EXPERTS ......................................................................54

INDEX TO FINANCIAL STATEMENTS................................................F-1


         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

       This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase common shares or ADSs by any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The distribution of this prospectus and the offering or sale of the common shares or ADSs in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Persons into whose possession this prospectus may come are required to inform themselves about and to observe such restrictions. Further information with regard to restrictions on offers and sales of the common shares or ADSs and the distribution of this prospectus is set out under "Underwriting."

                                      (i)

                            Notice to Residents of Norway

         This document is not a prospectus under Norwegian legislation and has not been approved by the Oslo Stock Exchange. We are not making an offering subject to prospectus requirements under Norwegian legislation.

                    Notice to Residents of the United Kingdom

         This communication is directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are person falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc") of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

         Lehman Brothers has represented and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date of the offering, will not offer or sell any common shares or ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000 (the "FSMA"); (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any common shares or ADSs in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares or ADSs in, from or otherwise involving the United Kingdom.

                          Notice to Residents of Japan

         Lehman Brothers has represented and agreed that it has not offered or sold and will not offer or sell any common shares or ADSs, directly or indirectly, in Japan or to or for the account of any resident of Japan except
(A) pursuant to an exemption from the registration requirements of the Securities and Exchange law of Japan and (B) in compliance with any other applicable requirements of Japanese law.

                         Notice to Residents of Germany

          The offer and sale of shares within Germany is subject to restrictions set forth in the German Securities Selling Prospectus Act (Wertpapier-Verkaufsprospektgesetz). Lehman Brothers has agreed that it will not offer, sell or deliver common shares or ADSs in Germany as part of a public offering. Securities will be offered, sold or delivered in Germany exclusively to professional investors within the meaning of Section 2 of the German Securities Selling Prospectus Act.

                     Notice to Residents of The Netherlands

         The common shares and ADSs may not be offered, transferred, delivered or sold in The Netherlands as part of the initial distribution or any time thereafter, and this prospectus may not be distributed and circulated in The Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational institutions and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner).

                        Notice to Residents of Luxembourg

         We are not making, and we have not authorized anyone to make, a public offering of shares in Luxembourg.

                               PROSPECTUS SUMMARY

        This summary highlights material information regarding our business and the offering. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, including the information contained in "Risk Factors" and the documents incorporated by reference in this prospectus before deciding to invest in our common shares. Unless the context otherwise requires, the terms "we," "us" and "our" refer to Stolt Offshore S.A. and its subsidiaries on a consolidated basis. Unless otherwise indicated, we assume in this prospectus that the underwriter will not exercise its over-allotment option.

                                 STOLT OFFSHORE

Overview

         We are one of the largest offshore services contractors in the world. We design, procure, build, install and service a range of offshore surface and subsurface infrastructure for the global oil and gas industry. We specialize in creating and applying innovative and efficient solutions in response to the technical complexities faced by offshore oil and gas companies as they explore and develop production fields in increasingly deeper water and more demanding offshore environments. Our revenues for the year ended November 30, 2001 were approximately $1.3 billion, and our order backlog on February 28, 2002 was over $1.6 billion.

          We provide services and products that add value for our customers at all phases of offshore oil and gas field exploration, development and production. We survey the seabed and provide other support services for drilling test holes during the exploration phase. When a field is being developed, we apply our technical expertise and knowledge of regional conditions to offer conceptual and engineering designs for the field. We also procure or fabricate and install equipment used in field development. This equipment includes the above-water topsides and platforms used for processing recovered oil and gas, wellheads, pipelines and electrical and hydraulic cables, known as umbilicals, that are used to control subsea wells. The pipelines are used to transport oil and gas underwater and to the production and processing facilities at the surface. They may be steel pipe, referred to as rigid pipe, or of a bonded structure, referred to as flexible pipe, depending on technical requirements, and may be narrow (flowlines) or wide (trunklines) depending on production volumes and pressure. We also combine our design and fabrication expertise to manage the building of floating facilities that process, store and offload oil (known as FPSOs) which are used in very deep water where a platform or topside would be impractical. During the time that the field is producing oil or gas, we inspect, maintain and repair this equipment. Once the field has been depleted and is to be abandoned, we provide field decommissioning services which include the removal of offshore structures and equipment.

         We are one of only a few companies that can offer a full range of offshore development and construction services on a truly global basis. Our worldwide operations are managed through six regional offices which are in Aberdeen and Stavanger for North Sea operations, Nanterre for operations in southern Europe, Africa and the Middle East, Houston for North America, Macae City in Brazil for South America and in Jakarta for the Asia Pacific region. We have operated in more than 60 countries and currently operate in over 34 countries.

          We provide our conceptual design and engineering services for all regional operations through our offices in Houston, Texas and Nanterre, France. We employ approximately 500 engineers worldwide. We assemble and construct offshore infrastructure equipment at our fabrication yards in Nigeria and Angola. We have a world class fleet of highly specialized ships, barges and unmanned underwater remotely operated vehicles, or ROVs, deployed in the world's major offshore oil and gas exploration regions, including:

         o     9 construction support ships;

         o     4 flowline lay ships;

         o     5 survey/inspection, repair and maintenance ships;

         o     12 anchored construction and maintenance ships;

         o     7 heavy lift ships and pipelay barges;

         o     4 tugs and other ships;

         o     102 ROVs; and

         o     13 hardsuits for manned dives.

         The engineering and construction of new offshore oil fields, which typically lasts more than one year, accounts for approximately 70% of our revenues while work related to the inspection, repair and maintenance of oil and gas fields throughout their time in production accounts for the remaining 30% of revenues.

Market Dynamics

         o We expect continued growth in our major markets. Our own market research indicates that demand for the offshore services we offer could grow by up to 50% between 2001 and 2002 and up to an additional 43% between 2002 and 2004. We expect that much of this growth will come from deepwater developments in West Africa and the Gulf of Mexico. Douglas Westwood's "The World Deepwater Report III" predicts annual global deepwater (greater than 500 meters) capital expenditure will increase from $5 billion in 2000 to $10 billion by 2005. We are poised to benefit from this expected increase in demand.

         o Deepwater developments have unique characteristics. The development of deepwater oil and gas reserves is technically challenging. Accessing the field often requires subsea construction and maintenance work in an environment of high pressure and difficult currents. Deepwater projects are typically of a larger scale and longer duration than conventional offshore projects, making them less sensitive to short-term fluctuations in the price of oil and gas and providing foreseeable revenue for service contractors and investors.

         o Specialized construction equipment is in limited supply. We expect that demand for the kind of specialized construction support ships and barges we operate to increase with the development of deepwater reserves. The existing world fleet of this type of asset is currently employed at high utilization rates and, to our knowledge, there are no additional specialized construction ships currently on order, creating the opportunity for increasing contract margins.

        o Subsea technology is becoming more important. The trend toward developing reserves in deeper waters requires the use of subsea technology. In addition, when developing a new oil or gas field, whether in deep or shallow waters, it is often more economical to tie back new subsea wellheads to existing production facilities. This provides opportunities for subsea contractors such as Stolt Offshore. Similarly, offshore inspection, repair and maintenance services are increasingly dependent on the efficient deployment of subsea equipment.

        o Demand is growing for turnkey project capabilities. Oil and gas companies are increasingly outsourcing the design and construction of large deepwater projects. The breadth of services required to undertake all aspects of the engineering, procurement, installation and commissioning of major projects, known in the industry as EPIC, has limited the number of companies that have the resources to compete for these projects.

Strategic Acquisitions

          We have historically had a strong position in the North Sea since offshore oil exploration started there in the early 1970s, as well as in Brazil dating from the same time. In 1998, we embarked on a strategy to address changing market dynamics by expanding our service offering and strengthening our market position in the high growth markets of West Africa and the Gulf of Mexico. In 1998, we acquired Ceanic Corporation which gave us a strong presence in the Gulf of Mexico market and the ability to build relationships with Houston-based oil and gas companies. In 1999, we purchased ETPM S.A., which significantly enhanced our strength in the West African market, and we acquired a 49% interest in the NKT Flexibles I/S joint venture, which secures our supply of flexible flowlines. In 2001, we acquired Ingerop Litwin, now called Paragon Litwin, and a controlling interest in Paragon Engineering Services to strengthen our engineering capabilities. We now have the necessary engineering, construction and technological assets to undertake all aspects of EPIC projects for virtually any new offshore oil and gas field in each of the major offshore markets. We believe that we are well positioned to continue to capture a large portion of this market and have assembled an asset base that can support annual revenues well in excess of those in 2001 without making additional investments.

Competitive Strengths

          o We offer a full range of global offshore development and construction services. We are able to supply a full complement of services for the development of offshore oil fields in each of the major offshore markets. Only three of our competitors have a similar range of services, while a number of other competitors offer a much more limited range in a limited number of geographic markets.

          o We own or charter an impressive array of offshore assets. We believe that we have the largest fleet of sophisticated deepwater construction assets in the world, some of which are capable of operating at water depths of up to 2,500 meters. These assets position us for premium contracts and give us the capability to execute highly complex and demanding projects.

          o We possess innovative deepwater technologies and unique experience in deepwater developments. We have a long history of innovation and development of new technologies that have contributed significantly to the evolution of the offshore oil and gas industry. Particular strengths include our deepwater construction techniques, including deepwater pipeline laying and umbilicals, remote intervention technologies and automated welding systems. We believe our customers value our experience with groundbreaking projects such as the TotalFinaElf Girassol and the Amerada Hess La Ceiba projects.

          o We maintain geographically diverse operations. We can follow major customers wherever they operate, maximize the use of our assets and transfer knowledge gained from market to market. We have operated in more than 60 countries and currently operate in over 34 countries.

          o We are a market leader in offshore West Africa. West Africa is expected to be the highest growth market for large deepwater developments. We have won 7 of the 21 most recent projects with revenues greater than $100 million that we have bid for in West Africa in the past four years. These projects represent 34% of the total revenue of the 21 projects. The experience gained from these projects, our historical connection with the area and our onshore fabrication facilities in Nigeria and Angola position us to take advantage of future opportunities in this market.

Recent Developments

          For the first quarter of 2002, we reported a net profit of $0.2 million, or approximately a break-even result per share, on net operating revenue of $294.1 million, compared with a net loss of $15.5 million, or $0.18 per share, on net operating revenue of $191.1 million for the first quarter of 2001. The improvement primarily resulted from improved operating performance and the recovery of losses on the Girassol project recorded in 2001. These recoveries reflect the negotiation of variation orders in which our customer agreed to reimburse us for costs incurred in 2001. Our first quarter results are discussed in more detail in our Form 6-K filed with the Securities and Exchange Commission, or SEC, on April 12, 2002, which is incorporated by reference in this prospectus.

Corporate Matters

          We are an indirect subsidiary of Stolt-Nielsen S.A. ("SNSA"), whose shares are quoted on the Nasdaq National Market and listed on the Oslo Stock Exchange. Through its subsidiaries, SNSA is engaged in three businesses: transportation services, subsea services and seafood. As of February 28, 2002, SNSA retained an economic interest of approximately 53% and voting rights of approximately 61% in us.

         Our registered office is located at 26, rue Louvigny, Luxembourg, and we are registered in the Companies' Registrar of the Luxembourg District Court under the designation "R.C. Luxembourg B 43172." Our principal executive offices are c/o Stolt Offshore M.S. Ltd., Dolphin House, Windmill Road, Sunbury-on-Thames, Middlesex TW16 7HT, England, telephone number (44) (0) 1932-773-700. Our web site address is www.stoltoffshore.com. The information on our web site is not part of or incorporated by reference into this prospectus.

                                  The Offering


Total shares offered.....................    8,000,000 shares.

   Common shares offered by Stolt
   Offshore S.A..........................    1,607,522 common shares.

   Common shares offered by Stolt
   Offshore Investing Ltd., our
   indirect wholly owned
   subsidiary............................    6,392,478 common shares.

Common shares and common share
equivalents to be outstanding after
the offering.............................    71,836,058 common shares and
                                             17,000,000 common share
                                             equivalents. Our common share
                                             equivalents are comprised of
                                             34,000,000 class B shares, $2.00
                                             par value per share, which are
                                             convertible into common shares on a
                                             two-for-one basis.

Use of proceeds........................      Based on the closing price of our
                                             ADSs reported by the Nasdaq
                                             National Market on April 12, 2002,
                                             we estimate that the aggregate net
                                             proceeds from the offering will be
                                             approximately $65.7 million, after
                                             deducting underwriting discounts
                                             and commissions and estimated
                                             offering expenses payable by us.

                                             We and our indirect wholly owned
                                             subsidiary intend to use the net
                                             proceeds from the sale of our
                                             common shares to repay indebtedness
                                             that we have incurred and expect
                                             to incur to repurchase common
                                             shares that we issued in
                                             acquisitions. The remainder, if
                                             any, will be used for general
                                             corporate purposes. See
                                             "Use of Proceeds" and "Background
                                             of the Offering."

Risk Factors..........................       Investing in our common shares
                                             involves risks. See "Risk Factors."

Nasdaq National Market symbol.........     SOSA

Oslo Stock Exchange symbol............     STO

         The number of common shares and common share equivalents to be outstanding after the offering is based on the number of common shares and class B shares outstanding as of March 31, 2002. This number does not include:

     o an aggregate of 1,200,000 common shares subject to an option granted to the underwriter to cover over-allotments, if any;

     o an aggregate of 3,777,987 common shares reserved for issuance upon the exercise of options outstanding as of March 31, 2002, of which 1,484,028 are currently exercisable; and

     o 3,922,013 additional common shares available for further grants under our stock plans.

                                RISK FACTORS

         If you purchase our common shares, you will take on a financial risk. In deciding whether to invest, you should carefully consider the following factors and the information contained in this prospectus, including the information incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently consider not material may also impair our business operations. If any of the events described below actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.

Our business is affected by the condition of the oil and gas industry.

         Demand for our offshore services depends on the condition of the oil and gas industry and particularly on capital expenditure budgets of the companies engaged in the exploration, development and production of offshore oil and gas. In particular, the oil and gas industry has been consolidating. There are fewer and larger oil and gas companies that control expenditures for the types of services and products that we and our competitors provide. Offshore oil and gas field capital expenditures are also influenced by many factors beyond our control, including:

          o prices of oil and gas and anticipated growth in world oil and gas demand;

          o    the discovery rate of new offshore oil and gas reserves;

          o the economic feasibility of developing particular offshore oil and gas fields;

          o    the production from existing producing oil and gas fields;

          o political and economic conditions in areas where offshore oil and gas exploration and development may occur;

          o policies of governments regarding the exploration for, pricing and production and development of their oil and gas reserves; and

          o the ability of oil and gas companies to access or generate capital and the cost of such capital.

Unexpected costs may adversely affect the amount we realize from fixed-price contracts.

         A significant proportion of our business is performed on a fixed-price or turnkey basis. In 2001, 2000 and 1999, approximately 75%, 74% and 47%, respectively, of our revenue was derived from fixed-price contracts. Long-term fixed-priced contracts are inherently risky because of the possibility that we may incur costs that we did not expect at the time of bidding and because of post-completion warranty obligations. The cost and gross profit realized on such contracts can vary because of changes beyond our control, including but not limited to:

          o unanticipated technical problems with the equipment we are supplying or developing which may require that we spend our own money to remedy the problem;

          o unanticipated changes in the costs of components, materials or labor;

          o unanticipated difficulties in obtaining required governmental permits or approvals;

          o    project modifications creating unanticipated costs;

          o    delays caused by local weather and soil conditions; and

          o    suppliers' or subcontractors' failure to perform.

         These risks are exacerbated if the duration of the project is long-term, because there is more time for and, therefore, an increased risk that the circumstances upon which we originally bid and developed a price will change in a manner that increases our costs. Our long-term projects often subject us to penalties if we cannot complete portions of the projects in accordance with agreed-upon time limits.

We may be liable to third parties for the failure of our joint venture partners to fulfill their obligations.

         Under some of our joint venture agreements, we and our partners are jointly and severally liable to the customer for the performance of the contract. If our joint venture partner in such arrangement fails to fulfill its obligations, we could have to carry the resultant liability toward the customer and would have to rely on our ability to obtain reimbursement from our joint venture partner. If our joint venture partner became insolvent or ceased operations, this might not be possible.

Our method of accounting for projects could result in a reduction or elimination of previously reported profits.

         Substantially all of our projects are accounted for on the "percentage-of-completion" method, which is standard for our industry and in compliance with U.S. generally accepted accounting principles. Under the percentage-of-completion method, estimated contract revenues are accrued based on the ratio of costs incurred to date to the total estimated costs, taking into account the level of physical completion. Estimated contract losses are recognized in full when determined. Contract revenues and total cost estimates are reviewed and revised periodically as work progresses and as change orders are approved, and adjustments based on the percentage of completion are reflected in contract revenues in the reporting period when these estimates are revised. To the extent that these adjustments result in a reduction or elimination of previously reported contract revenues, we would recognize a charge against current earnings that may be significant depending on the size of the project or the adjustment.

Our business could suffer as a result of current or future litigation.

         We are subject to legal claims with customers, sub-contractors, employees, joint venture partners, government agencies and competitors. In particular, Coflexip S.A. has commenced legal proceedings through the U.K. High Court against three of our subsidiaries claiming infringement of a certain patent held by Coflexip relating to flexible flowline laying technology in the United Kingdom. Judgment was rendered on January 22, 1999 and January 29, 1999. The disputed patent was held valid. We appealed and the Appeal Court maintained the validity of the patent and broadened its application compared to the High Court decision. We have applied for leave to appeal the Appeal Court decision to the House of Lords, which has now been denied. During 2001, Coflexip submitted an amended claim to damages claiming lost profits on a total of 15 projects. In addition, there is a claim for alleged price depreciation on certain other projects. The claim is for approximately $89 million, up from approximately $14 million claimed previously, plus interest, legal costs and a royalty for each time that the flexible lay system tower on the Seaway Falcon was brought into U.K. waters. We estimate that the total claim will be of the order of $115 million. In the alternative, Coflexip claims a reasonable royalty for each act of infringement, interest and legal costs. Coflexip has not quantified this claim, but it will be considerably less than the claim to lost profits. We, in consultation with our advisers, have assessed that the range of possible outcomes for the resolution of damages is $1.5 million to $115 million and have determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, we have reserved $1.5 million in the financial statements, being the lower amount of the range. The amount of damages is nevertheless uncertain, and no assurance can be given that the provided amount is sufficient. If the amount we are ultimately determined to owe, if any, is substantially more than we have currently reserved or if we increase the amount of the reserve for this claim, it could have a material adverse effect on our results of operations.

         Furthermore, there can be no assurance that the results of the litigation described above or other legal proceedings will not materially harm our business or reputation.

Our international operations expose us to changes in foreign regulations and other risks inherent to international business, any of which could affect our operating results.

         Our operations in the South America, Asia-Pacific and Southern Europe/Africa/Middle East regions are mainly performed in emerging markets such as Angola, Nigeria, Brazil and Indonesia. In total, these regions accounted for 49%, 55% and 24% of our net operating revenue in 2001, 2000 and 1999 respectively. Operations in these emerging markets present risks including:

          o economic instability, which could make it difficult for us to anticipate future business conditions in these markets;

          o political instability, which could discourage investment and complicate our dealings with governments;

          o boycotts and embargoes that may be imposed by the international community on countries in which we operate;

          o labor unrest, particularly in Nigeria and Angola where our large workforces are prone to strike action;

          o disruptions due to civil war, election outcomes, shortages of commodities, power interruptions or inflation;

          o the imposition of unexpected taxes or other payments on our revenues in these markets; and

          o the introduction of exchange controls and other restrictions by foreign governments.

Our quarterly results may fluctuate due to adverse weather conditions during the winter.

         Over the past three years, a substantial proportion of our revenue has been generated from work performed in the North Sea and North America. Adverse weather conditions during the winter months in these regions usually result in low levels of activity. As a result, full-year results are not likely to be a direct multiple of any particular quarter or combination of quarters. Additionally, during certain periods of the year, we may encounter adverse weather conditions such as hurricanes or tropical storms in the Gulf of Mexico. During periods of curtailed activity due to adverse weather conditions, we continue to incur operating expenses, but our revenues from operations are delayed or reduced.

We face competition which could have an adverse effect upon our operating results and financial condition.

         The offshore oil and gas services business is highly competitive, and offshore contractors compete intensely for available projects. Contracts for our services are generally awarded on a competitive bid basis, and although customers may consider, among other things, the availability and capability of equipment and the reputation and experience of the contractor, price is a primary factor in determining which contractor is awarded a contract. Several of our competitors and potential competitors are larger than we are and have greater financial and other resources than we have. This intense competition could result in pricing pressures, lower sales and reduced margins which would have an adverse effect upon our operating results and financial condition.

We depend on certain significant customers and long-term contracts and the loss of one or more significant customers or the failure to replace or enter into new long-term contracts could adversely affect our operating results.

         During 2001 and 2000, TotalFinaElf accounted for approximately 22% and 20%, respectively, of our net operating revenue. During 2001 and 2000, our ten largest customers accounted for 76% and 67%, respectively, of our net operating revenue, and over that period six customers, including BP, Petrobras, Shell, Statoil, TotalFinaElf and Triton Energy (acquired by Amerada Hess in 2001) consistently numbered among our ten largest customers. Revenues from our largest customers are often related to specific long-term contracts that upon completion may not be replaced by contracts of equivalent size. Our inability to replace significant long-term projects on similar terms or the loss of any one or more of our significant customers or a substantial decrease in demand by our significant customers could result in a substantial loss of revenues which could have a material adverse effect on us.

We could be adversely affected if we fail to keep pace with technological changes, and changes in technology could result in write-downs of assets.

         Our customers are constantly seeking to develop oil and gas fields in deeper waters. To meet our customers' needs, we must continuously develop new, and update existing, technology for the installation, repair and maintenance of offshore structures. In addition, rapid and frequent technology and market demand changes can often render existing technologies obsolete requiring substantial new capital expenditures and/or write-downs of such assets. Our failure to anticipate or to respond adequately and timely to changing technology, market demands and/or customer requirements or significant write-downs of assets due to obsolescence could adversely affect our business and financial results.

Our international operations expose us to the risk of fluctuations in currency exchange rates.

         The results of operations and financial position of most of our non-U.S. subsidiaries are initially reported in the local currencies of countries in which those subsidiaries reside. That financial information is then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. For 2001, approximately 26.0% of our consolidated net operating revenues were generated in local currencies and translated into U.S. dollars. Approximately 0.4%, 16.7% and 8.8% of our revenue was generated in Euros, British pounds and Norwegian kroner, respectively. The exchange rate between these currencies and the U.S. dollar can fluctuate substantially, which could have a significant translation effect on our reported consolidated results of operations and financial position.

         In addition, we are subject to currency risk exposure when our sales are denominated in currencies that are different from those in which our expenses are incurred. In this case, if the value of the currency in which sales are recorded weakens relative to the currency in which we incur expenses, then there is a negative impact on our profit margin.

We are exposed to substantial hazards and risks that are inherent in the offshore services business for which liabilities may potentially exceed our insurance coverage and contractual indemnity provisions.

         Our operations are subject to all the risks normally associated with offshore development and production and could result in damage to or loss of property, suspension of operations or injury or death to personnel or third parties. We insure our assets at levels which our management believes reflect their current market value. Such assets include all capital items such as ships, major equipment and land-based property. The only assets not insured are those where the cost of such insurance would be disproportionate to their value.

         Our operations are conducted in hazardous environments where accidents involving catastrophic damage or loss of life could result, and litigation arising from such an event may result in our being named a defendant in lawsuits asserting large claims. We insure for liability arising from our operations, both onshore and offshore, including loss of or damage to third-party property, death or injury to employees or third parties, statutory workers compensation protection and pollution. Although there can be no assurance that the amount of insurance we carry is sufficient to protect us fully in all events, all such insurance is carried at levels of coverage and deductibles that we consider financially prudent. A successful liability claim for which we are underinsured or uninsured could have a material adverse effect on us.

         We generally seek to obtain indemnity agreements whenever possible from our customers requiring those customers to hold us harmless in the event of structural damage, loss of production or liability for pollution that originates below the water surface. Such contractual indemnification, however, does not generally cover liability resulting from the gross negligence or willful misconduct of, or violation of law by, our employees or subcontractors. Additionally, if we suffer a loss for which we are entitled to indemnity, we are dependent on our customer's ability to satisfy its indemnity obligation. If the customer cannot satisfy its obligation, we could suffer losses.

Our level of debt may constrain our operations.

         The degree to which we are leveraged may affect our ability to obtain additional financing in the future for working capital, capital expenditures, product and service development and general corporate purposes, to utilize cash flow from operations for purposes other than debt service, and to overcome seasonal or other cyclical variations in our business. Our ability to satisfy our obligations and to reduce our debt depends on our future performance.

We do not anticipate paying dividends in the foreseeable future.

         We have never paid dividends on any of our capital stock, and we currently intend to retain any earnings that would be available for dividends for the future operation and growth of our business. Our Board of Directors will review this policy from time to time in light of our earnings, financial condition, prospects, tax considerations and foreign exchange rates and subject to limitations contained in our credit facilities.

SNSA exercises a controlling influence over matters requiring shareholder approval, which could prevent a change of control.

         As of March 31, 2002, a wholly owned subsidiary of SNSA owned 29,275,223 of our common shares and all 34,000,000 of our Class B shares. This ownership represents an economic interest in us of approximately 53% and a voting interest of approximately 61%. As of March 31, 2002, the Stolt-Nielsen family, directly and indirectly through Fiducia Ltd., controlled approximately 60% of the outstanding shares of SNSA entitled to vote generally on matters brought to a vote of shareholders of SNSA.

         SNSA currently exercises a controlling influence over our operations and has sufficient voting power to control the outcome of matters requiring shareholder approval including: the composition of our

Board of Directors which has the authority to direct our business and to appoint and remove our officers; approving or rejecting a merger, consolidation or other business combination; raising future capital; and amending our Articles of Incorporation which govern the rights attached to our common shares. This control may also make it difficult to take control of Stolt Offshore without the approval of SNSA. Additionally, the interests of SNSA may conflict with those of other shareholders.

Our Articles of Incorporation impose restrictions on the ownership of our securities.

         Our Articles of Incorporation state that no one U.S. person (defined to include any person who is a citizen or resident of the United States, a corporation organized under the laws of the United States and certain other entities and their affiliates and associates) may own, directly or indirectly, more than 9.9% of our total outstanding shares at any time. In addition, the Articles provide that all shareholders of any single country may not own, directly or indirectly, more than 49.9% of our outstanding shares, and no person may own, directly or indirectly, more than 20% of our outstanding shares unless a majority of our Board of Directors shall have authorized such shareholding in advance. The Board of Directors may take remedial action if it determines that we are threatened with "imminent and grave damage" (as defined in the Articles). We have been advised by our Luxembourg counsel, Elvinger, Hoss & Prussen, that there are no Luxembourg judicial interpretations of such phrase, but that situations involving hostile takeovers, adverse tax consequences to us or governmental sanctions are likely to be among the situations covered by that phrase. These defensive measures may have the effect of making more difficult a merger involving us, or a tender offer, open-market purchase program or other purchase of our shares, in circumstances that could give shareholders the opportunity to realize a premium over the then prevailing market price for their shares.

                                  OTHER MATTERS

         Our independent public accountant is the U.K. member firm ("AAUK") of Andersen Worldwide. On March 14, 2002, the US member firm, Arthur Andersen LLP was indicted by the U.S. Department of Justice on federal obstruction of justice charges in connection with its alleged destruction of documents related to Enron Corp. In connection with this offering, we are required to obtain a written consent from our independent public accountants in order to include their audit report covering the audited financial statements included in this prospectus. We have received all required consents for this offering to date, but we will require AAUK's consent again before the registration statement for this offering is declared effective by the SEC.

         AAUK has indicated that it is currently willing and expects to be able to deliver all consents required for this offering. In the event we are unable to obtain any necessary consent, we may file subsequent amendments to our registration statement in reliance on the temporary relief provided by the SEC. If we do not obtain a consent from AAUK, you would not be able to sue Arthur Andersen under Section 11 of the Securities Act for material misstatements or omissions, if any, in the registration statement and prospectus, including the financial statements covered by the report. Furthermore, relief which may be available to shareholders under the federal securities laws against auditing firms may not be available as a practical matter against AAUK should it cease to operate or be financially impaired.

         We have been informed by AAUK that they believe this situation will not be affected by the recent announcement of the agreement between AAUK and the U.K. firm of Deloitte & Touche on April 10, 2002 under which, subject to regulatory consent, partners and staff from AAUK will join the U.K. firm of Deloitte & Touche. However, under that agreement Deloitte & Touche expressly does not intend to assume any obligations or liabilities that AAUK may have or may incur prior to completion of that agreement and accordingly it may be more difficult for you to recover damages from AAUK if liability were to be established.

         As a public company, we are required to file with the SEC annual financial statements audited by our independent public accountants. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients. Our future access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by AAUK, if AAUK becomes unable to make the required representations to us or if for any other reason is unable to perform required audit-related services.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and some of the documents incorporated by reference in this prospectus include "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our expectations, beliefs, intentions or strategies regarding the future. These statements may be identified by the use of words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project," "will," "should," and "seek" and similar expressions. Forward-looking statements include, but are not limited to, statements about the following subjects:

         o    business strategies         o    budgets for capital and
                                               other expenditures
         o    growth opportunities
                                          o    timing and cost of
         o    market outlook                   completion of projects

         o    competitive position        o    performance of contracts

         o    expected results of         o    outcome of legal
              operations                       proceedings

         o    financing plans             o    adequacy of insurance

          The forward-looking statements that we make reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors, including those discussed under "Risk Factors" elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. Many of these factors are beyond our ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

         Based on the closing price of our ADSs reported by the Nasdaq National Market on April 12, 2002, we estimate that the aggregate net proceeds from the offering will be approximately $65.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

         We and our indirect wholly owned subsidiary intend to use the net proceeds from the sale of our common shares to repay indebtedness under our principal credit facility that we have incurred and expect to incur to repurchase our common shares as described in "Background of the Offering." The credit facility is a five-year revolving credit facility, with interest rates ranging from 0.75% to 1.75% over the London InterBank Offer Rate, or LIBOR. The remainder, if any, will be used for general corporate purposes.

                  PRICE RANGE AND MARKET FOR OUR COMMON SHARES

         Our common shares trade as ADSs in the United States on the Nasdaq National Market under the symbol "SOSA" and are listed in Norway on the Oslo Stock Exchange under the symbol "STO."

         The following table sets forth the high and low last reported sale prices for our ADSs reported on the Nasdaq National Market and the closing prices for our common shares reported on the Oslo Stock Exchange during the indicated periods.


                                                     ADSs*                        Common Shares
                                                    Nasdaq                     Oslo Stock Exchange
                                                (U.S. Dollars)                  (Norwegian Kroner)
                                          ----------------------------   -----------------------------
                                          --------------   -----------     -----------    ---------
                                               High           Low             High            Low
                                               ----           ---             ----            ---

         Annual highs and lows

          1997.............................    22.14            4.95          181.76           57.36
          1998.............................    24.42            7.88          178.09           61.00
          1999.............................    14.94            6.13          117.00           48.00
          2000.............................    16.38            9.13          150.00           85.50
          2001.............................    15.88            6.15          141.00           57.00


         Quarterly highs and lows

         Fiscal 2000
              First Quarter................    14.63           10.44         116.50           85.50
              Second Quarter ..............    16.38           11.88         146.00          105.00
              Third Quarter ...............    15.56           13.07         139.00          112.00
              Fourth Quarter ..............    16.00            9.13         150.00           95.00

         Fiscal 2001
              First Quarter ...............    15.25            9.50         138.00           88.00
              Second Quarter ..............    15.88           12.69         141.00          117.00
              Third Quarter ...............    14.65            8.46         137.00           80.00
              Fourth Quarter ..............     9.40            6.15          85.00           57.00

          Monthly highs and lows

          Fiscal 2001
              October.....................      8.44           7.10          77.00           63.00
              November....................      7.80           6.15          69.50           57.00
              December....................      9.00           6.25          79.00           54.50



                                                     ADSs*                        Common Shares
                                                    Nasdaq                     Oslo Stock Exchange
                                                (U.S. Dollars)                  (Norwegian Kroner)
                                          ----------------------------   -----------------------------
                                          --------------   -----------     -----------    ---------
                                               High           Low             High            Low
                                               ----           ---             ----            ---


      2002
          January........................     9.29            6.83           80.00           58.00
          February.......................     7.12            6.55           64.00           58.00
          March..........................     8.48            6.80           72.00           60.00
          April (to April 12, 2002)......     8.75            8.48           80.00           72.00


* Prior to March 7, 2001, common shares did not trade in the form of ADSs on the Nasdaq National Market, but traded as common shares. All share prices have been adjusted to reflect the two-for-one stock split completed on January 9, 1998, the class A share distribution on June 25, 1998 and the reclassification of class A shares to common shares on a one-for-one basis on March 7, 2001.


         The bid prices reported for these periods reflect inter-dealer prices, rounded to the nearest cent, and do not include retail markups, markdowns or commissions, and may not represent actual transactions.

         On April 12, 2002, the last reported sale price of our ADSs on the Nasdaq National Market was $8.60 per ADS, and the closing price of our common shares on the Oslo Stock Exchange was NOK 75.00 per share.

         As of March 31, 2002, and before the issuance of our common shares pursuant to this prospectus, we had 69,978,915 shares outstanding, excluding an aggregate of 3,777,987 common shares reserved for issuance upon exercise of options outstanding as of March 31, 2002 and 3,922,013 additional common shares available for further grants under stock plans.

                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization as of March 31, 2002 on a historical basis, on a pro forma basis to give effect to the incurrence of debt to fund the repurchase of a total of 6,142,857 of our common shares and to give effect to the repurchase of those shares and pro forma as adjusted to give effect to the consummation of the offering and the application of the proceeds thereof. This table should be read in conjunction with "Use of Proceeds," "Background of the Offering," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements included elsewhere in this prospectus.



                                                                              As of March 31, 2002
                                                                                  (in millions)
                                                                                  (Unaudited)
                                                                 -----------------------------------------
                                                                                                 Pro Forma
                                                                  Actual          Pro forma      as Adjusted
                                                                 --------         ---------      -----------



Cash and cash equivalents.......................................     $17.5         $17.5          $17.5

Long-term debt, including current portion
     Long-term debt.............................................     378.0         491.6(1)       423.8
     Capitalized leases.........................................       0.1           0.1            0.1
                                                                    ------        -------       -------
          Total debt............................................    $378.1        $491.7         $423.9
                                                                    ======        =======       ========
Shareholders' equity:
          Common shares and common share
          equivalents; 140,000,000 common shares
          authorized, 69,978,915 common shares
          issued and outstanding (63,836,058 pro
          forma and 71,836,058 pro forma
          as adjusted); 17,000,000 common share
          equivalents authorized, issued and
          outstanding...........................................     208.5          208.5         211.7
         Paid-in surplus........................................     462.0          400.5         411.2
         Accumulated other comprehensive loss...................     (67.9)         (67.9)        (67.9)
         Retained earnings......................................      60.5           60.5          60.5

         Treasury shares:
         249,621 common shares (6,392,478 pro forma and no
         shares pro forma as adjusted)(2).......................      (1.8)         (53.9)            -
            Total shareholders' equity..........................     661.3          547.7         615.5
                                                                  ---------      ---------     ---------
                 Total capitalization...........................  $1,039.4       $1,039.4      $1,039.4
                                                                  =========      =========     =========

(1)  The repurchase of 6,142,857 common shares is expected to be funded by an increase in long-term debt of $113.6 million, less cash which is expected to be generated from operations between March 31, 2002 and the date of the repurchase of the common shares.

(2)  The pro forma and pro forma as adjusted columns have been calculated using the share price of $8.48, which was the last reported sale price on the Nasdaq National Market on March 28, 2002.


                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data presented below for the years ended November 30, 2001, 2000, 1999, 1998 and 1997 and as of November 30, 2001,
2000, 1999, 1998 and 1997 have been taken or are derived from our audited consolidated financial statements for those periods, and the selected consolidated financial data for the three months ended February 28, 2002 and 2001 and as of February 28, 2002 have been taken or are derived from our unaudited consolidated financial statements for those periods. The financial information presented below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and related notes included elsewhere in this prospectus.


                                 Three Months Ended
                                    February 28,                          Year Ended November 30,
                                  2002       2001       2001         2000          1999        1998         1997
                                     (unaudited)                  (in millions, except per share data)(a)



Consolidated Statement of
Operations Data:
Net operating revenue .........  $294.1     $191.1    $1,255.9      $983.4         $640.7      $649.8      $431.1
Operating expenses                269.5      183.1     1,161.6       930.0          568.3       540.9       353.4
                                -------    -------    ---------    -------        -------     -------     -------
Gross profit ..................    24.6        8.0        94.4        53.4           72.4       108.9        77.7
Equity in net income of
  non-consolidated joint
  ventures ....................     0.1        2.5        11.7         5.8            5.2        14.8        12.2
Administrative and general
  expenses.....................    16.9       17.3        64.0        60.9           51.8        45.9        31.4
 Impairment of Comex trade
  name(b)......................     -          -          (7.9)        -              -           -           -
 Restructuring charges(c)......     -          -          -           (3.3)          (1.6)       -           (4.2)
                                --------  ---------   --------      -------        -------    -------        -----
 Net operating income (loss)...     7.8       (6.9)       34.1        (5.0)          24.2        77.8        54.3
 Interest expense, net.........     4.0        7.4        26.8        30.0           16.7         5.1         9.5
 Other income (expense), net...     0.4       (0.3)        2.0        (0.7)           0.3        (0.5)        5.1
 Income tax (provision)
  benefit......................    (1.3)      (0.5)      (20.6)        3.8            8.5       (17.5)      (11.1)
Minority interests.............    (2.6)      (0.5)       (2.8)       (2.5)           -          (0.4)        -
 Net (loss) income before
  cumulative effect of change
  in accounting policy.........     0.2      (15.5)      (14.2)      (34.4)          16.2        54.2        39.0
 Cumulative effect of a
 change in accounting policy...      -         -           -          -               -            3.1         -
                                  --------  --------    --------   --------       ---------    --------      ------
  Net (loss) income after
  cumulative effect of change
  in accounting policy........     $0.2     $(15.5)     $(14.2)     $(34.4)         $16.2       $57.1       $39.0
 Net (loss) income per common
  share and common share
  equivalent before cumulative
  effect of change in accounting
  policy(d)
    Basic.......................   0.0        (0.18)      (0.16)      (0.44)          0.27        0.92        0.83
    Diluted.....................   0.0        (0.18)      (0.16)      (0.44)          0.27        0.91        0.82
 Net (loss) income per common
  share and common share
  equivalent after cumulative
  effect of change in
  accounting policy(d)
    Basic.......................   0.0        (0.18)      (0.16)      (0.44)          0.27        0.97        0.83
    Diluted.....................   0.0        (0.18)      (0.16)      (0.44)          0.27        0.96        0.82
 Weighted average number of
  common shares and common
  share equivalents
  outstanding(d)
    Basic.......................   87.2      87.2        87.2        78.8           59.1        59.0        47.0




  Diluted ......................   87.5       87.2        87.2        78.8           59.5        60.0        47.6

 Statement of Cash Flows Data:
 Net cash provided by (used
  in) operating activities......  $29.3      $24.8        $4.5       $58.2          $40.3      $103.7        $2.9
 Net cash used in investing
  activities....................  (10.2)     (28.0)      (71.2)     (160.6)         (75.8)     (328.2)     (101.3)
 Net cash (used in) provided
  by financing activities.......   (21.6)     58.9        72.5       103.8           34.7       225.3       102.3

 Other Financial Data
 Depreciation and amortization..   $22.8     $20.6       $91.8       $82.1          $56.1        $35.5      $25.5
 Adjusted EBITDA(e).............    28.3      13.0       132.9        77.2           82.1        115.4       85.1

 Balance Sheet Data:
                                    As of February 28,                         As of November 30,
                                           2002          2001        2000           1999         1998        1997
                                           ----          ----        ----           ----         ----        ----
 Current assets less current
  liabilities(f)................           $81.7        $101.8       $16.5          $82.4        $70.1      $79.1
 Fixed assets, net..............           764.7         779.5       803.4          436.1        408.8      244.4
 Total assets...................         1,476.1       1,560.3     1,402.8          843.4        877.0      457.4
 Long-term debt, including
 current portion(g).............           325.1         358.7       292.5          200.7        221.2        2.6
 Shareholders' equity...........           653.0         660.0       669.4          408.4        877.0      348.0


-------------------------

 (a) Totals may not add due to rounding.

 (b) In 2001, in light of the increased worldwide recognition of the Stolt Offshore name, we determined that the value of our former trade name, Comex, had been impaired and recorded a charge to write down the value of the trade name.

 (c) In 2000, following the acquisition of ETPM, we implemented a reorganization plan to remove duplicate capacity in the U.K. and Southern Europe, Africa and the Middle East regions. We recorded $2.6 million of restructuring costs in 2000 related to severance costs and the closure of facilities in the U.K. and France. The remainder related to the introduction of common information systems and processes across our company. In 1999, we carried out a reorganization of our North Sea operations and closed offices in the U.K. and Norway. Non-recurring costs primarily relating to redundancy costs of $1.6 million were expensed in that year. In 1997 we recognized a SFAS 121 impairment loss of $4.2 million on certain subsea assets which were unable to generate sufficient cash flow to support their net book value and which were written down to their fair market value.

 (d) All share data and per share data have been restated to reflect the two-for-one stock split completed on January 9, 1998, the class A share distribution on June 25, 1998 and the reclassification of class A shares to common shares on a one-for-one basis on March 7, 2001.

(e) Adjusted EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation and amortization expense, impairment of the Comex trade name and the cumulative effect of a change in accounting policy and restructuring charges) is frequently used by securities analysts and is presented here to provide additional information about our operations. Adjusted EBITDA is not required by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows from operations as a measure of liquidity.

 (f) Excludes current maturities of long-term debt and capital lease obligations and short-term debt due to affiliate.

 (g) Includes capital lease obligations and long-term debt due to affiliate.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

History and Development of Stolt Offshore

         A publicly traded company since May 1993, we were established through the merger of the businesses of two leading diving support services companies, Comex Services S.A. (Comex) and Stolt-Nielsen Seaway A/S, which were acquired by Stolt-Nielsen S.A. in separate transactions in 1992. At the time of acquisition, Comex was a leading worldwide subsea services contractor, which pioneered deepwater saturation diving and subsea construction using both manned and unmanned techniques. Stolt-Nielsen Seaway A/S operated principally in the North Sea and pioneered the development and use of specially designed, technologically sophisticated diving support ships and ROVs to support operations in hostile deepwater environments.

         In August 1998, we acquired the Houston-based Ceanic Corporation, a publicly traded subsea contractor, for approximately $218.9 million. Ceanic provided a range of subsea services and products to the offshore oil and gas industry in the Gulf of Mexico and inland underwater services to domestic and governmental customers. With this acquisition we acquired a substantial fleet of ships mostly designed for shallow water work, ROVs and other related technologies. Our acquisition of Ceanic was strategically important in that it provided significant operations in the Gulf of Mexico. These operations, combined with our deepwater technology and know-how, allow us to participate in the growing deepwater construction market in the Gulf of Mexico and give us the ability to build relationships with Houston-based oil and gas companies who conduct much of their worldwide business from Houston.

         In December 1998, we acquired the ROV business of Dolphin A/S for approximately $16.9 million. This acquisition, which included 21 ROVs mostly on long-term contracts to Norwegian oil companies, strengthened our position in the ROV drill support market in Norway.

         On December 7, 1999, we completed a transaction to form a joint venture entity, NKT Flexibles I/S ("NKT"), a manufacturer of flexible flowlines and risers for the offshore oil and gas industry. We own 49% of NKT and the remaining 51% is owned by NKT Holdings A/S. The total consideration for our share in the joint venture was $36.0 million funded partly by cash and partly by class A shares. The class A shares were subsequently converted to common shares on a one-for-one basis. This investment secures our supply of flexible products.

         On December 16, 1999, we acquired the French offshore construction and engineering company ETPM S.A., a wholly owned subsidiary of Groupe GTM S.A. Groupe GTM was subsequently acquired by Groupe Vinci S.A. The total consideration for this acquisition, including debt assumed, was approximately $350.0 million, funded partly by cash and partly by the issuance of 6.1 million class A shares. The class A shares were subsequently converted to common shares on a one-for-one basis. The acquisition of ETPM provided us with a strong market position in West Africa, which is one of the fastest growing markets for our services. We also gained significant engineering skills particularly in conceptual engineering and offshore design of both subsea structures and of fixed and floating production platforms, in addition to a fleet of pipelay barges, which broaden our range of pipelay capabilities.

         On July 18, 2001, we acquired the Paris-based engineering company Ingerop Litwin from Vinci. On September 4, 2001, we acquired a controlling interest in the Houston-based engineering company, Paragon Engineering Services, Inc. We paid a total of $16.7 million of cash for these two companies, $4.3 million of which in relation to the Paragon acquisition has been deferred until March 2005. These acquisitions, by adding conceptual design and detailed engineering skills, will enable us to better undertake all of the engineering required on many of the large engineering, procurement, installation and commission type contracts that we expect to come into the market in the next few years.

         The market for our services is dependent upon the success of exploration and the level of investment in offshore exploration and production by the major oil companies, which is cyclical in nature. There has been a progressive increase in investment in offshore exploration and production by the major oil companies since 1999. It takes time for the benefits of this investment to flow through to the offshore construction sector. We expect to see a continued expansion of demand in 2002 for the services that we provide, with this trend continuing over the next few years.

Ship Utilization

         The following table sets forth the average ship utilization by fiscal quarter for our fleets of dynamically positioned Deepwater Heavy Construction ships, Light Construction and Survey ships and Trunklines, Barges and Anchor ships. The utilization rate is calculated by dividing the total number of days for which the ships were engaged in project related work in a quarter by 87.5 days per quarter or 350 days annually, expressed as a percentage. The remaining 15 days are attributable to routine maintenance.

                                                     % Utilization
                                                     -------------
                                           Qtr 1  Qtr 2  Qtr 3  Qtr 4  Year
                                           -----  -----  -----  -----  ----

Deepwater Heavy Construction Ships
2001.......................................  80%    85%    93%    94%   88%
2000.......................................  69%    74%    77%    93%   78%
1999.......................................  95%    92%    97%    75%   90%

Light Construction and Survey Ships
2001.......................................  43%    52%    85%    84%   66%
2000.......................................  36%    42%    64%    49%   48%
1999.......................................  64%    62%    67%    54%   62%

Trunklines, Barges and Anchor Ships
2001.......................................  34%    47%    66%    75%   56%
2000.......................................  31%    30%    36%    45%   35%
1999.......................................  33%    33%    55%    40%   40%


         Utilization of the Deepwater Heavy Construction fleet in 2001 was higher than in 2000. This was due to growth in demand in the North Sea, Gulf of Mexico and West Africa, particularly on the ship-intensive Girassol project. Utilization in 2000 was lower than in 1999, due in part to the non-availability of the Seaway Condor and low utilization of the Seaway Polaris, because of poor market conditions in the U.K. and North America. The poor market conditions in 2000 were more pronounced for the Light Construction and Survey fleet and the Trunkline, Barges and Anchor fleet.

         We expect the demand for our fleets to remain stable in 2002 due to a sustained level of demand in our main operating markets. The market growth in 2002 is primarily in West Africa in the form of large projects in which the procurement and engineering phases of those projects occupy the early years, having little or no impact on our fleet utilization.

Results of Operations

         The following table shows annual net operating revenue and income before tax (after minority interests) for each of our business segments for the past three fiscal years.

         The Asia Pacific region includes all activities east of the Indian sub-continent including Australasia; the North America region includes all activity in Canada, the United States and Central America; the Norway region includes all activities in Scandinavia and the Baltic states; the SEAME region covers activities in Southern Europe and Africa, India and the Middle East; the South America region incorporates activities in South America and the islands of the southern Atlantic Ocean; the U.K. region includes all activities in the United Kingdom, Ireland, Germany, Belgium, The Netherlands and the northern Atlantic Ocean.

         The Corporate segment includes items which cannot be allocated to one particular region. These include the activities of Seaway Heavy Lifting Limited ("SHL"), a joint venture with a subsidiary of the Russian oil company Lukoil-Kaliningradmorneft plc ("Lukoil"); NKT; Serimer DASA, a contract welding services entity employed both onshore and offshore by pipelay contractors; and Paragon Engineering Services, Inc. and Paragon Litwin S.A., which both provide engineering services for the offshore oil and gas industry. Also included in Corporate are assets which have global mobility including construction support ships, ROVs and other assets that are used globally and therefore cannot be attributed to any one region; and management and corporate services provided for the benefit of the whole group, including engineering, finance and legal departments.



                                                       Year Ended November 30,
                                             2001                 2000                  1999
                                    -----------------       ----------------     ----------------
                                                            ($ in millions)


Net operating revenue                 $          %          $         %          $          %
Asia Pacific region................   39.4        3.2        40.5        4.1      42.7        6.7
North America region...............  276.7       22.0       122.3       12.4     156.4       24.4
Norway region......................  110.6        8.8       198.8       20.2     164.5       25.7
SEAME region.......................  520.2       41.4       444.9       45.2      57.1        8.9
South America  region..............   50.5        4.0        52.8        5.4      56.4        8.8
U.K. region........................  214.7       17.1       123.6       12.6     162.0       25.3
Corporate..........................   43.8        3.5         0.5        0.1       1.6        0.2
                                      ----        ---         ---        ---       ---        ---
     Total                         1,255.9      100.0       983.4      100.0     640.7      100.0
                                   =======    =======     =======    =======   =======    =======

Net (loss) income before tax
 (after minority interests)
Asia Pacific region................    -          -         (14.9)     (39.0)     (5.0)     (64.9)
North America region...............  (36.2)    (565.6)      (21.2)     (55.5)     (6.1)     (79.2)
Norway region......................   11.7      182.8         3.0        7.9      15.8      205.2
SEAME region.......................   24.5      382.8        20.1       52.6       3.4       44.1
South America region...............    5.5       85.9         8.4       22.0       8.8      114.3
U.K. region........................    1.3       20.3        (9.2)     (24.1)      0.5        6.5
Corporate..........................   (0.4)      (6.2)      (24.4)     (63.9)     (9.7)    (126.0)
                                    -------    -------     -------    -------   -------    -------
     Total                             6.4      100.0       (38.2)    (100.0)      7.7     100.0
                                    ======      =====      =======    =======   ======    ======


Overall

         Net operating revenue increased to $1,255.9 million in 2001 from $983.4 million in 2000 largely due to greater activity on major projects in the Gulf of Mexico and West Africa. During the year, the Girassol and Gulfstream projects suffered from project delays, cost overruns and delays in settling variation orders which negatively impacted our results. The project delays also tied up some of our major construction assets reducing our capacity to participate in the spot market which can be significant in the second half of the year. Despite these factors, the improved market conditions resulted in an improvement in the results before tax from a loss of $38.2 million last year to a profit before tax in 2001 of $6.4 million.

         In 2000, net operating revenue increased to $983.4 million from $640.7 million in 1999 largely as a result of the acquisition of ETPM; the majority of this increase was in West Africa. There were poor market conditions in the U.K., North America and Asia Pacific and severe project delays in the North Sea in quarter one due to adverse weather conditions. Poor project performance in the North Sea and Asia Pacific also had a significant negative impact on earnings. The poor market conditions together with the interest expense incurred on borrowings, which increased as a result of the ETPM acquisition, also contributed to a decrease in net income before tax (after minority interests) from $7.7 million in 1999 to net a loss before tax (after minority interests) of $38.2 million in 2000.

Asia Pacific Region

         In 2001, net operating revenue remained stable at $39.4 million compared to $40.5 million in 2000. We will continue to focus on our established core business of shallow water pipelay and diving work mostly in Indonesia until more of the planned deepwater developments for this region come to the market, but for 2002 it is likely that there will be a similar level of activity as seen in 2001.

         Net operating revenue decreased from $42.7 million in 1999 to $40.5 million in 2000. This was due to a slight deterioration in the market for ROVs and in the Indonesian market in general.

         In 2001, a break even result compared to a net loss before tax (after minority interests) of $14.9 million in 2000. The improvement in 2001 was the result of efforts carried out in 2000 to reduce the local fixed cost structure and focus on the target niche market, and the poor performance in 2000 on two projects in Indonesia was not repeated.

         In 2000, the net loss before tax (after minority interests) of $14.9 million compared to a net loss before tax (after minority interests) of $5.0 million in 1999. This loss largely resulted from poor project performance on two projects in Indonesia where unexpected soil conditions made the trenching of two pipelines very difficult.

North America Region

         Net operating revenue increased from $122.3 million in 2000 to $276.7 million in 2001. Contrary to expectations, higher oil and gas prices did not result in improved margins during 2001, although they did increase the level of activity in the region with the pipelay project for Gulfstream National Gas LLC (a joint venture between Duke Energy and Williams Companies) contributing to this increase.

         Although there are a number of bids now coming into the market for larger field developments such as the BP Thunder Horse field, it is expected that the activity level in the Gulf of Mexico in 2002 will reduce compared to 2001 as the Gulfstream project is expected to be completed in the third quarter of 2002. It is also anticipated that there will be some slight strengthening of margins for local business in 2002.

         Net operating revenue decreased from $156.4 million in 1999 to $122.3 million in 2000. The year was disappointing due to the very poor market conditions in the Gulf of Mexico where activity levels were at a 30-year low due to the depressed price for oil and gas for most of 2000.

         Poor performance on the Gulfstream project resulted in an increased net loss before tax (after minority interests) in 2001 of $36.2 million compared to a net loss before tax (after minority interests) in 2000 of $21.2 million. Margins on other activity in the Gulf of Mexico have been increased by cost reduction actions in 2000 and exiting non-profitable business. In 2000, poor market conditions resulted in a net loss before tax (after minority interests) of $21.2 million, which compared to a net loss before tax (after minority interests) in 1999 of $6.1 million.

Norway Region

         Net operating revenue in 2001 was $110.6 million compared to $198.8 million in 2000. The decrease was due to the absence of any major pipelay projects. In general, the market in Norway in 2002 will be similar to 2001 although the market for inspection, maintenance and repair work on producing fields is one that continues to grow throughout the North Sea. As a result, a strong profit performance is anticipated in 2002.

         Net operating revenue in 2000 was $198.8 million compared to $164.5 million in 1999. The increase in 2000 was due to improvements in the market for ROV services and additional projects undertaken as a result of the ETPM acquisition.

          Net income before tax (after minority interests) in 2001 was $11.7 million compared to a net income before tax (after minority interests) of $3.0 million in 2000. This improvement was largely due to the good performance on subsea construction projects.

         Net income before tax (after minority interests) in 2000 was $3.0 million compared to $15.8 million in 1999. This decrease was largely the result of project delays caused by adverse weather conditions early in the year.

SEAME Region

         Net operating revenue has increased to $520.2 million in 2001 compared to $444.9 million in 2000. This increase is largely the result of the Girassol project in Angola and traditional pipelay contracts on offshore projects in Nigeria.

         We expect to see the offshore market in West Africa more than double in 2002. Several new large field developments are due for award this year including the ChevronTexaco Sanha Bomboco and Agbami projects, ExxonMobil Ehra and the TotalFinaElf Dahlia project.

         Net operating revenue in 2000 of $444.9 million compared favorably to net operating revenue in 1999 of $57.1 million. The increase was due to the acquisition of ETPM, which has the majority of its activities in the SEAME region.

         Net income before tax (after minority interests) was $24.5 million in 2001 compared to $20.1 million in 2000 and $3.4 million in 1999. The increase in 2001 is due to successful progress on several major turnkey projects, notably Amanan, Hyundai South Pars and Triton La Ceiba.

         Net income before tax (after minority interests) in 2000 was $20.1 million compared to $3.4 million in 1999. The low net income in 2000, and particularly in 1999, reflect high procurement content and winter contracts undertaken at lower margins than would have been achieved during the summer in order to prevent vessels lying idle.

South America Region

         Net operating revenue was down slightly at $50.5 million in 2001, compared to $52.8 million in 2000 and $56.4 million in 1999. The reduction in net operating revenue was due primarily to the expiry in early 2001 of a long-term diving contract in Argentina.

         Revenue in 2002 is likely to stay flat although there are some new construction projects starting to emerge, such as the Bijupera and Salema fields for Enterprise Oil plc and the Roncador and Albacora Leste fields for Petrobras. It is not expected that these projects will have any effect before 2003.

         Revenue in 2000 was impacted by the currency devaluation in Brazil, where some of our revenues are in local currency, partially offset by compensation from Petrobras under the contract and savings on local costs, which are also denominated in local currency.

         Net income before tax (after minority interests) for 2001 of $5.5 million was a reduction from $8.4 million in 2000 and $8.8 million in 1999. The fall in profitability was due to the expiry of the Argentina diving contract.

U.K. Region

         Net operating revenue in 2001 was $214.7 million, compared to $123.6 million in 2000. The increase in revenue is due to the improved market conditions in the region. The market for 2002 in the U.K. region is expected to remain similar to 2001.

         In 2000, revenue decreased from $162.0 million in 1999 to $123.6 million in 2000. This was entirely due to the poor market conditions in the region resulting from a slow recovery after a period of low oil prices and consolidation among our customers whose capital expenditure plans were delayed as a result.

         The net income before tax (after minority interests) of $1.3 million was an improvement compared to the net loss before tax (after minority interests) of $9.2 million in 2000. The increased market activity and the better asset utilization largely explains this improvement.

         The net loss before tax (after minority interests) of $9.2 million in 2000 deteriorated from net income before tax (after minority interests) of $0.5 million in 1999 largely due to the reduced market activity in the region, which reduced margins and impaired asset utilization.

Corporate

         Corporate items represent activities that are not directly attributable to specific regions.

         Net operating revenue in 2001 amounted to $43.8 million compared to $0.5 million in 2000 and $1.6 million in 1999. The increase largely results from the acquisition of Paragon Engineering Services, Inc. and Ingerop Litwin, a Paris-based engineering company.

         Net loss before tax (after minority interests) for 2001 was $0.4 million compared to losses of $24.4 million in 2000 and $9.7 million in 1999. The losses result from the under recovery of interest expense and under recoveries on asset utilization.

Depreciation and Amortization

         Depreciation and amortization in 2001 was $91.8 million, compared to $82.1 million in 2000. The increase was due to a larger fixed asset base and the writedown of certain small assets. Amortization of the goodwill arising on the acquisition of Ceanic amounted to $5.0 million in 2001.

         Depreciation and amortization in 2000 of $82.1 million compared to $56.1 million in 1999. This increase was due largely to the assets acquired with ETPM. Amortization of the goodwill on Ceanic amounted to $5.0 million in 2000.

Equity in Net Income of Non-Consolidated Joint Ventures

         Equity in net income of non-consolidated joint ventures in 2001 was $11.7 million, compared to $5.8 million in 2000 and $5.2 million in 1999. The increase in 2001 was largely due to the successful year for joint venture operations in the North Sea.

         The increase in 2000 over 1999 was largely due to the Mar Profundo Girassol joint venture that is included in the SEAME region.

Administrative and General Expenses

         Administrative and general expenses in 2001 were $64.0 million, compared to $60.9 million and $51.8 million in 2000 and 1999, respectively. The increase in 2001 was largely due to the acquisitions of Paragon and Litwin.

         The increase in 2000 over 1999 was largely due to the full year effect of the ETPM acquisition.

Impairment and Restructuring Charges

         In 2001, in light of the increased worldwide recognition of the Stolt Offshore name, we determined that the value of the former Comex trade name had been impaired and recorded a charge of $7.9 million in its results of operations for the write-down of the trade name.

         During 2000, following the acquisition of ETPM, we implemented a reorganization plan to remove duplicate capacity in the U.K. and SEAME regions. The costs associated with closing ETPM's U.K. offices were $1.0 million after tax, and were capitalized as adjustments to the purchase price of ETPM. A further $0.9 million was incurred for redundancies in the U.K. In France, redundancy costs of $1.7 million were incurred to close our Marseille office. Finally, costs of $0.7 million were incurred to integrate systems and standardize processes across our enlarged operations. All redundancy, integration and lease costs have been fully paid, and there is no outstanding provision for such costs at November 30, 2001.

Non-operating (Expense) Income

Net Interest Expense

         In 2001, net interest expense decreased to $26.8 million from $30.0 million in 2000. This decrease was due primarily to reductions in interest rates during the year.

         In 2000, net interest expense increased to $30.0 million from $16.7 million in 1999. This increase resulted primarily from the acquisition of ETPM, which was partly debt financed.

Other Income, Net

         In 2001, we recognized other non-operating income of $2.3 million. This primarily related to a gain of $1.2 million on the sale of the assets of Hard Suits Inc., a specialized diving company.

Income Tax Provision (Benefit)

         We recorded a net tax charge of $20.6 million in 2001, compared to a net tax benefit of $3.8 million in 2000, and a net tax benefit in 1999 of $8.5 million.

         In 2001, the tax charge largely resulted from withholding taxes imposed by tax authorities in certain territories in West Africa which had higher revenue in 2001 than in previous years. Additionally, in the current year, we did not recognize a deferred tax asset for the losses in the North America Region as had been done in previous years.

          Partially offsetting these items was the release of a portion of the deferred tax liability for accelerated U.K. shipping allowances as a result of the U.K. shipping companies electing to join the U.K. tonnage tax regime.

         The tax credit in 2000 largely resulted from poor results in the North Sea and North America where deferred tax assets were recognized.

         The tax credit in 1999 mainly resulted from the disappointing year in the North America region, where substantial pre-tax losses were recognized.

Share Capital and Earnings Per Share

         On March 7, 2001, a previously announced share reclassification became effective. The objective of the reclassification was to create a simplified and more transparent share capital structure to give all shareholders a vote on all matters and to increase the liquidity of the common share public float by some 50%. The previously outstanding non-voting Stolt Offshore class A shares were reclassified as common shares on a one-for-one basis.

         As a result of this reclassification, we had outstanding 70.2 million common shares and 34.0 million class B shares (which are economically equivalent to 17.0 million common shares and are all owned by SNSA) for a total of 87.2 million common share equivalents. The reclassification did not change the underlying economic interests of existing shareholders or the number of shares used for earnings per share purposes.

Liquidity and Capital Resources

         Our primary liquidity needs are to fund working capital, capital expenditures and drydock costs. Our principal sources of funds have been cash generated from operations, borrowings from commercial banks, SNSA and the issuance of share capital.

         Our principal credit facility is a $440 million Secured Multi-Currency Revolving Facility (referred to as the "Secured Credit Facility") with a syndicate of Banks, the lead banks being Den norske Bank ASA, Banc of America LLC, Salomon Brothers International Limited, HSBC Bank plc and ING Barings LLC.

         The Secured Credit Facility was entered into on September 22, 2000, and is a five-year revolving credit facility which reduces to $385 million on August 31, 2002 and $330 million on August 31, 2003. The interest rate on outstanding debt is based on the ratio of our debt to earnings before interest, taxes, depreciation and amortization. The interest charge will range from 0.75% to 1.75% over the London InterBank Offer Rate, commonly known as LIBOR. Debt under the Secured Credit Facility is secured by a first mortgage on certain of our ships and barges.

         As of November 30, 2001, we had available bank facilities of $485.9 million, of which $340.2 million were utilized. As of March 31, 2002, we had available bank facilities of $485.9 million of which $378.5 million were utilized. Of the bank facilities utilized, $335.0 million was classified as long-term debt.

         Net cash provided by operating activities was $4.5 million during 2001 compared to $58.2 million in 2000. Improved operating performance in 2001 was largely offset by a build up in working capital, particularly unbilled receivables from customers, where under the terms of the contract, invoices cannot yet be raised. Average accounts receivable increased to 125 days at November 30, 2001 from 111 days at November 30, 2000. Accounts payable days of 134 days at November 30, 2001 compared to 131 days in 2000.

         Net cash provided by operating activities during 2000 was $58.2 million compared to $40.3 million in 1999. Average accounts receivable days outstanding decreased slightly to 111 days at November 30, 2000 from 113 days at November 30, 1999. Average accounts payable days outstanding of 131 days at November 30, 2000 compared to 91 days in 1999.

         The other year to year fluctuations in cash from operating activities are due to fluctuations in net operating income as discussed under "Results of Operations" on page 20.

         Net cash used in investing activities in 2001 was $71.2 million compared to $160.6 million in 2000. In 2001, the acquisition of Paragon and Litwin accounted for $0.1million, net of cash acquired, $62.9 million was used to purchase fixed assets, $26.1 million was paid in respect of investments in non-consolidated joint ventures and dividends of $12.2 million were received from non-consolidated joint ventures.

         Net cash used in investing activities in 2000 was $160.6 million compared to $75.8 million in 1999. In 2000, $111.2 million, net of cash acquired, was paid to acquire ETPM and 49% of NKT, $61.7 million was used to purchase fixed assets and $6.9 million was paid in respect of investments in joint ventures. Partially offsetting these expenditures was $19.2 million for the proceeds from the sale of fixed assets. Net cash used in investing activities in 1999 was $75.8 million. The $90.9 million paid to purchase fixed assets was partially offset by dividends from joint ventures of $11.6 million and proceeds from sales of fixed assets of $2.8 million.

         Net cash provided by financing activities in 2001 was $72.5 million, compared to $103.8 million in 2000 and $34.7 million in 1999. In 2001, this was composed of an increase in long-term debt of $70.0 million, a $3.3 million additional drawdown on short-term facilities, a $2.6 million decrease of restricted cash and a $3.8 million repayment of capital lease obligations. In 2000, net cash provided by financing activities mainly comprised the proceeds of $199.8 million from the issuance of 19,775,223 class A shares for further investment from SNSA; a net increase in long-term debt of $14.4 million was offset by the $104.3 million repayment of short-term facilities most of which were assumed through the acquisition of ETPM; the $5.4 million repayment of capital lease obligations; and a $2.6 million increase in restricted cash. In 1999, the net cash provided by financing activities mainly comprised an increase in long-term debt of $32.6 million, $5.6 million additional drawdown on short-term facilities, $1.0 million increase of restricted cash and $3.1 million repayment of capital lease obligations.

         In February 2002, our indirect wholly owned subsidiary purchased 249,621 shares from NKT at a guaranteed price of $13.65 per share for a total of $3.4 million. In May 2002, our indirect wholly owned subsidiary, Stolt Offshore Investing Ltd., will purchase 6,142,847 shares from Vinci at market value, and we will pay to Vinci the difference between that aggregate market value and the guaranteed aggregate price of $113.6 million. This repurchase will be treated as a reduction in shareholders' equity. During 2002, we also expect to make capital expenditures of about $61.9 million of which approximately $15.1 million was committed at November 30, 2001. In January 2002, we exercised the early purchase option on a hire purchase arrangement for two ships for $23.6 million. Expected debt service is $25.1 million for the year 2002. Based on the current level of activity, cash provided from operations is expected to be about $112 million, which results in a funding requirement of about $116 million. This funding requirement will be met through the use of existing credit facilities, sale of treasury shares and the issuance of new common shares offered by this prospectus.

         The following table sets forth our contractual obligations and other commercial commitments as at November 30, 2001:

                                          Less
                                          than      1-3       4-5    After
                                   Total  1 year    years    years  5 years
                                   -----  ------    -----    -----  -------
                                                 ($ in millions)
                                   ----------------------------------------
                                     $       $        $         $      $
Contractual obligations
Long-term debt..................   335.0     -       5.0    330.0      -
Capital lease obligations.......    23.7    23.7     -        -        -
Operating leases................   103.6    25.8    38.4     25.1     14.3
               Total............   462.3    49.5    43.4    355.1     14.3

Other commercial
  commitments
Performance guarantees..........  418.2    263.3    99.0     44.5     11.4

Multi-Currency Activities

          Our reporting currency is the U.S. dollar. The majority of net operating expenses are denominated in the functional currency of the individual operating subsidiaries. The U.S. dollar is the functional currency of the most significant subsidiaries within the Asia Pacific, North America, SEAME and South American regions. In the Norway and U.K. regions, the functional currencies are the Norwegian kroner and the British pound, respectively.

         We enter into forward exchange and options contracts to hedge capital expenditures and operational non-functional currency exposures on a continuing basis for periods consistent with our committed exposures. We do not engage in currency speculation.

Market Risk

         We are exposed to market risk, including changes in interest rates and currency exchange rates. To manage the volatility relating to these exposures on a consolidated basis, we enter into derivative instruments to hedge currency exposures in accordance with our policies. The financial impact of these instruments is offset by corresponding changes in the underlying exposures being hedged. We do not hold or issue derivative instruments for trading purposes.

Currency Rate and Interest Rate Exposure

         Our exposure to currency rate fluctuations results from our net investments in foreign subsidiaries, primarily in the U.K., Norway, France and Brazil, and from our share of the local currency earnings in our operations in the U.K., Norway and SEAME. We are also exposed to fluctuations in several other currencies resulting from operating expenditures and one-off liabilities.

         Our currency rate exposure policy prescribes the range of allowable hedging activity. We primarily use forward exchange contracts. We do not use derivative instruments to hedge the value of investments in foreign subsidiaries.

         Our exposure to third-party interest rate fluctuations results primarily from floating-rate short-term lines of credit as well as floating-rate long-term revolving credit facilities tied into LIBOR.

         We use a value-at-risk ("VAR") model to estimate the maximum potential loss on financial instruments that could occur from adverse movements in either interest rates or foreign exchange rates, which uses a variance/covariance modeling technique. The VAR model uses historical foreign exchange rates and interest rates to estimate the volatility and correlation of these rates in future periods. It estimates a potential one-day loss in the fair market value of the instruments using statistical modeling techniques and including substantially all market risk exposures, specifically excluding joint venture investments. The VAR model estimates were made assuming normal market conditions and a 95% confidence level.

         The 95% confidence level signifies our degree of confidence that actual losses would not exceed the estimated losses shown in the table below. The amounts shown here disregard the possibility that interest rates and foreign currency rates could move favorably. The VAR model assumes that all movements in these rates would be adverse. Actual experience has shown that gains and losses tend to offset each other over time, and it is highly unlikely that we could experience losses such as these over an extended period of time. These amounts should not be considered to be projections of future losses, since actual results may differ significantly depending upon activity in the global financial markets.

         The fair value losses shown in the table below have no impact on our results or financial condition.

                                                                   VAR
                                                              (in millions)
                                                          -------------------
                                                            As of November 30
                                                          -------------------
                                                          2001           2000
                                                          ----           ----
                                                            $            $
                    Interest rates                          0.4          1.3
                    Foreign exchange rates                  0.9          1.1

         A discussion of our accounting policies for financial instruments is included in Note 2 to the Consolidated Financial Statements, and disclosure relating to the financial instruments is included in Note 23 to the Consolidated Financial Statements.

Critical Accounting Policies

         Our significant accounting policies are described in Notes 2 and 10 to the Consolidated Financial Statements. We believe that the following policies are the critical accounting policies as they may involve a high degree of judgment and complexity.

Revenue Recognition

         A significant portion of our revenue is derived from long-term contracts and is recognized using the percentage-of-completion accounting method. Under the percentage-of-completion method, estimated contract revenues are accrued based on the ratio of costs incurred to date to the total estimated costs, taking into account the level of estimated physical completion. Management reviews these estimates monthly and revenue and gross profit are recognized each period unless the stage of completion is insufficient to enable a reasonably certain forecast of revenue to be established. Since the financial reporting of these contracts depends on estimates, which are assessed continually during the term of these contracts, recognized revenues and profit are subject to revisions as the contract progresses to completion.

Revisions in profit estimates are reflected in the period in which the facts that give rise to the revision become known. Accordingly, favorable changes in estimates result in additional revenue and profit recognition, and unfavorable changes in estimates result in a reduction of recognized revenue and profits. These changes may be significant depending on the size of the project or the adjustment. When estimates indicate that a loss will be incurred on a contract on completion, a provision for the expected loss is recorded in the period in which the loss becomes known.

         A major portion of our revenue is billed under fixed-price contracts. However, due to the nature of the services performed, variation orders are commonly billed to the customers in the normal course of business and are recognized as contract revenue only after agreement from the customers has been reached on the scope of work and fees to be charged. Variation orders often arise during the life of a contract and estimated revenues and costs are adjusted for change orders that have been approved as to scope and fees.

Recognition of Provisions for Legal Claims, Suits and Complaints

         In the ordinary course of business, we are subject to various claims, suits and complaints. Management, in consultation with internal and external advisers, will provide for a contingent loss in the financial statements if the contingency had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. In accordance with SFAS No. 5, "Accounting for Contingencies" if we have determined that the reasonable estimate of the loss is a range and that there is no best estimate within the range, we will provide the lower amount of the range. The provision is subject to uncertainty and no assurance can be given that the amount provided in the financial statements is the amount that will be ultimately settled. Our results may be adversely affected if the provision proves not to be sufficient. The notable legal claims made against us are discussed fully in Note 22 to the Consolidated Financial Statements and are summarized below.

         Coflexip S.A. has commenced legal proceedings through the U.K. High Court against three of our subsidiaries claiming infringement of a certain patent held by Coflexip relating to flexible flowline laying technology in the United Kingdom. Judgment was rendered on January 22, 1999 and January 29, 1999. The disputed patent was held valid. We appealed and the Appeal Court maintained the validity of the patent and broadened its application compared to the High Court decision. We have applied for leave to appeal the Appeal Court decision to the House of Lords, which has now been denied. During 2001, Coflexip submitted an amended claim to damages claiming lost profits on a total of 15 projects. In addition, there is a claim for alleged price depreciation on certain other projects. The claim is for approximately $89 million, up from approximately $14 million claimed previously, plus interest, legal costs and a royalty for each time that the flexible lay system tower on the Seaway Falcon was brought into U.K. waters. We estimate that the total claim will be of the order of $115 million. In the alternative, Coflexip claims a reasonable royalty for each act of infringement, interest and legal costs. Coflexip has not quantified this claim, but it will be considerably less than the claim to lost profits. We, in consultation with our advisers, have assessed that the range of possible outcomes for the resolution of damages is $1.5 million to $115 million and have determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, we have reserved $1.5 million in the financial statements, being the lower amount of the range.

         In September 1999, we terminated our charter of the ship, Toisa Puma, for default. We are currently in arbitration with the owners who are contesting that the termination was wrongful. During 2001, the owner has quantified his claim to approximately $8 million. We have disputed the magnitude of the claim in relation to lack of instigation, lack of cost savings and lack of actual loss for parts of the claim. In addition, we have a counterclaim related to the breakdown of the ship. In consultation with our advisers, we have assessed the range of possible outcomes for the resolution of damages with the upper amount being $8 million. We have determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with SFAS No. 5, we have provided in the financial statements an amount to cover the liability for damages which is at the lower amount of the range. The amount of such liability is nevertheless uncertain and no assurance can be given that the provided amount is sufficient.

Income Taxes

         We account for income taxes in accordance with SFAS No.109, "Accounting for Income Taxes" which requires that the deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between book and tax bases of recorded assets and liabilities. SFAS No.109 also requires that the deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

         As at November 30, 2001 and 2000, we had deferred tax assets in excess of deferred tax liabilities of $52.0 million and $7.9 million, respectively. For the reasons cited below, as at November 30, 2001, management determined that it is more likely than not that $13.0 million and $13.7 million, respectively, of such assets will be realized, resulting in a valuation allowance of $57.1 million and $21.0 million, respectively. We evaluate quarterly the realizability of our deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. The factor used to assess the likelihood of realization is our forecast of future taxable income. Factors that may affect our ability to achieve sufficient forecasted taxable income include, but are not limited to, the following: increased competition, a decline in sales or margins or loss of market share.

Implementation of SFAS No. 133

         Effective December 1, 2000, we adopted Statement of Financial Accounting Standards ("SFAS") No.133, "Accounting for Derivative Instruments and Hedging Activities", as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. The impact of adopting this standard on December 1, 2000 was to increase forward contract liabilities by $4.9 million and forward contract assets by $2.7 million, with an offsetting amount of $2.2 million recorded in other comprehensive income.

Impact of New Accounting Standards

         In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No.141, "Business Combinations" and SFAS No.142, "Goodwill and Other Intangible Assets". SFAS No.141 applies to all business combinations with a closing date after June 30, 2001 and eliminates the pooling-of-interests method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill. SFAS No.142 eliminates the amortization of goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Identifiable intangible assets with determinable useful lives will continue to be amortized. The amortization provisions apply to goodwill and to other intangible assets acquired after June 30, 2001. Goodwill and other intangible assets acquired prior to June 30, 2001 will be affected upon adoption. We will adopt SFAS No.142 for the fiscal year commencing December 1, 2002 which will require us to cease amortization of our remaining net goodwill balance and perform an impairment test of our existing goodwill based on a fair value concept. We have not determined the impact that these statements will have on goodwill and other intangible assets or whether a cumulative effect adjustment will be required upon adoption to reflect the impairment of previously recognized goodwill and other intangible assets.

         In June 2001, FASB issued SFAS No.143, "Accounting for Asset Retirement Obligations". SFAS No.143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Changes in the liability for an asset retirement due to the passage of time shall be recognized as an increase in the carrying amount of the liability and as an operating expense in the statement of operations. SFAS No.143 is effective for fiscal years beginning after June 15, 2002. We do not anticipate that adoption of SFAS No.143 will have a material impact on our results of operations or our financial position.

         In August 2001, the FASB issued SFAS No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No.144 superseded SFAS No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No.144 primarily addresses significant issues relating to the implementation of SFAS No.121 and develops a single accounting model for long-lived assets to be disposed of by sale that is consistent with the fundamental provisions of SFAS No.121. SFAS No.144 is effective for fiscal years beginning after December 15, 2001. We currently have no plans to dispose of any operations and, accordingly, do not anticipate that adoption of SFAS No.144 will have a material impact on our results of operations or our financial position.

                                    BUSINESS

Overview

         We are one of the largest offshore services contractors in the world. We design, procure, build, install and service a range of offshore surface and subsurface infrastructure for the global oil and gas industry. We specialize in creating and applying innovative and efficient solutions in response to the technical complexities faced by offshore oil and gas companies as they explore and develop production fields in increasingly deeper water and more demanding offshore environments. Our revenues for the year ended November 30, 2001 were approximately $1.3 billion, and our order backlog on February 28, 2002 was over $1.6 billion.

         We provide services and products that add value for our customers at all phases of offshore oil and gas field exploration, development and production. We survey the seabed and provide other support services for drilling test holes during the exploration phase. When a field is being developed, we apply our technical expertise and knowledge of regional conditions to offer conceptual and engineering designs for the field. We also procure or fabricate and install equipment used in field development. This equipment includes the above-water topsides and platforms used for processing recovered oil and gas, wellheads, pipelines and electrical and hydraulic cables, known as umbilicals, that are used to control subsea wells. The pipelines are used to transport oil and gas underwater and to the production and processing facilities at the surface. They may be steel pipe, referred to as rigid pipe, or of a bonded structure, referred to as flexible pipe, depending on technical requirements, and may be narrow (flowlines) or wide (trunklines) depending on production volumes and pressure. We also combine our design and fabrication expertise to manage the building of floating facilities that process, store and offload oil (known as FPSOs) which are used in very deep water where a platform or topside would be impractical. During the time that the field is producing oil or gas, we inspect, maintain and repair this equipment. Once the field has been depleted and is to be abandoned, we provide field decommissioning services which include the removal of offshore structures and equipment.

         We are one of only a few companies that can offer a full range of offshore development and construction services on a truly global basis. Our worldwide operations are managed through six regional offices which are in Aberdeen and Stavanger for North Sea operations, Nanterre for operations in southern Europe, Africa and the Middle East, Houston for North America, Macae City in Brazil for South America and in Jakarta for the Asia Pacific region. We have operated in more than 60 countries and currently operate in over 34 countries.

         We provide our conceptual design and engineering services for all regional operations through our offices in Houston, Texas and Nanterre, France. We employ approximately 500 engineers worldwide. We assemble and construct offshore infrastructure equipment at our fabrication yards in Nigeria and Angola. We have a world class fleet of highly specialized ships, barges and unmanned underwater remotely operated vehicles, or ROVs, deployed in the world's major offshore oil and gas exploration regions, including:

         o        9 construction support ships;

         o        4 flowline lay ships;

         o        5 survey/inspection, repair and maintenance ships;

         o        12 anchored construction and maintenance ships;

         o        7 heavy lift ships and pipelay barges;

         o        4 tugs and other ships;

         o        102 ROVs; and

         o        13 hardsuits for manned dives.

         The engineering and construction of new offshore oil fields, which typically lasts more than one year, accounts for approximately 70% of our revenues while work related to the inspection, repair and maintenance of oil and gas fields throughout their time in production accounts for the remaining 30% of revenues.

         Our services cover all phases of offshore oil and gas operations, from exploration to decommissioning. We offer our products and services through the following lines of business:

         o The Pipelay and Engineering, Procurement Installation and Commissioning (EPIC) business line involves offshore fields where platforms are part of the infrastructure or where there is a large diameter pipeline or a major offshore element of pipeline work. These activities may include platform design and fabrication or tieback projects, which involve pipelaying or pipeline procurement to connect a new production well to an existing structure.

         o The Subsea Construction business line involves projects where there may be one or more of the following elements: well control umbilical laying; burying rigid or flexible pipelines in the seabed to protect and insulate them (trenching); laying flexible pipelines; installing short pipes that connect other pipelines (jumpers); and/or hyperbaric welding (which is welding performed in a dry atmosphere in an underwater chamber).

         o The Deepwater Development business line involves large or complex offshore projects where we have some influence over the architecture of the oil or gas infrastructure and could include the design, manufacturing and installation of flowlines, production risers and other subsea structures.

         o The Floating Production business line involves the design and management of the building of FPSOs for use in very deep water.

         o The Regional Services business line handles local business projects including seabed survey and positioning for drill rig location or defining pipeline routes engineering studies, drilling support, shallow water pipelay or inspection, repair and maintenance operations.

         We also provide field decommissioning services at the end of the working life of an offshore oilfield.

         We offer heavy lift floating crane services through a joint venture company, SHL. SHL charters the heavy lift barge Stanislav Yudin from a subsidiary of our indirect joint venture partner in SHL,

Lukoil. We also manufacture flexible flowlines and dynamic flexible risers (which are flexible pipelines from the sea floor to the surface) through the joint venture company NKT, in which we have a 49% interest. The remainder of the joint ventures in which we have interests have been formed, either with a national oil company, such as Sonangol in Angola or Socar in Azerbaijan, or on a project-specific basis to enhance the range of services provided to the customer. We typically have interests ranging from 25% to 55% in these joint ventures.

Market Dynamics

         We are positioned as a comprehensive service provider to the global offshore oil and gas industry. This market sector is attractive to us because:

          o We expect continued growth in our major markets. Our own market research indicates that demand for the offshore services we offer could grow by up to 50% between 2001 and 2002 and up to an additional 43% between 2002 and 2004. We expect that much of this growth will come from deepwater developments in West Africa and the Gulf of Mexico. Douglas Westwood's "The World Deepwater Report III" predicts annual global deepwater capital expenditure will increase from $5 billion in 2000 to $10 billion by 2005. We are poised to benefit from this expected increase in demand.

          o Deepwater developments have unique characteristics. The development of deepwater oil and gas reserves is technically challenging. Accessing the field often requires subsea construction and maintenance work in an environment of high pressure and difficult currents. Deepwater projects are typically of a larger scale and longer duration than conventional offshore projects, making them less sensitive to short-term fluctuations in the price of oil and gas and providing foreseeable revenue for service contractors and investors.

          o Specialized construction equipment is in limited supply. We expect that demand for the kind of specialized construction support ships and barges we operate to increase with the development of deepwater reserves. The existing world fleet of this type of asset is currently employed at high utilization rates and, to our knowledge, there are no additional specialized construction ships currently on order, creating the opportunity for increasing contract margins.

          o Subsea technology is becoming more important. The trend toward developing reserves in deeper waters requires the use of subsea technology. In addition, when developing a new oil or gas field, whether in deep or shallow waters, it is often more economical to tie back new subsea wellheads to existing production facilities. This provides opportunities for subsea contractors such as Stolt Offshore. Similarly, offshore inspection, repair and maintenance services are increasingly dependent on the efficient deployment of subsea equipment.

          o Demand is growing for turnkey project capabilities. Oil and gas companies are increasingly outsourcing the design and construction of large deepwater projects. The breadth of services required to undertake all aspects of the engineering, procurement, installation and commissioning of major projects, known in the industry as EPIC, has limited the number of companies that have the resources to compete for these projects.

Strategic Acquisitions

         We have historically had a strong position in the North Sea since offshore oil exploration started there in the early 1970s, as well as in Brazil dating from the same time. In 1998, we embarked on a strategy to address changing market dynamics by expanding our service offering and strengthening our market position in the high growth markets of West Africa and the Gulf of Mexico. In 1998, we acquired Ceanic Corporation which gave us a strong presence in the Gulf of Mexico market and the ability to build relationships with Houston-based oil and gas companies. In 1999, we purchased ETPM, which significantly enhanced our strength in the West African market, and we acquired a 49% interest in the NKT joint venture, which secures our supply of flexible flowlines. In 2001, we acquired Ingerop Litwin, now called Paragon Litwin, and a controlling interest in Paragon Engineering Services to strengthen our engineering capabilities. We now have the necessary engineering, construction and technological assets to undertake all aspects of EPIC projects for virtually any new offshore oil and gas field in each of the major offshore markets. We believe that we are well positioned to continue to capture a large portion of this market and have assembled an asset base that can support annual revenues well in excess of those in 2001 without making additional investments.

Competitive Strengths

         We believe we are well positioned to execute our strategy as a result of the following competitive strengths:

          o We offer a full range of global offshore development and construction services. We are able to supply a full complement of services for the development of offshore oil fields in each of the major offshore markets. Only three of our competitors have a similar range of services, while a number of other competitors offer a much more limited range in a limited number of geographic markets.

          o We own or charter an impressive array of offshore assets. We believe that we have the largest fleet of sophisticated deepwater construction assets in the world, some of which are capable of operating at water depths of up to 2,500 meters. These assets position us for premium contracts and give us the capability to execute highly complex and demanding projects.

          o We possess innovative deepwater technologies and unique experience in deepwater developments. We have a long history of innovation and development of new technologies that have contributed significantly to the evolution of the offshore oil and gas industry. Particular strengths include our deepwater construction techniques, including deepwater pipeline laying and umbilicals, remote intervention technologies and automated welding systems. We believe our customers value our experience with groundbreaking projects such as the TotalFinaElf Girassol and the Amerada Hess La Ceiba projects.

          o We maintain geographically diverse operations. We can follow major customers wherever they operate, maximize the use of our assets and transfer knowledge gained from market to market. We have operated in more than 60 countries and currently operate in over 34 countries.

          o We are a market leader in offshore West Africa. West Africa is expected to be the highest growth market for large deepwater developments. We have won 7 of the 21 most recent projects with revenues greater than $100 million that we have bid for in West Africa in the past four years. These projects represent 34% of the total revenue of the 21 projects. The experience gained from these projects, our historical connection with the area and our onshore fabrication facilities in Nigeria and Angola position us to take advantage of future opportunities in this market.



Recent Developments

         For the first quarter of 2002, we reported a net profit of $0.2 million, or approximately a break-even result per share, on net operating revenue of $294.1 million, compared with a net loss of $15.5 million, or $0.18 per share, on net operating revenue of $191.1 million for the first quarter of 2001. The improvement primarily resulted from improved operating performance and the recovery of losses on the Girassol project recorded in 2001. These recoveries reflect the negotiation of variation orders in which our customer agreed to reimburse us for costs incurred in 2001. Our first quarter results are discussed in more detail in our Form 6-K filed with the SEC on April 12, 2002, which is incorporated by reference in this prospectus.

Major Assets

         We operate one of the world's most advanced fleets of subsea construction and flowline lay ships, from which the majority of our offshore activities are performed. We own or charter a fleet consisting of nine construction support ships, four flowline lay ships, five survey/inspection, repair and maintenance ships, 12 anchored construction and maintenance ships, seven heavy lift ships and pipelay barges, four tugs and other ships, 102 ROVs and 13 hardsuits.

         The following table describes our major assets as of April 15, 2002:

                                                                                         Length
                                                          Year built/                   overall           Owned/
 Name                         Capabilities                Major upgrade         ROVs    (meters)         Chartered
-----                         ------------                -------------         ----    --------         ---------



 Construction Support
 Ships
 Seaway Harrier...........    Subsea construction         1985                     1          84         Owned(1)
 Seaway Hawk..............    Subsea construction         1978                    --          93         Owned
 Seaway Osprey............    Flexible flowline and       1984/1992/1996           2         102         Owned(1)
                              umbilical lay, accepts
                              coiled tubing,
                              straightener for tubing,
                              stern roller
 Seaway Eagle.............    Flexible flowline lay,      1997                     2         140         Owned(1)
                              multi-purpose subsea
                              construction
 Seaway Legend............    ROV and hardsuit diving     1985/1998                2          73         Owned
                              support, subsea
                              construction
 Discovery................    Flexible flowline lay,      1990                     1         120         Chartered(2)
                              subsea construction
 Seaway Kingfisher........    Diverless inspection,       1990/1998                2          90         Chartered(3)
                              repair and maintenance
 Stephaniturm.............    Diving support, light       1978/1994/1995           1          73         Chartered(4)
                              construction
 Seaway Explorer..........    Trenching ship              1984                    --          80         Owned(1)
 Flowline Lay Ships
 Seaway Condor............    Flexible flowline and       1982/1994/1999           2         141         Owned(1)
                              umbilical lay, module
                              handling system, trenching
 Seaway Falcon............    Rigid and flexible          1976/1995/1997           2         162         Owned(1)
                              flowline and umbilical lay
 Seaway Polaris...........    Deepwater derrick/pipelay   1979/1991/1996/1999     --         137         Owned
                              barge
 Seaway Kestrel...........    Rigid reel lay ship         1976/1991/1995          --          99         Owned(1)
 Survey / IRM Ships
 Seaway Commander.........    Survey                      1967/1982/1988           2          75         Chartered(5)
 Seaway Defender..........    ROV and hardsuit diving     1976                     1          67         Owned
                              support, subsea
                              construction
 Seaway Pioneer...........    ROV and hardsuit diving     1966/1996                1          64         Owned
                              support, subsea
                              construction
 Seaway Invincible........    ROV support, subsea         1971                    --          71         Owned
                              construction
 Seaway Rover.............    ROV support, subsea         1966/1972/1983/         --          71         Owned
                              construction                1991



                                                                                        Length
                                                          Year built/                   overall           Owned/
 Name                         Capabilities                Major upgrade         ROVs    (meters)         Chartered
-----                         ------------                -------------         ----    --------         ---------


 Anchored Construction
 and Maintenance Ships
 American Pride...........    Four-point anchor system    1977/1992               --          59         Owned
 American Constitution....    Four-point anchor system,   1974                    --          64         Owned
                              saturation diving, moonpool
 American Eagle...........    Four-point anchor system    1976                    --          50         Owned
 American Independence....    Four-point anchor system    1970                    --          52         Owned
 American Recovery........    Tug, diving support         1965/1995               --          43         Owned
 American Star............    Four-point anchor system,   1967/1998               --          53         Owned
                              saturation diving
 American Triumph.........    Four-point anchor system    1965/1997               --          53         Owned
 American Victory.........    Four-point anchor system    1976/1997               --          50         Owned
 American Liberty.........    Four-point anchor system    1974                    --          33         Owned
 Pipeline Surveyor........    Diving support              1965/1996               --          33         Owned
 American Diver...........    Diving support              1964                    --          33         Owned
 American Scout...........    Four-point anchor system    1978                    --          43         Owned
 Heavy Lift Ships and
 Barges
 Stanislav Yudin..........    Heavy lift, 2,500-ton crane 1985                    --         183         Chartered(6)
 Annette..................    Pipelay barge, marine       1972/1989/1997                      61         Owned
                              construction                                        --
 Arwana...................    Pipelay barge               1998                    --          70         Owned
 Jasamarine V (ex Sin         Flat top barge fitted out   1978                                55         Owned
 Thai Hin IV).............    for inshore
                              diving/construction                                 --
 Seaway Orion.............    Pipelay barge               1977/1984/1997          --          85         Owned
 DLB 801..................    Derrick lay barge           1978/1980/1989          --         107         Owned
 LB 200...................    Pipelay barge               1975/1996               --         168         Owned(1)
 Tugs and Other
 DLB 1....................    Barge                       1956                    --          91         Owned
 Golek....................    Transport barge             1983/1992               --          46         Owned
 Polka....................    River tug and anchor        1971                                12         Owned
                              handler                                             --
 Seaway Sabia.............    Anchor mooring support      2002                    --          37         Owned


-----------------------
(1)  Subject to mortgage under our current credit facilities.
(2) Chartered from Friary Ocean Surveyor NV through September 2002, with options to extend through 2011 and with options to purchase.
(3) Chartered from Kingfisher DA in which we have a 50% ownership, for five years starting in 1998, with 10 one-year options to extend through December 2013 and with options to purchase.
(4) Chartered from Horizon Offshore from March 2000 through February 2003 with 2 one-year options to extend.
(5)  Chartered from DSND Shipping A/S through December 2002.
(6) Chartered to SHL by a subsidiary of the ship's owner, Lukoil, through October 2004.


Other Properties

         As of April 15, 2002 we owned or held under long-term leases real estate property as described below:


                                                  Work or Storage
                                    Office Space  Space or Land
                                   (square meters) square meters)   Status
                                   -------------- ---------------   ------

Aberdeen, Scotland.............         13,156       101,215     Owned/Leased
Baku, Azerbaijan...............             66            --        Leased
Bergen, Norway.................            100            --        Leased
Buenos Aires, Argentina........            100            --        Leased

Cairo, Egypt...................            250            --        Leased
Dhahran, Saudi Arabia..........            330           750        Leased
East Kalimantan, Indonesia.....             --       190,267        Leased
Houston, Texas.................          5,156         2,971        Leased
Houston, Texas.................         10,105        15,663        Leased
Jakarta, Indonesia.............            915           601        Leased
Kristiansund, Norway...........            120           800        Leased
Lagos, Nigeria.................            200            --        Leased
Lobito, Angola.................          5,945       554,431        Leased
Luanda, Angola.................             53           690        Leased
Macae City, Brazil.............          1,286        20,300     Owned/Leased
Nanterre, France...............         22,364            --        Leased
New Orleans, Louisiana.........            305        56,658        Leased
Perth, Australia...............          1,456         3,818        Leased
Port Gentil, Gabon.............            305         5,070        Owned
Port of Fourchon, Louisiana....            650        74,240        Leased
Port of Iberia, Louisiana......          1,796        95,688        Leased
Rio de Janeiro, Brazil.........            295            --        Leased
Rotterdam, The Netherlands.....             --         4,200        Leased
Rueil, France..................          5,235            --        Leased
Sharjah, United Arab Emirates..          1,570         5,147        Leased
Singapore......................            928         4,606        Leased
Stavanger, Norway..............          7,721           562        Leased
Sunbury, England...............            616            --        Leased
Tanager, Norway................            250        18,200        Leased
Tchengue, Gabon................          1,486        60,000        Leased
Teesside, England..............             --        19,667        Leased
Tehran, Iran...................            600            --        Leased
Warri, Nigeria.................          1,765       222,582        Leased


Business Segments

         Our operations are managed through six regional offices: Aberdeen, Scotland for the U.K. and Southern North Sea; Stavanger, Norway for the Scandinavian region; Singapore for Asia Pacific; Nanterre, France for Southern Europe, Africa and the Middle East (SEAME); Macae City, Brazil for South America and Houston, Texas for the Gulf of Mexico. Our principal executive offices are located in Sunbury, near London, England.

         We have business segments based on the geographic distribution of our activities as follows:


Segment                                     Geographic Coverage
------                                      -------------------

Asia Pacific Region...........     All activities east of the Indian
                                   sub-continent, including Australasia

North America Region...........    All activities in Canada, the U.S. and
                                   Central America, including the Gulf of Mexico

Norway Region...................   All activities in Scandinavia and the Baltic
                                   states

SEAME Region....................   All activities in Southern Europe, Africa,
                                   India and the Middle East

South America Region............   All activities in South America and the
                                   islands in the southern Atlantic Ocean

U.K. Region....................    All activities in the U.K., Ireland, Germany,
                                   Belgium, The Netherlands and islands in the northern Atlantic Ocean

Other Corporate................    Includes items that cannot be allocated to
                                   one particular region, including:

                                   o    activities of the SHL and NKT joint
                                        ventures and the Paragon companies;

                                   o global assets including all construction support ships and ROVs and related assets that are used globally and cannot be attributed to any one region;

                                   o    activities of Serimer Dasa, our welding
                                        technology company, in research and
                                        development of welding procedures and
                                        equipment; and

                                    o  management and corporate services
                                        provided for the benefit of our entire
                                        company including accounting
                                        consolidation, treasury and legal
                                        departments.


Asia Pacific Region

         The Asia Pacific region is characterized by long distances between areas of offshore oil operations and from other areas of the world that have offshore development activities. We are active in ROV work, drilling support, survey and subsea construction in this region. In Indonesia, our operations are performed through a subsidiary, PT Komaritim, which carries out shallow water pipelay and construction work. The most significant project during fiscal year 2001 in this region was the pipeline repair work undertaken for Total Indonesia in the Makaham Delta.

U.K. Region

         The U.K. region's business consists of pipelay and EPIC projects, subsea construction and inspection, maintenance and repair contracts. The majority of such maintenance and repair contracts are short-term in nature. Included in backlog for the U.K. region is a long-term construction and maintenance contract for BP, which is expected to be completed in 2005; the Corrib project for Enterprise Oil, the BP Magnus E.O.R. project; and other subsea construction projects.

Norway Region

         The Norway region's business consists of pipelay and EPIC projects and inspection, maintenance and drill support work for major oil producing companies. We have undertaken a significant project with Shell (Draugen) which involves pipelay and EPIC work. We have a long-term survey and pipeline inspection contract with Statoil. We have a long-term contract with Statoil for construction and maintenance that is performed through our joint venture with Halliburton.

SEAME Region

         The majority of our business in the SEAME region is in West Africa and the Middle East and involves pipelay and EPIC projects, subsea construction, field development, drill support, diving and ROV services as well as the operation of two fabrication yards. Significant projects undertaken in 2001 include the development of the TotalFinaElf Girassol field and the Amerada Hess La Ceiba field, and subsea construction projects with Mossgass. We also have pipelay and EPIC projects with Shell, TotalFinaElf and ChevronTexaco. In 2001 we were awarded the Shell Forcados Yokri field development and the installation of the Shell Offshore Gas Gathering System, both of which are in Nigeria. We were also awarded the Scarab and Saffron development for the Burullus Gas Company in the Eastern Mediterranean.

South America Region

         The majority of our operations in South America are located in Brazil, which currently operates mostly as a single customer market controlled by Petrobras, the Brazilian state oil company. Brazil has now opened offshore oil and gas fields to foreign operators who will finance the growth of Brazilian offshore oil production by means of production sharing contracts.

         The Brazilian market contains a number of large fields which are located in deep water and will require extensive use of diverless subsea construction techniques. We believe we are well positioned to capitalize upon our expertise in these techniques.

         We currently have a four-year contract with an optional four-year extension for the charter of the Seaway Condor with Petrobras which begins in August 2002 when her present contract will be completed. The ship will be upgraded for this new contract. There is also a two-year contract with Petrobras, which started in July 2001 for the Seaway Harrier which runs until July 2003. The contracts are for flowline lay, diving support and ROV services. We also operate a number of ROVs to provide construction and drilling support services, usually under long-term contracts.

North America Region

         Based in Houston, Texas and Port of Iberia, Louisiana, our North American regional business incorporates deepwater and shallow water pipelay and construction work, dayrate diving and ROV inspection, repair and maintenance work and the manufacture of sophisticated flanges and connectors for offshore construction and repair works. A significant number of contracts in this region are short-term construction, repair and maintenance projects. In 2001, we were awarded a large pipelay project for Gulfstream Natural Gas LLC for the installation of the Gulfstream natural gas transmission pipeline from Mississippi Sound to Tampa Bay, Florida. This project is now close to completion.

Other Corporate

         This segment includes activities that cannot be readily assigned to a specific business segment due to the provision of services to our entire company. These include the activities of SHL, a joint venture with a subsidiary of the Russian oil company Lukoil; NKT; Serimer Dasa, a contract welding services entity employed both onshore and offshore by pipelay contractors; and the Paragon companies, now incorporating Litwin, which provide engineering support particularly for large EPIC contracts. Also included in Other Corporate are global assets including all construction support ships, ROVs and other deepsea assets that are used globally and therefore cannot be allocated to any specific region, as well as management and corporate services for the benefit of the entire company including accounting consolidation, treasury and legal departments.

Market, Sales and Competition

Customers

         In 2001, we had 166 customers worldwide, of which 36 were major national and international oil and gas companies. The level of construction services required by any particular customer depends on the size of that customer's capital expenditure budget devoted to construction plans in a particular year. Consequently, customers that account for a significant portion of contract revenue in one fiscal year may represent an immaterial portion of contract revenue in subsequent fiscal years. During 2001 and 2000, TotalFinaElf accounted for approximately 22% and 20%, respectively, of our net operating revenue. During 2001 and 2000, our ten largest customers accounted for 76% and 67%, respectively, of our net operating revenue, and over that period seven customers, including BP, ChevronTexaco, Petrobras, Shell, Statoil, TotalFinaElf and Triton Energy (acquired in 2001 by Amerada Hess) consistently numbered among our ten largest customers.

Competition

         The offshore contracting business is highly competitive. The consolidation in the offshore oil and gas services industry in the last few years has resulted in fewer but more substantial competitors. Although we believe that customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, condition of equipment, safety record and reputation, price competition is the primary factor in determining which qualified contractor with available equipment will be awarded a contract. Our ships are specialized and have few alternative uses and, because of their nature and the environment in which they work, have relatively high maintenance costs whether or not they are operating. Because these costs are essentially fixed, and in order to avoid additional expenses associated with temporarily idling our ships, we may from time to time be required to bid our ships in projects at lower margins depending on the prevailing contractual rates in a given region.

         We believe that we are one of only four companies capable of providing a wide range of offshore services on a worldwide basis in the major offshore oil and gas producing regions. Competition in most of the range of services that we offer to our customers is limited to three main competitors, Technip-Coflexip, the Halliburton DSND joint venture, now known as "Subsea7," and Saipem S.p.A., occasionally working as Saibos, the joint venture between Saipem S.p.A. and Bouygues Offshore S.A. We are subject to intense competition from these offshore contractors. In North America, J. Ray McDermott Inc., Global Industries Inc., Cal Dive International and Horizon Offshore Contractors Inc. also provide similar services to those that we provide. Additionally, these services are provided by J. Ray McDermott Inc. in Asia Pacific and the Middle East and by Global Industries Inc. in Asia Pacific and West Africa. However, we believe that these companies are not capable of operating in all the major oil and gas producing regions worldwide. We also compete with Allseas Marine Contractors and Heerema who operate in the worldwide market, providing trunkline and rigid pipelay services and heavy lifting services, respectively. We also face substantial competition from smaller regional competitors and less integrated providers of offshore services.

Seasonality

         Over the past three years, a substantial proportion of our revenue have been generated from work performed in the North Sea and North America. Adverse weather conditions during the winter months in these regions usually result in low levels of activity, although this is less apparent than in the past due to technological advances. As a result, full-year results are not likely to be a direct multiple of any particular quarter or combination of quarters. Additionally, during certain periods of the year, we may be affected by delays caused by adverse weather conditions such as hurricanes or tropical storms in the Gulf of Mexico. During periods of curtailed activity due to adverse weather conditions, we continue to incur operating expenses, but our revenues from operations are delayed or reduced.

Supplies and Raw Materials

         We generally do not manufacture the components used in the offshore services that we provide, but rather supply, assemble and install equipment manufactured by others. We coordinate our procurement and supply activities on a regional basis with group level management overseeing the procurement and supply function for all of our operations.

         The majority of raw materials that we use have not been subject to significant price volatility; however, suppliers occasionally levy surcharges on materials to reflect the escalation of fuel prices. We do not believe that long-term contracts for the supply of materials are appropriate as there is often a long lead time from the bid to contract award date, which can expose us to price fluctuations in materials. We may be exposed to increased prices for raw materials on individual contracts. We actively challenge suppliers to offer competitive prices on materials by inviting bids for supply contracts and introducing new suppliers. Over the last year, our results have not been significantly affected by increased prices for raw materials.

Intellectual Property

         Under our intellectual property policy, we protect ourselves through patents, publications and other available means. Some of our operations are conducted under licensing agreements allowing us to make use of specific techniques or equipment patented by third parties. However, none of the operations conducted under patents that we hold or under license agreements represents a significant percentage of our net operating revenue.

Research and Development

         We have a long history of innovation and development of new technologies that have contributed significantly to the evolution of the offshore oil and gas industry. Particular strengths include our construction techniques, which include but are not limited to: deepwater pipeline laying and umbilicals, remote intervention technologies and automated welding systems.

         Two successful developments are currently being used extensively in water depth of 1,400 meters. These developments are the J-Lay tower on the Seaway Polaris used to lay pipeline, which enables rigid pipe to be laid from the barge at a steep angle allowing for efficient pipelay, and MATIS(TM), an automatic bolted flange connection system for deepwater pipeline spools. A deepwater pipeline spool is a length of pipe, typically between 20 and 100 meters in length that connects a subsea pipeline to a structure on the seabed.

         Serimer Dasa, our welding technology company, continues to improve welding procedures and equipment to meet the technical demands of both new steels and riser installation techniques. Among the research and development programs currently in progress are the development of high speed welding techniques for large diameter pipelines, the welding of high strength steels, the development of laser welding techniques and a number of studies relating to the fabrication and inspection of steel catenary risers.

         A major problem facing the offshore oil and gas industry is the repair of damaged pipelines in water depths that are too deep for divers. Such repairs must be made by robotic means, which is both time consuming and costly. We are developing a number of solutions to this problem based on the MATIS(TM) tie-in equipment and the friction stitch welding process. The development of this process will offer significant advantages to subsea pipeline operators who will no longer be required to hold inventories of expensive repair connectors. If these technologies are developed successfully, we will be able to provide repair services to subsea pipeline customers quickly by using off-the-shelf flange connectors or friction stitch welding.

         Our current research and development program also includes elements of architecture of a field development, which includes, but is not limited to, different types of risers or flowline systems including insulation, coating, buoyancy and conditions monitoring to be offered to customers as part of their infrastructure to produce and transport hydrocarbons in deepwater.

         Our research and development activities are primarily customer and project specific development efforts that we undertake to tailor equipment and systems to the needs of a customer in connection with specific orders or projects. Order-related development amounts are paid by customers as part of the contract price.

Other Matters

Safety and Quality Assurance

         We maintain a stringent quality assurance program in accordance with ISO 9001 encompassing all areas of our operations. Each of our regional operations has dedicated safety and quality assurance staff who are responsible for overseeing the projects in that particular region. In addition, a quality assurance manager located in Aberdeen, Scotland formulates corporate quality assurance policies and oversees the implementation and enforcement of such policies on a company-wide basis.

Risks and Insurance

         Our operations are subject to all the risks normally associated with offshore development and production and could result in damage to or loss of property, suspension of operations or injury or death to personnel or third parties. We insure our assets at levels which our management believes reflect their current market value. Such assets include all capital items such as ships, major equipment and land-based property. The only assets not insured are those where the cost of such insurance would be disproportionate to their value. We believe our insurance should protect us against, among other things, the cost of replacing our ships as a result of total or constructive total loss.

         Our operations are conducted in hazardous environments where accidents involving catastrophic damage or loss of life could result, and litigation arising from such an event may result in our being named a defendant in lawsuits asserting large claims. We insure for liability arising from our operations, both onshore and offshore, including loss of or damage to third-party property, death or injury to employees or third parties, statutory workers compensation protection and pollution. Although there can be no assurance that the amount of insurance we carry is sufficient to protect us fully in all events, all such insurance is carried at levels of coverage and deductibles that we consider financially prudent. A successful liability claim for which we are underinsured or uninsured could have a material adverse effect on us.

Government Regulation

         Our business is subject to international conventions and governmental regulations that strictly regulate various aspects of our operations. The maritime laws and the diving, health and safety regulations of the jurisdictions in which we operate govern our operations in these areas. In the North Sea, these regulations include established working hours and a specified working environment for divers, as well as standards for diving procedures, equipment and diver health. The North Sea standards are among the most stringent in the world. In the absence of any specific regulation in other geographic regions, we closely follow the standards set by the International Marine Contractor Association. In addition, we are required by various governmental and other regulatory agencies to obtain certain permits, licenses and certificates with respect to our equipment and operations. The kind of permits, licenses and certificates required in our operations depends upon a number of factors but are normally of a type required of all operators in a given jurisdiction. We believe that we have or can readily obtain all permits, licenses and certificates necessary to conduct our operations. Some countries require that we enter into joint venture or similar business arrangements with local individuals or businesses in order to conduct business in such countries.

         Our operations are affected from time to time and to varying degrees by political developments and federal and local laws and regulations. In particular, oil and gas production, operations and economics are affected by price control, tax and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations. Such developments directly or indirectly may affect our operations and those of our customers.

Inspection by a Classification Society and Drydocking

         The hull and machinery (including diving equipment) of most of our ships must be "classed" by a classification society authorized by its country of registry. The classification society certifies that the ship is safe and seaworthy in accordance with the classification rules as well as with applicable rules and regulations of the country of registry of the ship and the international conventions of which that country is a member. Certain of our ships are not required to be classed, but do comply with applicable regulations.

         Each classed ship is inspected by a surveyor of the classification society. A visual inspection is carried out annually to ascertain the general condition of the ship or relevant items. Intermediate surveys are carried out at the second or third annual survey. This survey includes a visual inspection of the hull structure, machinery and electrical installations and equipment. Renewal surveys which involve a major inspection of the hull structure, machinery installations and equipment are carried out at five-year intervals. A classed ship is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of the ship. As a general policy, we drydock our classed ships every second year during the winter off-season. Should any defect be found, the classification society surveyor will issue its report as to appropriate repairs which must be made by the ship owner within the time limit prescribed. Insurance underwriters make it a condition of insurance coverage that a classed ship be "in class." All of our major classed ships currently meet that condition.

         Our U.S. flagged ships that are U.S. Coast Guard inspected but not classed are drydocked twice during each five-year cycle. The intermediate drydocking is due between the end of the second and third years of the cycle. Our U.S. flagged Load Line only ships as well as the un-classed Panama and Honduras flagged ships are drydocked according to the same schedule for condition surveys as required by the respective national Load Line regulations. The annual topside safety and equipment surveys are very similar to and parallel the traditional class surveys.

Corporate Matters

         We are an indirect subsidiary of SNSA, whose shares are quoted on the Nasdaq National Market and listed on the Oslo Stock Exchange. Through its subsidiaries, SNSA is engaged in three businesses:

transportation services, subsea services and seafood. As of February 28, 2002, SNSA retained an economic interest of approximately 53% and voting rights of approximately 61% in us.

         Our registered office is located at 26, rue Louvigny, Luxembourg, and we are registered in the Companies' Registrar of the Luxembourg District Court under the designation "R.C. Luxembourg B 43172." Our principal executive offices are c/o Stolt Offshore M.S. Ltd., Dolphin House, Windmill Road, Sunbury-on-Thames, Middlesex TW16 7HT, England, telephone number (44) (0) 1932-773-700. Our web site address is www.stoltoffshore.com. The information on our web site is not part of or incorporated by reference into this prospectus.

                             RELATIONSHIP WITH SNSA

Share Ownership

         As of March 31, 2002, a wholly owned subsidiary of SNSA owned 29,275,223 of our common shares and all 34,000,000 of our Class B shares. This ownership represents an economic interest in us of approximately 53% and a voting interest of approximately 61%. As of March 31, 2002, the Stolt-Nielsen family, directly and indirectly through Fiducia Ltd., controlled approximately 60% of the outstanding shares of SNSA entitled to vote generally on matters brought to a vote of shareholders of SNSA.

Arrangements and Transactions with SNSA

         We and SNSA have developed a number of arrangements and engage in various transactions as affiliated companies. We believe that these arrangements and transactions, taken as a whole, are based on arm's length principles to accommodate our respective interests in a manner that is fair and beneficial to both parties. However, because of the scope of the various relationships between us and SNSA (and our respective subsidiaries), we cannot assure you that each of the agreements and transactions, if considered separately, has been or will be effected on terms no less favorable to us than could have been obtained from unaffiliated third parties.

         All material arrangements with SNSA are reviewed by the audit committee of our Board of Directors consisting of directors who are not employees or officers of either SNSA or Stolt Offshore and who are not related to the Stolt-Nielsen family. Existing material arrangements include agreements with an affiliate of SNSA under which the affiliate provides certain management, administrative, accounting, financial and other services to us. From time to time, some of our financing may be provided for or guaranteed by SNSA or its affiliates, and our continued access to such financing would depend on a number of factors, including compliance by SNSA or its affiliates with covenants in their financing arrangements.

Services Agreement

         Pursuant to a corporate services agreement, SNSA supplies through its subsidiaries, financial, risk management, public relations and other services to us for an annual fee based on costs incurred in rendering those services. The fee is subject to negotiation and agreement between us and SNSA on an annual basis. The fees for 2001, 2000 and 1999 were approximately $3.7 million, $3.3 million and $2.5 million, respectively. The services agreement is automatically renewed for additional one-year terms unless we and SNSA are unable to agree on the annual fee payable to SNL. The services agreement may also be terminated by either party on the occurrence of certain events, including the other party's:

         o failure to pay amounts due under the services agreement within 15 days after notice;

         o breach of any material obligation under the services agreement and failure to cure any breach within 30 days after notice; and

         o     bankruptcy or related proceedings.

Intercompany Payments

         Our payments to SNSA for the years 2001, 2000 and 1999 consisted of the following in millions:

                        Year ended         Year ended         Year ended
                    November 30, 2001  November 30, 2000  November 30, 1999
                    -----------------  -----------------  -----------------
Interest payments          $0.4                $3.6             $10.4
Management services        $3.7                $3.3              $2.5

         Short-term payables due to SNSA of $9.5 million as of November 30, 2001 (2000: $8.5 million) relate primarily to outstanding insurance premiums and management service charges.

Service Mark Agreement

         We and SNSA are parties to an agreement under which we have been granted the right to use the Stolt name and logo, without payment of any royalty, so long as SNSA or its affiliates own more than one-third of our voting shares.

                           BACKGROUND OF THE OFFERING

         In December 1999, we acquired ETPM from Vinci's predecessor, Groupe GTM. We paid $111.6 million in cash and 6,142,857 class A shares. On March 7, 2001, our class A shares, including the shares held by Vinci, were reclassified as common shares on a one-for-one basis. The purchase agreement effectively provided that in the event of a sale of Vinci's Stolt Offshore shares, Vinci would receive a minimum of $18.50 per share. In accordance with the terms of the purchase agreement, Stolt Offshore Investing Ltd. will purchase these shares from Vinci at market value, and we will pay to Vinci the difference between that aggregate market value and the guaranteed aggregate price of $113.6 million. The shares to be purchased by Stolt Offshore Investing Ltd. are included in the shares offered by this prospectus.

         In order to satisfy our obligations under the minimum guaranteed price for the Vinci shares, we expect to borrow up to $113.6 million under our existing credit facility. We and Stolt Offshore Investing Ltd. will use the net proceeds from this offering to repay this indebtedness.

         On December 7, 1999, we acquired a 49% interest in the joint venture NKT. As partial consideration for the acquisition of our interest, we issued to NKT Holding 1,758,242 class A shares, which were reclassified as common shares in March 2001. In accordance with the terms of the purchase agreement for our joint venture interest, our indirect wholly owned subsidiary purchased 249,621 common shares from NKT Holding at a guaranteed price of $13.65 per share for an aggregate price of $3,407,327 in February 2002. These shares were later transferred to Stolt Offshore Investing Ltd. and are included in the shares offered by this prospectus.

                               SELLING SHAREHOLDER

          Our indirect wholly owned subsidiary, Stolt Offshore Investing Ltd., is offering 6,392,478 of our shares as part of this offering, representing 9.1% of our issued common shares as of March 31, 2002. Its principal executive offices are Clarendon House, 2 Church Street, Hamilton, Bermuda. Following this offering, Stolt Offshore Investing Ltd. will cease to own any of our common shares.

                                    TAXATION

U.S. Federal Income Taxation

         In the opinion of White & Case LLP, special tax counsel to Stolt Offshore S.A., the following is a description of the material U.S. federal income tax consequences that may be relevant with respect to the acquisition, ownership and disposition of common shares or ADSs. This description addresses only the U.S. federal income tax considerations of holders that will hold common shares or ADSs as capital assets. This description does not address tax considerations applicable to:

          o holders of common shares or ADSs that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities,

          o    taxpayers that have elected to use mark-to-market accounting,

          o persons that received common shares or ADSs as compensation for the performance of services,

          o persons that will hold common shares or ADSs as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for U.S. federal income tax purposes,

          o persons that have a "functional currency" other than the U.S. dollar, or

          o holders that own, or are deemed to own, 10% or more, by voting power or value, of the stock of Stolt Offshore.

         Moreover, this description does not address the U.S. federal estate and gift or alternative minimum tax consequences of the acquisition, ownership and disposition of common shares or ADSs. This description is based on:

          o    the Internal Revenue Code of 1986, as amended, or the Code,

          o    U.S. Treasury Regulations issued under the Code, and

          o judicial and administrative interpretations of the Code and regulations,

each as in effect and available on the date of this prospectus. This description is also based in part on the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

          The U.S. Treasury Department has expressed concern that depositaries for American depositary receipts, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. holders of such receipts or shares. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for Luxembourg taxes and sourcing rules described below could be affected by future actions that may be taken by the U.S. Treasury Department.

          For purposes of this description, a U.S. Holder is a beneficial owner of common shares or ADSs that, for U.S. federal income tax purposes, is:

          o    citizen or resident of the United States,

          o a partnership or corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia,

          o an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

          o a trust if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

          A Non-U.S. Holder is a beneficial owner, or, in the case of a partnership, a holder of common shares or ADSs that is not a U.S. Holder.

         You should consult your own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning or disposing of common shares or ADSs.

Ownership of ADSs in General

         For U.S. federal income tax purposes, a holder of ADSs generally will be treated as the owner of the common shares represented by such ADSs.

Distributions

         If you are a U.S. Holder, the gross amount of any distribution by Stolt Offshore of cash or property, other than certain distributions, if any, of common shares distributed pro rata to all shareholders of Stolt Offshore, including holders of ADSs, with respect to common shares or ADSs will be includible in your income as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Stolt Offshore as determined under U.S. federal income tax principles. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. To the extent, if any, that the amount of any distribution by Stolt Offshore exceeds Stolt Offshore's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in the common shares or ADSs and thereafter as capital gain.

         Dividends received by you with respect to common shares or ADSs will be treated as foreign source income, which, if you are a U.S. Holder, may be relevant in calculating your foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Stolt Offshore generally will constitute "passive income", or, in the case of certain U.S. Holders, "financial services income".

         Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements", if you are a Non-U.S. Holder of common shares or ADSs, generally you will not be subject to U.S. federal income or withholding tax on dividends received on common shares or ADSs, unless such income is effectively connected with your conduct of a trade or business in the U.S.

Sale or Exchange of Common Shares or ADSs

         If you are a U.S. Holder, you will generally recognize gain or loss on the sale or exchange of common shares or ADSs equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in the common shares or ADSs. Such gain or loss will be capital gain or loss. If you are a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if your holding period for such common shares or ADSs exceeds one year and will be further reduced if your holding period exceeds five years. If you are a U.S. Holder, gain or loss, if any, recognized by you generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

         If you are a U.S. Holder, your initial tax basis of common shares will be the U.S. dollar value of the Norwegian kroner denominated purchase price determined on the date of purchase. If the common shares are treated as traded on an "established securities market," and you are a cash basis U.S. Holder (or, if you elect, an accrual basis U.S. Holder), you will determine the dollar value of the cost of such common shares by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to Norwegian kroners and the immediate use of that currency to purchase common shares generally will not result in taxable gain or loss for a U.S. Holder. If you are a U.S. Holder, the initial tax basis of the ADSs will be the U.S. dollar denominated purchase price determined on the date of purchase.

         With respect to the sale or exchange of common shares, the amount realized generally will be the U.S. dollar value of the payment received determined on (1) the date of receipt of payment in the case of a cash basis U.S. Holder and (2) the date of disposition in the case of an accrual basis U.S. Holder. If the common shares are treated as traded on an "established securities market," a cash basis taxpayer, or, if it elects, an accrual basis taxpayer, will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale.

         If you are a Non-U.S. Holder of common shares or ADSs, subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements", you will generally not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such common shares or ADSs unless (1) such gain is effectively connected with your conduct of a trade or business in the U.S. or (2) if you are an individual Non-U.S. Holder, you are present in the U.S. for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met.

Backup Withholding Tax and Information Reporting Requirements

         U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, common shares or ADSs made within the U.S. to a holder of common shares or ADSs, other than an "exempt recipient", including a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, common shares or ADSs within the U.S. to a holder, other than an "exempt recipient", if you fail to furnish your correct taxpayer identification number or otherwise fail to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate is 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for years 2006 through 2010.

         The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of common shares or ADSs. You should consult your own tax advisor concerning the tax consequences of your particular situation.

                                  UNDERWRITING

General

         Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, we and the selling shareholder have agreed to sell to Lehman Brothers Inc. and Lehman Brothers has agreed to purchase from us and the selling shareholder an aggregate of 8,000,000 common shares and ADSs.

         Under the terms and conditions of the underwriting agreement, Lehman Brothers is committed to take and pay for all of the common shares and ADSs offered by this prospectus if any are taken, other than those covered by the over-allotment option described below. Lehman Brothers may elect to receive all or a portion of the shares offered by this prospectus (including shares purchased pursuant to the over-allotment option described below) in the form of common shares or ADSs in order to accommodate requests of investors.

         The underwriting agreement provides that Lehman Brothers' obligations to purchase our common shares and ADSs depend on the satisfaction of the conditions contained in the underwriting agreement, including that:

          o the representations and warranties made by us and the selling shareholder to Lehman Brothers are true;

          o    there is no material change in the financial markets; and

          o we and the selling shareholder deliver customary closing documents to Lehman Brothers.

Over-allotment Option

         We have granted Lehman Brothers an option to purchase, from time to time until 30 days after the date of the underwriting agreement, in whole or in part, up to an aggregate of 1,200,000 common shares or ADSs at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The option may be exercised to cover over-allotments, if any, made in connection with the offering.

         Lehman Brothers has advised us and the selling shareholder that it proposes to offer common shares and ADSs directly to the public at the public offering price on the cover of this prospectus and to selected dealers at such offering price less a selling concession not in excess of $ per share. Lehman Brothers may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $ per share to other dealers. After the offering, Lehman Brothers may change the public offering price and other offering terms.

         A portion of the shares offered by this prospectus may be sold directly to SNSA at the public offering price indicated on the cover of this prospectus.

Selling Agent

         Fearnley Fonds will act as a selling agent for Lehman Brothers for sales of the common shares to Norwegian persons. "Norwegian persons" are any national or resident of Norway or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of Norway or of any political subdivision thereof (other than a branch located outside Norway of any Norwegian Person), and shall include any Norwegian branch of a person who is otherwise not a Norwegian Person. Fearnley Fonds will receive a customary fee for its services.

Commissions and Expenses

         The following table summarizes the underwriting discounts and commissions we and the selling shareholders will pay to Lehman Brothers. These amounts are shown assuming both no exercise and full exercise of Lehman Brothers' over-allotment option to purchase 1,200,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount Lehman Brothers will pay to us and the selling shareholder for the shares.

                                         No                       Full
                                      Exercise                  Exercise
         Per share...............    $                       $
                                     -----------------       ------------------
         Total....................
                                     =================       ==================



The expenses of the offering that are payable by us are estimated to be $     .

Stabilization, Short Positions and Penalty Bids

         Lehman Brothers may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares and ADSs, in accordance with Regulation M under the Securities Exchange Act of 1934:

          o Over-allotment involves sales by Lehman Brothers of common shares or ADSs in excess of the number of common shares or ADSs Lehman Brothers is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common shares and ADSs over-allotted by Lehman Brothers is not greater than the number of common shares or ADSs that it may purchase in the over-allotment option. In a naked short position, the number of common shares and ADSs involved is greater than the number of shares in the over-allotment option. Lehman Brothers may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market;

          o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

          o Syndicate covering transactions involve purchases of the common shares or ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, Lehman Brothers will consider, among other things, the price of common shares or ADSs available for purchase in the open market as compared to the price at which they may purchase common shares or ADSs through the over-allotment option. If Lehman Brothers sells more common shares or ADSs than could be covered by the over-allotment option, a naked short position, the position can be closed out only by buying common shares or ADSs in the open market. A naked short position is more likely to be created if Lehman Brothers is concerned that there could be downward pressure on the price of the common shares or ADSs in the open market after pricing that could adversely affect investors who purchase in the offering; and

          o Penalty bids permit Lehman Brothers to reclaim a selling concession from a syndicate member when the common shares and ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

         These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or ADSs or preventing or retarding a decline in the market price of the common shares or the ADSs. As a result, the price of the common shares and the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

         Neither we, the selling shareholder nor Lehman Brothers make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares and the ADSs. In addition, neither we, the selling shareholder nor Lehman Brothers make representations that we or Lehman Brothers will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Lock-up Agreement

         We, our directors, officers, and certain shareholders, including Stolt-Nielsen S.A., have agreed not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares of capital stock or any securities that may be converted into or exchanged for any shares of capital stock for a period of 90 days from the date of the underwriting agreement without the prior written consent of Lehman Brothers, except that we may sell the common shares or ADSs offered in connection with this offering and we may grant options to purchase common shares under our option plans.

Indemnification

         We have agreed to indemnify Lehman Brothers against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that Lehman Brothers may be required to make for these liabilities.

Offers and Sales in Canada

         This prospectus is not, and under no circumstances is it to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

Stamp Taxes

         Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Electronic Distribution

         A prospectus in electronic format may be made available on the Lehman Brothers or Fearnley Fonds Internet sites or through other online services maintained by Lehman Brothers, Fearnley Fonds or their affiliates. In those cases, prospective investors may view offering terms online and, depending on the site, may be allowed to place orders online. Lehman Brothers may agree with us to allocate a specific number of common shares or ADSs for sale to online brokerage account holders. Any such allocation for online distribution will be made on the same basis as other allocations.

         Other than this prospectus in electronic format, the information on the Lehman Brothers and Fearnley Fonds web sites and any information contained in any other web site maintained by Lehman Brothers or Fearnley Fonds is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved or endorsed by us or Lehman Brothers or Fearnley Fonds in their respective capacities as underwriter or selling agent and should not be relied upon by investors.

Other

         Lehman Brothers has provided and expects to continue to provide financial advisory or investment banking services to us for which it has received and continues to receive customary compensation.

Norway

         This document is not a prospectus under Norwegian legislation and has not been approved by the Oslo Stock Exchange. We are not making an offering subject to prospectus requirements under Norwegian legislation.

United Kingdom

         Lehman Brothers has represented and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date of the offering, will not offer or sell any common shares or ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000 (the "FSMA"); (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any common shares or ADSs in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares or ADSs in, from or otherwise involving the United Kingdom.

Japan

         Lehman Brothers has represented and agreed that it has not offered or sold and will not offer or sell any common shares or ADSs, directly or indirectly, in Japan or to or for the account of any resident of Japan except
(A) pursuant to an exemption from the registration requirements of the Securities and Exchange law of Japan and (B) in compliance with any other applicable requirements of Japanese law.

Germany

         The offer and sale of shares within Germany is subject to restrictions set forth in the German Securities Selling Prospectus Act (Wertpapier-Verkaufsprospektgesetz). Lehman Brothers has agreed that it will not offer, sell, or deliver common shares or ADSs in Germany as part of a public offering. Securities will be offered, sold or delivered in Germany exclusively to professional investors within the meaning of Section 2 of the German Securities Selling Prospectus Act.

The Netherlands

         The common shares and ADSs may not be offered, transferred, delivered or sold in The Netherlands as part of the initial distribution or any time thereafter, and this prospectus may not be distributed and circulated in The Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational institutions and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner).

Luxembourg

         We are not making, and we have not authorized anyone to make, a public offering of shares in Luxembourg.

                              EXPENSES OF THE ISSUE

         We will pay the following estimated expenses (not including underwriting discounts and commissions and expenses reimbursed by us) to be incurred in connection with the issuance and distribution of the common shares to which this prospectus relates. Other than the SEC filing fee, all of these expenses are estimated.

        SEC filing fee..................................        $7,258
        Accounting fees and expenses....................       170,000
        Legal fees and expenses ........................       200,000
        Transfer Agent's fees...........................       300,000
        Printing and engraving expenses.................       100,000
        Luxembourg tax on increase of capital...........       202,527
        Miscellaneous ..................................        20,215
                                                               -------
        Total ..........................................    $1,000,000
                                                             =========


                       ENFORCEABILITY OF CIVIL LIABILITIES

         We are a corporation organized under the laws of Luxembourg. Several of our directors and officers reside and maintain most of their assets outside the United States and it may not be possible to effect service of process within the United States on us or on such persons, or to enforce against us or them in U.S. courts judgments obtained in such courts based on the civil liability provisions of the U.S. federal securities laws. We have been advised by Elvinger, Hoss & Prussen, our Luxembourg counsel, that there is substantial doubt as to whether the courts of Luxembourg would (1) enforce judgments of U.S. courts obtained in actions against us or such directors and officers based on the civil liability provisions of the U.S. federal securities laws or (2) entertain original actions brought in Luxembourg against us or such directors and officers predicated solely upon the civil liability provisions of the U.S. federal securities laws. There is no treaty in effect between the United States and Luxembourg providing for such enforcement, and there are grounds upon which Luxembourg courts may choose not to enforce judgments of U.S. courts. Certain remedies available under the U.S. federal securities laws would not be enforced by Luxembourg courts as contrary to that nation's public policy.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form F-3 under the Securities Act of 1933 relating to this offering of our common shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Commission allow us to omit various information from this prospectus that is included in the registration statement. Statements made in this prospectus or incorporated herein by reference concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents.

         You may read and copy the registration statement, including the related exhibits, the documents incorporated by reference into this prospectus and any document we file with the Commission, without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the registration statement and the documents incorporated by reference into this prospectus are publicly available through the web site maintained by the Securities and Exchange Commission at www.sec.gov.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 applicable to foreign private issuers and the obligations of these requirements by filing reports with the Commission. As a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Securities and Exchange Commission, within six months after the end of each fiscal year, an annual report on Form 20-F containing financial statements examined and reported on, with an opinion expressed, by an independent public accounting firm.

         We furnish to Citibank, N.A., as depositary under our Deposit Agreement, copies of all reports required to be filed by us with the Commission under the Exchange Act, including our annual reports in English containing a brief description of our operations and our audited annual consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and Regulation S-X of the Commission. In addition, we are required under the Deposit Agreement to furnish the depositary with copies of all notices of meetings of holders of common shares and other reports and communications that are generally made available to such holders. Under certain circumstances, the depositary will arrange for the mailing, at our expense, of such notices, other reports and communications to all holders of American Depositary Shares.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" into this prospectus information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c) or 15(d) of the Exchange Act (including reports on Form 6-K, if we identify in those reports that they are being incorporated by reference into this prospectus) until we have sold all of the common shares to which this prospectus relates or the offering is otherwise terminated:

          o our Annual Report on Form 20-F for the year ended November 30, 2000 (including the description of share capital contained therein); and

          o our Reports on Form 6-K furnished to the SEC on July 23, 2001, October 19, 2001, February 25, 2002 and April 12, 2002.

         You may request a copy of these filings, at no cost, by writing or telephoning us. Any requests should be directed to:

                                 Julian Thomson
                            Stolt Offshore M.S. Ltd.
                                  Dolphin House
                                  Windmill Road
                                Sunbury-on-Thames
                               Middlesex TW16 7HT

                                    England
                             Tel: (44) 1932-773-700

                                  LEGAL MATTERS

         The validity of the common shares offered hereby will be passed upon by Elvinger, Hoss & Prussen, our Luxembourg counsel. Certain legal matters in connection with this offering relating to U.S. federal and New York law will be passed upon for us by White & Case LLP, New York, New York. James P. Hurlock, a member of our board of directors, is a retired partner of White & Case LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Weil, Gotshal & Manges LLP.

                                     EXPERTS

         Our Consolidated Financial Statements as of November 30, 2001 and 2000 and for the three years ended November 30, 2001 included elsewhere in this prospectus have been audited by Arthur Andersen, Glasgow, Scotland, independent public accountants, as indicated in their reports with respect thereto, and included herein in reliance on the authority of that firm as experts in accounting and auditing in giving those reports.

         The financial statements of Mar Profundo Girassol as of December 31, 2001 and 2000 and for the two years ended December 31, 2001 filed as an exhibit to the registration statement relating to this prospectus have been audited by Barbier Frinault & Associes, Paris, France, independent public accountants, and are included in the registration statement in reliance on the authority of that firm as experts in accounting and auditing and in giving those reports.

             INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants.....................................F-2
Consolidated Statements of Operations for the years ended
      November 30, 2001, 2000 and 1999.......................................F-3
Consolidated Balance Sheets at November 30, 2001 and 2000....................F-4
Consolidated Statements of Shareholders' Equity for the years ended November 30, 2001, 2000, 1999 and 1998...........................F-5
Consolidated Statements of Cash Flows for the years ended
      November 30, 2001, 2000 and 1999.......................................F-6
Notes to Consolidated Financial Statements...................................F-7

Report of independent public accountants


To Stolt Offshore S.A.
We have audited the accompanying consolidated balance sheets of Stolt Offshore S.A. (a Luxembourg company) and its subsidiaries as of November 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended November 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stolt Offshore S.A. and subsidiaries as of November 30, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2001, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen
Glasgow, United Kingdom
January 30, 2002


40 Stolt Offshore S.A. Report and Accounts 2001

Consolidated statements of operations





============================================================================================================
For the year ended November 30                                                2001         2000        1999
(in thousands, except per share data)                                            $            $           $
------------------------------------------------------------------------------------------------------------
Net operating revenue                                                    1,255,938      983,420     640,726
------------------------------------------------------------------------------------------------------------
Operating expenses                                                      (1,161,553)    (930,046)   (568,304)
------------------------------------------------------------------------------------------------------------
Gross profit - $                                                            94,385       53,374      72,422
------------------------------------------------------------------------------------------------------------
             - %                                                              7.5%         5.4%       11.3%
------------------------------------------------------------------------------------------------------------
Equity in net income of non-consolidated joint ventures                     11,655        5,793       5,197
------------------------------------------------------------------------------------------------------------
Administrative and general expenses                                        (64,043)     (60,913)    (51,825)
------------------------------------------------------------------------------------------------------------
Impairment of Comex trade name                                 note 2       (7,932)           -           -
------------------------------------------------------------------------------------------------------------
Restructuring charges                                         note 16            -       (3,294)     (1,639)
------------------------------------------------------------------------------------------------------------
Net operating income (loss)                                                 34,065       (5,040)     24,155
------------------------------------------------------------------------------------------------------------
Non-operating (expense) income
------------------------------------------------------------------------------------------------------------
Interest expense                                                           (29,271)     (32,157)    (17,692)
------------------------------------------------------------------------------------------------------------
Interest income                                                              2,451        2,165         966
------------------------------------------------------------------------------------------------------------
Foreign currency exchange losses, net                                         (323)        (810)        (80)
------------------------------------------------------------------------------------------------------------
Other income, net                                                            2,300          142         355
------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and minority interests                     9,222      (35,700)      7,704
------------------------------------------------------------------------------------------------------------
Income tax (provision) benefit                                note 10      (20,619)       3,778       8,509
------------------------------------------------------------------------------------------------------------
(Loss) income before minority interests                                    (11,397)     (31,922)     16,213
------------------------------------------------------------------------------------------------------------
Minority interests                                                          (2,806)      (2,521)          -
------------------------------------------------------------------------------------------------------------
Net (loss) income                                                          (14,203)     (34,443)     16,213
------------------------------------------------------------------------------------------------------------
Earnings per Common Share
------------------------------------------------------------------------------------------------------------
Net (loss) income per Common Share and Common Share equivalent:
------------------------------------------------------------------------------------------------------------
  Basic                                                                      (0.16)      (0.44)        0.27
------------------------------------------------------------------------------------------------------------
  Diluted                                                                    (0.16)      (0.44)        0.27
------------------------------------------------------------------------------------------------------------
Weighted average number of Common Shares and Common Share
equivalents outstanding                                        note 2       Number       Number      Number
------------------------------------------------------------------------------------------------------------
  Basic                                                                     87,201      78,774       59,092
------------------------------------------------------------------------------------------------------------
  Diluted                                                                   87,201      78,774       59,545
------------------------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

Consolidated balance sheets



------------------------------------------------------------------------------------------------------------
As of November 30                                                                        2001          2000
(in thousands, except share data)                                                           $             $
------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------
Current assets
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                              11,670         6,315
------------------------------------------------------------------------------------------------------------
Restricted cash deposits                                                 note 4         1,296         4,337
------------------------------------------------------------------------------------------------------------
Trade receivables                                                        note 5       428,601       268,491
------------------------------------------------------------------------------------------------------------
Inventories and work-in-progress                                         note 6        25,424        33,701
------------------------------------------------------------------------------------------------------------
Receivables due from related parties and short-term advances to
non-consolidated joint ventures                                          note 9        61,140        29,837
------------------------------------------------------------------------------------------------------------
Prepaid expenses and other current assets                                note 7        44,836        51,817
------------------------------------------------------------------------------------------------------------
Total current assets                                                                  572,967       394,498
------------------------------------------------------------------------------------------------------------
Fixed assets, at cost                                                    note 8     1,096,329     1,042,974
------------------------------------------------------------------------------------------------------------
Less accumulated depreciation and amortization                           note 8     (316,858)     (239,626)
------------------------------------------------------------------------------------------------------------
Total fixed assets, net                                                               779,471       803,348
------------------------------------------------------------------------------------------------------------
Deposits and non-current receivables                                     note 7        36,192        24,223
------------------------------------------------------------------------------------------------------------
Investments in and advances to non-consolidated joint ventures           note 9        35,529        37,004
------------------------------------------------------------------------------------------------------------
Deferred taxes                                                          note 10        10,386        13,705
------------------------------------------------------------------------------------------------------------
Goodwill and other intangible assets                                     note 2       122,236       126,733
------------------------------------------------------------------------------------------------------------
Prepaid pension asset                                                   note 11         3,482         3,261
------------------------------------------------------------------------------------------------------------
Total assets                                                                        1,560,263     1,402,772
------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------
Current liabilities
------------------------------------------------------------------------------------------------------------
Bank overdrafts                                                         note 12         5,240         1,767
------------------------------------------------------------------------------------------------------------
Short-term payables due to SNSA                                         note 15         9,482         8,512
------------------------------------------------------------------------------------------------------------
Current maturities of long-term debt and capital lease obligations      note 13        23,653         3,844
------------------------------------------------------------------------------------------------------------
Accounts payable and accrued liabilities                                note 14       349,440       255,624
------------------------------------------------------------------------------------------------------------
Accrued salaries and benefits                                                          41,515        36,736
------------------------------------------------------------------------------------------------------------
Other current liabilities                                                              65,445        75,344
------------------------------------------------------------------------------------------------------------
Total current liabilities                                                             494,775       381,827
------------------------------------------------------------------------------------------------------------
Long-term debt and capital lease obligations                            note 13       335,026       288,653
------------------------------------------------------------------------------------------------------------
Deferred taxes                                                          note 10        18,194        26,743
------------------------------------------------------------------------------------------------------------
Other long-term liabilities                                                            39,955        30,505
------------------------------------------------------------------------------------------------------------
Accrued pension liability                                               note 11         4,992         3,797
------------------------------------------------------------------------------------------------------------
Minority interests                                                                      7,299         1,798
------------------------------------------------------------------------------------------------------------
Total long-term liabilities                                                           405,466       351,496
------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                   notes 17 and 22
------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                    note 19
------------------------------------------------------------------------------------------------------------
Common Shares, $2.00 par value - 140,000,000 shares authorized (2000:
34,000,000), 70,228,536 shares issued and outstanding (2000:
22,723,134)                                                                           140,457        45,446
------------------------------------------------------------------------------------------------------------
Class A Shares, $2.00 par value - nil shares authorized (2000:
68,000,000), nil shares issued and outstanding (2000: 47,429,790)                           -        94,860
------------------------------------------------------------------------------------------------------------
Class B Shares, $2.00 par value - 34,000,000 shares authorized, issued
and outstanding (2000: 34,000,000)                                                     68,000        68,000
------------------------------------------------------------------------------------------------------------
Paid-in surplus                                                                       463,615       463,379
------------------------------------------------------------------------------------------------------------
Retained earnings                                                                      52,436        66,639
------------------------------------------------------------------------------------------------------------
Accumulated comprehensive loss                                                       (64,486)      (68,875)
------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                            660,022       669,449
------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                          1,560,263     1,402,772
------------------------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

Consolidated statements of shareholders' equity


------------------------------------------------------------------------------------------------------------------------------
                                                                                       Accumulated        Total   Comprehensive
                                      Common   Class A   Class B   Paid-in  Retained comprehensive  shareholders'        income
                                      Shares    Shares    Shares   surplus  earnings          loss       equity          (loss)
(in thousands, except share data)          $         $         $         $         $             $            $             $
-------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1998            44,731    39,360    68,000   178,290    84,869      (14,700)      400,550
-------------------------------------------------------------------------------------------------------------------------------
Net income                                 -         -         -         -    16,213             -       16,213        16,213
-------------------------------------------------------------------------------------------------------------------------------
Translation adjustments, net               -         -         -         -         -       (8,825)      (8,825)       (8,825)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                       -         -         -         -         -             -            -         7,388
------------------------------------------------------------------------------------------------------------------------------
Exercise of share options                182        62         -       339         -             -          583
------------------------------------------------------------------------------------------------------------------------------
Other, net                                 -         -         -      (78)         -             -         (78)
------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1999            44,913    39,422    68,000   178,551   101,082      (23,525)      408,443
------------------------------------------------------------------------------------------------------------------------------
Issuance of 1,758,242 Class A
Shares                                     -     3,516         -    21,934         -             -       25,450
------------------------------------------------------------------------------------------------------------------------------
Issuance of 6,142,857 Class A
Shares                                     -    12,286         -   101,357         -             -      113,643
------------------------------------------------------------------------------------------------------------------------------
Issuance of 10,341,261 Class A
Shares                                     -    20,683         -    79,317         -             -      100,000
------------------------------------------------------------------------------------------------------------------------------
Issuance of 9,433,962 Class A
Shares                                     -    18,868         -    81,132         -             -      100,000
------------------------------------------------------------------------------------------------------------------------------
Net loss                                   -         -         -         -  (34,443)             -     (34,443)      (34,443)
------------------------------------------------------------------------------------------------------------------------------
Translation adjustments, net               -         -         -         -         -      (45,350)     (45,350)      (45,350)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive loss                         -         -         -         -         -             -            -      (79,793)
------------------------------------------------------------------------------------------------------------------------------
Exercise of share options                533        85         -     1,280         -             -        1,898
------------------------------------------------------------------------------------------------------------------------------
Other, net                                 -         -         -     (192)         -             -        (192)
------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 2000            45,446    94,860    68,000   463,379    66,639      (68,875)      669,449
------------------------------------------------------------------------------------------------------------------------------
Reclassification of Class A
Shares to Common Shares               94,860  (94,860)         -         -         -             -            -
------------------------------------------------------------------------------------------------------------------------------
Net loss                                   -         -         -         -  (14,203)             -     (14,203)      (14,203)
------------------------------------------------------------------------------------------------------------------------------
Translation adjustment in
respect of SFAS No.133                     -         -         -         -         -       (2,238)      (2,238)       (2,238)
------------------------------------------------------------------------------------------------------------------------------
Gain on hedging reclassified in
to earnings                                -         -         -         -         -         2,238        2,238         2,238
------------------------------------------------------------------------------------------------------------------------------
Translation adjustments, net               -         -         -         -         -         4,389        4,389         4,389
------------------------------------------------------------------------------------------------------------------------------
Comprehensive loss                         -         -         -         -         -             -            -       (9,814)
------------------------------------------------------------------------------------------------------------------------------
Exercise of share options                151         -         -       376         -             -          527
------------------------------------------------------------------------------------------------------------------------------
Other, net                                 -         -         -     (140)         -             -        (140)
------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 2001           140,457         -    68,000   463,615    52,436      (64,486)      660,022
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

Consolidated statements of cash flows



------------------------------------------------------------------------------------------------------------
For the year ended November 30                                                    2001       2000      1999
(in thousands)                                                                       $          $         $
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
------------------------------------------------------------------------------------------------------------
Net (loss) income                                                             (14,203)   (34,443)    16,213
------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net (loss) income to net cash provided by operating activities
------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                                   91,750     82,117    56,136
------------------------------------------------------------------------------------------------------------
Impairment of Comex trade name                                                   7,932          -         -
------------------------------------------------------------------------------------------------------------
Amortization of drydock costs                                                    8,441      3,985     3,793
------------------------------------------------------------------------------------------------------------
Equity in earnings of non-consolidated joint ventures                         (11,655)    (5,793)   (5,197)
------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                   2,806      2,521         -
------------------------------------------------------------------------------------------------------------
Deferred tax                                                                   (4,434)   (16,731)  (15,668)
------------------------------------------------------------------------------------------------------------
Gain on sale of assets                                                         (1,234)      (572)     (290)
------------------------------------------------------------------------------------------------------------
Changes in operating assets and liabilities, net of acquisitions
------------------------------------------------------------------------------------------------------------
Trade receivables                                                            (141,003)     18,316    42,320
------------------------------------------------------------------------------------------------------------
Prepaid expenses and other current assets                                       10,024   (18,576)       774
------------------------------------------------------------------------------------------------------------
Inventories and work-in-progress                                                 8,241   (13,160)     4,653
------------------------------------------------------------------------------------------------------------
Accounts and notes payable                                                      91,022     29,094  (53,737)
------------------------------------------------------------------------------------------------------------
Accrued salaries and benefits                                                      635    (5,517)   (8,793)
------------------------------------------------------------------------------------------------------------
Other short-term and other long-term liabilities                              (25,928)     28,630     2,239
------------------------------------------------------------------------------------------------------------
Payments of drydock costs                                                     (17,893)   (11,638)   (2,108)
------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                        4,501     58,233    40,335
------------------------------------------------------------------------------------------------------------
Cash flows used in investing activities
------------------------------------------------------------------------------------------------------------
Acquisition of subsidiaries, net of cash acquired                                 (61)  (111,175)         -
------------------------------------------------------------------------------------------------------------
Purchase of fixed assets                                                      (62,868)   (61,724)  (90,918)
------------------------------------------------------------------------------------------------------------
Proceeds from sale of fixed and intangible assets                                5,590     19,157     2,807
------------------------------------------------------------------------------------------------------------
(Increase) decrease in investments and other non-current financial assets     (26,089)    (6,886)       680
------------------------------------------------------------------------------------------------------------
Dividends from non-consolidated joint ventures                                  12,235          -    11,640
------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                         (71,193)  (160,628)  (75,791)
------------------------------------------------------------------------------------------------------------
Cash flows provided by financing activities
------------------------------------------------------------------------------------------------------------
Net increase (decrease) in bank overdraft                                        3,332  (104,323)     5,624
------------------------------------------------------------------------------------------------------------
Proceeds from issuance of long-term debt                                        69,985    340,000    34,000
------------------------------------------------------------------------------------------------------------
Repayments of long-term debt                                                         -  (175,597)   (1,370)
------------------------------------------------------------------------------------------------------------
Decrease (increase) in restricted cash deposits securing capital lease
obligations and accrued taxation liabilities                                     2,628    (2,601)   (1,012)
------------------------------------------------------------------------------------------------------------
Repayments of capital lease obligations                                        (3,845)    (5,425)   (3,117)
------------------------------------------------------------------------------------------------------------
Decrease in funding from affiliate                                                   -  (150,000)         -
------------------------------------------------------------------------------------------------------------
Proceeds from the issuance of Class A Shares                                         -    199,808         -
------------------------------------------------------------------------------------------------------------
Exercise of share options                                                          387      1,898       583
------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                       72,487    103,760    34,708
------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                          (440)      (902)   (2,775)
------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                             5,355        463   (3,523)
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                   6,315      5,852     9,375
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                        11,670      6,315     5,852
------------------------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

Notes to the consolidated financial statements

1. The Company
Stolt Offshore S.A. ("the Company") is one of the largest offshore contractors in the world with services covering all phases of subsea offshore oil and gas operations from exploration to decommissioning. The Company operates in more than 60 countries worldwide and maintains regional offices in the U.K.; Norway; Asia Pacific; Southern Europe, Africa and the Middle East ("SEAME"); South America; and North America.

The market for the Company's services is dependent upon the success of exploration and the level of development and production expenditures in the oil and gas industry. Such expenditures are cyclical in nature and influenced by prevailing and anticipated oil and gas prices.

The Company has investments in several joint ventures, the most significant of which is Mar Profundo Girassol, a joint venture with a French engineering company. The Company's share of the joint venture's net income is 50%.

The remainder of the joint ventures in which the Company has interests, with the exception of Seaway Heavy Lifting Limited ("SHL") and NKT Flexibles I/S, have been entered into on project specific bases to enhance the range of services provided to the customer. In these joint ventures, the Company will typically have interests ranging from 25% to 55%.

2. Accounting policies
Principles of consolidation
The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the U.S. and include the accounts of all majority-owned companies in which the Company has operating control. All significant intercompany transactions and balances have been eliminated. The Company accounts for its non-consolidated joint ventures under the equity method.

The Company records minority interest expense, which reflects the portion of the earnings of the majority-owned operations that are applicable to the minority interest partners. Following the acquisition of ETPM S.A. ("ETPM") in 2000, the Company increased its holding in Alto Mar Girassol from 331/3% to 662/3%. The minority interest amounts recorded in the accompanying consolidated financial statements primarily represent the share of minority partners interest in this entity and minority partners 62% interest in Paragon Engineering Holdings, Inc., the recently acquired engineering service group which is discussed further in
Note 3.

Foreign currency translation
The Company, incorporated in Luxembourg, has U.S. Dollar share capital and dividends are expected to be paid in U.S. Dollars. As a result, the Company's reporting currency is the U.S. Dollar.

The Company translates the financial statements of its subsidiaries from their functional currencies (usually local currencies) into U.S. Dollars. Assets and liabilities denominated in foreign currencies are translated at the exchange rates in effect at the balance sheet date. Revenue and expenses are translated at exchange rates which approximate the average exchange rates prevailing during the period. The resulting translation adjustments are recorded in a separate component of accumulated comprehensive loss as "Translation adjustments, net" in the accompanying consolidated statements of shareholders' equity. Exchange gains and losses resulting from transactions denominated in a currency other than that of the functional currency are included in "Foreign currency exchange losses, net" in the accompanying consolidated statements of operations. The functional currencies of the companies that comprise the Norway region and the U.K. region are Norwegian Kroner and British Pound, respectively. The U.S. Dollar is the functional currency of the most significant subsidiaries within the Asia Pacific, North America, SEAME and South America regions.

The Company uses derivative instruments, primarily foreign exchange forward contracts, to reduce its exposure to currency fluctuations. All of the instruments used are hedges against forecasted underlying operating or balance sheet exposures, the former designated as cash flow hedges and the latter designated as fair value hedges. The Company does not enter into open speculative positions. Effective December 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No.133, "Accounting for Derivative Instruments and Hedging Activities", as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative instrument are recorded in other comprehensive income ("OCI") and are recognized in the statement of operations when the hedged item affects earnings. If the derivative instrument is designated as a fair value hedge, the changes in the fair value of the derivative instrument and of the hedged item attributable to the hedged risk are recognized in the results of operations. Ineffective portions of changes in the fair value or the cash flow hedges are recognized in earnings. The cumulative effect of adopting SFAS No.133 was not material. See the further discussion on derivative instruments in Note 23.

Revenue recognition
Long-term contracts are accounted for using the percentage-of-completion method. Revenue and gross profit are recognized each period based upon the advancement of the work-in-progress unless the stage of completion is insufficient to enable a reasonably certain forecast of gross profit to be established. In such cases, no gross profit is recognized during the period. Provisions for anticipated losses are made in the period in which they become known.

A major portion of the Company's revenue is billed under fixed-price contracts. However, due to the nature of the services performed, variation orders are commonly billed to the customers in the normal course of business and are recognized as contract revenue only after agreement from the customers has been reached on the scope of work and fees to be charged.

Notes to the consolidated financial statements continued



Fixed assets
Fixed assets are recorded at cost or fair market value when obtained through acquisition. Interest costs incurred between the date that financing is provided for an asset and the date that the asset is ready for use are capitalized. No interest was capitalized for the years ended November 30, 2001, 2000 or 1999. Assets acquired pursuant to capital leases are capitalized at the present value of the underlying lease obligations and amortized on the same basis as fixed assets described below.

Depreciation of fixed assets is recorded on a straight-line basis over the useful lives of the assets as follows:

------------------------------------------------------
Construction support ships              6 to 25 years
Operating equipment                     7 to 10 years
Buildings                              20 to 33 years
Other assets                            5 to 10 years
------------------------------------------------------
Ships are depreciated to a residual value of 10% of acquisition cost, which reflects management's estimate of salvage or otherwise recoverable value. No residual value is assumed with respect to other fixed assets.

Costs for fitting out construction support ships are capitalized and amortized over a period equal to the remaining useful life of the related equipment. Permanent marine inventories on ships are depreciated in a manner similar to their related ships.

Depreciation expense, which includes amortization of assets under capital leases, was approximately $86.0 million for the year ended November 30, 2001 (2000: $76.2 million and 1999: $50.3 million).

On December 1, 1999 the Company changed its accounting policy for drydock costs from an accrual basis to a deferral basis. Amortization of capitalized drydock costs was $8.4 million for the year ended November 30, 2001 (2000: $4.0 million and 1999: $3.8 million). The unamortized portion of capitalized drydock costs of $21.2 million (2000: $11.9 million) is included in "Deposits and non-current receivables" in the accompanying consolidated balance sheets.

Maintenance and repair costs, which are expensed as incurred, were $42.1 million for the year ended November 30, 2001 (2000: $44.2 million and 1999: $33.7 million).

Goodwill and other intangible assets
Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill arising on acquisitions prior to June 30, 2001 is being amortized on a straight-line basis over 15 to 30 years and is reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill arising after this date will not be amortized in accordance with SFAS No.142, "Goodwill and Other Intangible Assets" and is tested for impairment on an annual basis or earlier whenever indicators of impairment arise.

Included in the net book value of intangible assets at November 30, 2001 was goodwill of $120.1 million (2000: $117.7 million) and other intangible assets of $2.1 (2000: $9.0 million). The amortization expense for the year ended November 30, 2001 was $5.7 million excluding the one-off impairment charge for the Comex trade name as discussed below (2000: $5.9 million and 1999: $5.8 million).

During the year ended November 30, 2001, in light of the increased worldwide recognition of the Stolt Offshore name, the Company reviewed the carrying value of its former trade name Comex for possible impairment in accordance with SFAS No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The Company determined that the value of the trade name had been impaired and recorded a charge of $7.9 million in its results of operations for the write-down of the trade name.

Cash and cash equivalents
Cash and cash equivalents include time deposits and certificates of deposit with an original maturity of three months or less.

Earnings per share
Earnings per share is computed using the weighted average number of Common and Class B Shares and equivalents outstanding during each period. The computations for the three years ended November 30, 2001 are based upon the following outstanding shares:

------------------------------------------------------
As of November 30        2001        2000        1999
------------------------------------------------------
Basic
------------------------------------------------------
Common Shares      70,201,030  61,774,156  42,091,928
------------------------------------------------------
Class B Shares     17,000,000  17,000,000  17,000,000
------------------------------------------------------
Total              87,201,030  78,774,156  59,091,928
------------------------------------------------------
Diluted
------------------------------------------------------
Common Shares      70,201,030  61,774,156  42,544,870
------------------------------------------------------
Class B Shares     17,000,000  17,000,000  17,000,000
------------------------------------------------------
Total              87,201,030  78,774,156  59,544,870
------------------------------------------------------
Basic              87,201,030  78,774,156  59,091,928
------------------------------------------------------
Potentially
dilutive share
options                     -           -     452,942
------------------------------------------------------
Diluted            87,201,030  78,774,156  59,544,870
------------------------------------------------------

The diluted loss per share for the year ended November 30, 2001 does not include common share equivalents in respect of share options of 415,941 as their effect would be anti-dilutive (2000: 624,373).

Class B Shares have only 50% of the economic rights of Common Shares.

All share data and per share data have been restated to reflect the share reclassification on March 7, 2001 whereby Class A Shares were reclassified to Common Shares on a one-for-one basis.

Stock based compensation
The Company has elected to account for its stock based compensation awards to employees and directors under Accounting Principles Board ("APB") Opinion No. 25 and to provide the disclosures required by SFAS No.123, "Accounting for Stock Based Compensation" in Note 20.

Notes to the consolidated financial statements continued


Consolidated statement of cash flows
Cash interest and cash paid for income taxes during the year ended November 30, 2001 were $27.2 million and $13.7 million, respectively, (2000: $27.0 million and $8.0 million, respectively, and 1999: $7.1 million and $10.4 million, respectively).

Impact of new accounting standards
In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No.141, "Business Combinations" and SFAS No.142, "Goodwill and Other Intangible Assets". SFAS No.141 applies to all business combinations with a closing date after June 30, 2001 and eliminates the pooling-of-interests method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill. SFAS No.142 eliminates the amortization of goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Identifiable intangible assets with determinable useful lives will continue to be amortized. The amortization provisions apply to goodwill and to other intangible assets acquired after June 30, 2001. Goodwill and other intangible assets acquired prior to June 30, 2001 will be affected upon adoption. The Company will adopt SFAS No.142 for the fiscal year commencing December 1, 2002 which will require the Company to cease amortization of its remaining net goodwill balance and perform an impairment test of its existing goodwill based on a fair value concept. The Company has not determined the impact that these Statements will have on goodwill and other intangible assets or whether a cumulative effect adjustment will be required upon adoption to reflect the impairment of previously recognized goodwill and other intangible assets.

In June 2001, the FASB issued SFAS No.143, "Accounting for Asset Retirement Obligations". SFAS No.143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Changes in the liability for an asset retirement due the passage of time shall be recognized as an increase in the carrying amount of the liability and as an operating expense in the statement of operations. SFAS No.143 is effective for fiscal years beginning after June 15, 2002. The Company does not anticipate that adoption of SFAS No.143 will have a material impact on its results of operations or its financial position.

In August 2001, the FASB issued SFAS No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No.144 superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No.144 primarily addresses significant issues relating to the implementation of SFAS No.121 and develops a single accounting model for long-lived assets to be disposed of by sale that is consistent with the fundamental provisions of SFAS No.121. SFAS No.144 is effective for fiscal years beginning after December 15, 2001. The Company currently has no plans to dispose of any operations and, accordingly, does not anticipate that adoption of SFAS No.144 will have a material impact on its results of operations or its financial position.

Comparative amounts
Certain amounts within the 2000 financial statements have been reclassified to conform with the 2001 presentation.

3. Business acquisitions
On March 30, 2001, the Company acquired 82% of the voting rights and 62% of the economic rights of a newly created company, Paragon Engineering Holdings, Inc. ("PEH"). PEH subsequently purchased 20% of the share capital of Paragon Engineering Services, Inc. ("Paragon"), a Houston-based engineering service company, and an option to purchase an additional 40% of the share capital. PEH exercised the option on September 4, 2001. On July 18, 2001, the Company purchased the entire share capital of the Paris-based engineering company Ingerop Litwin ("Litwin"). These acquisitions, by adding conceptual design and detailed engineering services, will enable the Company to better undertake all engineering required on many of the large engineering, procurement, installation and commission type contracts that are expected to come into the market in the next few years.

The consideration, including acquisition costs, paid to acquire Paragon and Litwin was $16.7 million of which $4.3 million in relation to the Paragon acquisition has been deferred for payment until March 30, 2005. The net present value of the deferred payment has been included in "Other long-term liabilities" in the accompanying balance sheet. Additionally, from March 30, 2005, the Paragon sale agreement provides for a payment to be made to a former shareholder of Paragon, under the terms of a put and call option. This payment is contingent upon a multiplier of the future earnings of Paragon, as defined in the agreement, exceeding the deferred consideration. No recognition of the contingent payment has been made in the financial statements of the Company as it is not certain beyond reasonable doubt that this payment will be made and currently it is not possible to quantify the amount.

The results of Paragon have been included in the consolidated results of operations from September 4, 2001, when the Company assumed effective control of the entity. The amount which represents the minority shareholders' interests in the results of Paragon, effectively 62%, has been recorded as minority interest expense in the results of operations of the Company. The results of Litwin have been included in the consolidated results of operations from July 18, 2001.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations of certain intangible assets, thus the allocation of the purchase price is subject to refinement. All intangible assets other than goodwill, which are mainly customer lists and various engineering databases, are subject to amortization over estimated useful lives of three to 10 years.

Notes to the consolidated financial statements continued


------------------------------------------------------
(in thousands)                                      $
------------------------------------------------------
Current assets                                 30,989
------------------------------------------------------
Fixed assets, at cost                           2,538
------------------------------------------------------
Intangible assets                               2,066
------------------------------------------------------
Goodwill                                        8,475
------------------------------------------------------
Other non-current assets                          939
------------------------------------------------------
Total assets acquired                          45,007
------------------------------------------------------
Current liabilities                           (23,897)
------------------------------------------------------
Non-current liabilities                          (799)
------------------------------------------------------
Minority interest                              (3,657)
------------------------------------------------------
Net assets acquired                            16,654
------------------------------------------------------

On December 7, 1999, the Company completed a transaction to form a joint venture entity, NKT Flexibles I/S ("NKT"), a manufacturer of flexible flowlines and dynamic flexible risers for the offshore oil and gas industry. The transaction was effected through the acquisition of Danco A/S, a wholly-owned Norwegian company, which holds the investment in NKT. NKT is owned 51% by NKT Holdings A/S, and 49% by the Company through Danco A/S. The total consideration for the acquisition was $36.0 million: $10.5 million cash and the issue of 1,758,242 Class A Shares, with an average guaranteed value of $14.475 per share for a value of $25.5 million. The Class A Shares have subsequently been converted to Common Shares on a one-for-one basis. As of November 30, 2001, the Company continued to have an obligation for an average guaranteed value of $14.95 over 1,128,742 Common Shares.

The acquisition of Danco A/S has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's results of operations from the date of acquisition. The excess of cash paid over the fair value of net assets acquired has been recorded as goodwill of $2.1 million at the date of acquisition. The goodwill is being amortized over 10 years. The Company accounts for the investment in NKT as a non-consolidated joint venture under the equity method.

On December 16, 1999, the Company acquired approximately 55% of the French offshore construction and engineering company ETPM S.A. ("ETPM"), a wholly-owned subsidiary of Groupe GTM S.A. ("GTM"). GTM has subsequently been acquired by Groupe Vinci S.A. ("Vinci"). The remaining 45% of ETPM was acquired on February 4, 2000.

The total consideration for the acquisition was $350.0 million and was comprised of the following items: (i) $111.6 million in cash; (ii) the issue of 6,142,857 Class A Shares, which have subsequently converted to Common Shares on a one-for-one basis, with a minimum guarantee price of $18.50 per share for a total value of $113.6 million; (iii) the assumption of debt of $18.4 million due from ETPM to GTM and debt of $71.0 million due to third parties; (iv) acquisition costs of $3.4 million; and (v) $32.0 million being the net present value at acquisition of a hire purchase arrangement for two ships owned by GTM, the Seaway Polaris and the DLB 801, with an early purchase option after two years.

The acquisition has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's results of operations from the date of acquisition. The acquisition generated negative goodwill of $5.8 million and non-current assets have been reduced by this amount.

The acquisition was initially funded by cash provided by Stolt-Nielsen S.A. ("SNSA"), the Company's majority shareholder, and was replaced by a bridge finance facility which has subsequently been repaid.

As described more fully in Note 24, Vinci has advised the Company of its intention to sell all of the Common Shares given as partial consideration by the Company for the acquisition of ETPM. The Company, in turn, has advised Vinci that it will organize the sale. As specified in the ETPM acquisition agreement, the minimum share price guarantee of $18.50 per share will apply.

The following unaudited pro forma information presents a summary of the consolidated results of operations of the Company, Paragon and Litwin as if the acquisitions occurred at the beginning of 2000 and the consolidated results of operations of the Company, ETPM and Danco A/S as if the acquisitions occurred at the beginning of 1999. Pro forma adjustments include depreciation and amortization, interest charges on debt and lines of credit, elimination of deferred gains, adjustments to operating lease expense, pension adjustments, elimination of related party transactions and the tax adjustments associated with the above. The pro forma consolidated results of operations for the year ended November 30, 2000 would not be materially different from the actual results in respect of the acquisitions of ETPM and Danco A/S as the acquisitions occurred close to the start of the financial year.

Pro forma results for the Company, Paragon and Litwin.

======================================================
                                          (unaudited)

For the year ended November 30        2001       2000
(in thousands, except per share          $          $
data)
------------------------------------------------------
Net operating revenue            1,313,289  1,030,748
------------------------------------------------------
Net loss                          (14,193)   (40,277)
------------------------------------------------------
Net loss per share:
------------------------------------------------------
  Basic                             (0.16)     (0.51)
------------------------------------------------------
  Diluted                           (0.16)     (0.51)
------------------------------------------------------

Pro forma results for the Company, ETPM and Danco A/S.

======================================================
                                          (unaudited)
For the year ended November 30                   1999

(in thousands, except per share data)               $
------------------------------------------------------
Net operating revenue                       1,360,678
------------------------------------------------------
Net income                                     25,683
------------------------------------------------------
Net income per share:
------------------------------------------------------
  Basic                                          0.33
------------------------------------------------------
  Diluted                                        0.33
------------------------------------------------------

Notes to the consolidated financial statements continued



The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the period presented, nor do they purport to be indicative of the results that will be obtained in the future.

The Company's revenue for 2001 included sales of $1.1 million to Paragon. The Company's revenue for 1999 included sales of $2.1 million to ETPM.

4. Restricted cash deposits
Restricted cash balances comprise both funds held in a separate Company bank account, which will be used to settle accrued taxation liabilities, and deposits made by the Company as security for certain third-party obligations. There are no other significant conditions on the restricted cash balances.

5. Trade receivables
Trade receivables at November 30, 2001 of $428.6 million (2000: $268.5 million) are net of allowances for doubtful accounts of $9.2 million (2000: $8.3 million). Included in trade receivables at November 30, 2001 was $215.1 million (2000: $99.8 million) of unbilled receivables.

6. Inventories and work-in-progress
Inventories and work-in-progress are stated at the lower of cost or market value and comprise the following:

======================================================
As of November 30                     2001       2000
------------------------------------------------------
(in thousands)                           $          $
------------------------------------------------------
Materials and supplies, net of
reserve of $4,181 (2000: $2,423)    14,620     11,789
------------------------------------------------------
Spare parts, net of reserve of
$1,402 (2000: $1,502)                4,281      5,027
------------------------------------------------------
Work-in-progress and
mobilizations                        4,227     14,441
------------------------------------------------------
Fuels                                2,237      2,398
------------------------------------------------------
Other                                   59         46
------------------------------------------------------
                                    25,424     33,701
------------------------------------------------------

Costs are generally determined in accordance with the weighted-average cost method. Costs of fitting out and preparing equipment for specific contracts are included in work-in-progress. Such costs, principally labor and materials, are amortized over the shorter of the expected duration of the contracts or the estimated useful life of the asset.

7. Employee loans
Included in prepaid expenses and other current assets are loans to employees of $4.5 million (2000: $2.6 million). Included in deposits and non-current receivables are loans to employees of $0.1 million (2000: $0.4 million).

8. Fixed assets, net
Fixed assets comprise the following:

======================================================
As of November 30                2001            2000
(in thousands)               $      %        $      %
------------------------------------------------------
Construction support
ships                  715,367    65    711,062    68
------------------------------------------------------
Operating equipment    322,339    29    281,816    27
------------------------------------------------------
Land and buildings      19,964     2     19,916     2
------------------------------------------------------
Other assets            38,659     4     30,180     3
------------------------------------------------------
                     1,096,329   100  1,042,974   100
------------------------------------------------------
Less: Accumulated
depreciation and
amortization          (316,858)        (239,626)
------------------------------------------------------
                       779,471          803,348
------------------------------------------------------

9. Investments in and advances to non-consolidated joint ventures
Investments in and advances to non-consolidated joint ventures comprise the following:

======================================================
As of November 30 Geographical          2001     2000
(in thousands)    location                 $        $
------------------------------------------------------
NKT Flexibles I/S Denmark             18,379   23,237
------------------------------------------------------
Mar Profundo      West Africa,
Girassol          SEAME                9,580   11,261
------------------------------------------------------
Sonamet           West Africa,
                  SEAME              (7,458)  (8,126)
------------------------------------------------------
Sonastolt         West Africa,
                  SEAME                6,150    5,321
------------------------------------------------------
Seaway Heavy
Lifting Limited   Cyprus               3,191    2,809
------------------------------------------------------
Project joint
ventures          Norway, SEAME        2,555    (190)
------------------------------------------------------
Other             Norway, SEAME        3,132    2,692
------------------------------------------------------
                                      35,529   37,004
------------------------------------------------------

In circumstances where the Company owns more than 50% of the voting interest, but the Company's ability to control the operation of the investee is restricted by the significant participating interest held by another party, the investment is consolidated under the equity method of accounting.

The Company accrues losses in excess of the investment value when the Company is committed to provide ongoing financial support to the joint venture.

Taxation in respect of project joint ventures has been included in the results of the relevant subsidiaries. Undistributed reserves of all other joint ventures will not be taxed on distribution.

Summarized financial information for the Company's non-consolidated joint ventures, representing 100% of the respective amounts included in the joint ventures' financial statements, is as follows:

Notes to the consolidated financial statements continued

======================================================
Income statement data
------------------------------------------------------
For the year ended November     2001    2000     1999
30 (in thousands)                  $       $        $
------------------------------------------------------
Net operating revenue        296,305 357,984  237,516
------------------------------------------------------
Gross profit                  27,599  29,102   14,581
------------------------------------------------------
Net income                    24,329  15,351   13,117
------------------------------------------------------

======================================================
Balance sheet data
------------------------------------------------------
As of November 30                       2001     2000
(in thousands)                             $        $
------------------------------------------------------
Current assets                       231,402  216,333
------------------------------------------------------
Non-current assets                   104,868  127,073
------------------------------------------------------
Current liabilities                  237,581  247,510
------------------------------------------------------
Long-term liabilities                 38,922   25,269
------------------------------------------------------

For commercial reasons, the Company has structured certain contractual services through its joint ventures. The income statement data for the non-consolidated joint ventures presented above includes the following expenses related to transactions with the Company in 2001, 2000 and 1999 respectively: charter hire of $5.1 million, $4.4 million and $7.2 million and other expenses of $60.5 million, $34.2 million and $27.9 million. The joint ventures also received revenue of $39.5 million, $45.0 million and $7.0 million from the Company. The balance sheet data includes amounts payable to joint ventures by the Company of $9.7 million and $17.4 million and short-term amounts receivable by the Company of $61.1 million and $29.8 million at November 30, 2001 and 2000, respectively.

10. Income taxes
The income tax (provision) benefit is as follows:

======================================================
For the year ended
November 30                     2001    2000     1999
(in thousands)                     $       $        $
------------------------------------------------------
Current                     (25,052)(12,953)  (7,159)
------------------------------------------------------
Deferred                       4,433  16,731   15,668
------------------------------------------------------
Income tax (provision)
benefit                     (20,619)   3,778    8,509
------------------------------------------------------

The tax effects of temporary differences and net operating loss carryforwards ("NOLs") at November 30, 2001 and 2000 are as follows:

======================================================
As of November 30                       2001     2000
(in thousands)                             $        $
------------------------------------------------------
Net operating loss carryforwards      77,128   61,788
------------------------------------------------------
Other accruals, net                   38,118   18,952
------------------------------------------------------
Fixed assets                         (63,290) (72,822)
------------------------------------------------------
Net deferred tax before valuation
allowance                             51,956    7,918
------------------------------------------------------
Valuation allowance                  (57,142) (20,956)
------------------------------------------------------
Net deferred tax liability            (5,186) (13,038)
------------------------------------------------------
Short-term deferred tax asset          2,622        -
------------------------------------------------------
Long-term deferred tax asset          10,386   13,705
------------------------------------------------------
Deferred tax liability               (18,194) (26,743)
------------------------------------------------------
                                      (5,186) (13,038)
------------------------------------------------------

The Company accounts for income taxes in accordance with SFAS No.109, "Accounting for Income Taxes". SFAS No.109 requires that the tax benefit of such NOLs be recorded as an asset to the extent that management assesses the utilization of such NOLs to be "more likely than not".

The Company has a net deferred tax asset in the U.S. totalling $10.8 million. This represents NOLs, net of fixed asset and other timing differences. These NOLs expire through 2019. Management has decided not to increase the deferred tax asset for NOLs at this time and has reflected the loss in the current year as an item for which no benefit is recognized.

Management has determined that the results of the U.S. businesses have been severely impacted by the oil and gas prices, which remained low for most of 2001. Management believes, based on the Company's history of operating earnings prior to this significant market slump and its expectations for the future, that operating income of the Company will more likely than not be sufficient to fully realize the $10.8 million net deferred tax asset prior to the expiry of the NOLs. In determining this, management has considered the fact that there are a number of bids for larger field development projects coming into the market and that the margins on local business are expected to recover in 2002 and a reduction in the intercompany interest burden of the U.S. subsidiaries over the next few years.

The Company has taken a valuation allowance against the brought forward deferred tax asset for NOLs of $1.6 million in Australia and has recognized no deferred tax benefit against the 2001 results.

The net deferred tax asset in Norway of $2.2 million represents NOLs. Management has determined, based on the history of operating earnings and expectations of the future, that the operating income of the Company will more likely than not be sufficient to fully realize these net deferred tax assets prior to the expiry of the NOLs, which expire through to 2011.

The U.K. has unused NOLs, on a tax-effected basis, of $4.4 million as at November 30, 2001, which may be carried forward indefinitely.

The Company's U.K. shipping subsidiaries have elected to join the U.K. tonnage tax regime, whereby taxable income over the next ten years will be computed in part by reference to the tonnage of vessels. Accordingly, the Company has released part of the deferred tax liability arising on accelerated U.K. shipping tax allowances.

The income tax benefit (provision) at the Company's effective tax rate differs from the income tax benefit (provision) at the statutory rate. Principal reconciling items include the following:


-------------------------------------------------------------------------------------------------------------------------------
For the year ended November 30, 2001                                  U.S.  Scandinavia    U.K.  France(a)    Other     Total
(in thousands)                                                          $             $      $         $          $         $
-------------------------------------------------------------------------------------------------------------------------------
(Loss)/income before income
taxes and minority interests                                        (45,886)   (3,221)     7,333   (21,910)    72,906     9,222
-------------------------------------------------------------------------------------------------------------------------------
Utilization of prior year losses(b)                                       -         -          -    (1,957)         -   (1,957)
-------------------------------------------------------------------------------------------------------------------------------
Income subject to withholding taxes                                       -         -          -          -  (37,105)  (37,105)
-------------------------------------------------------------------------------------------------------------------------------
Income in non-taxable areas                                               -         -          -          -  (28,776)  (28,776)
-------------------------------------------------------------------------------------------------------------------------------
Losses for which no benefit is recognized                            45,914         -          -          -    10,568    56,482
-------------------------------------------------------------------------------------------------------------------------------
Taxable (loss) income                                                    28   (3,221)      7,333   (23,867)    17,593   (2,134)
-------------------------------------------------------------------------------------------------------------------------------
Statutory tax rate                                                      34%       28%        30%        36%    40%(c)       17%
-------------------------------------------------------------------------------------------------------------------------------
Tax at statutory rate                                                   (9)       902    (2,200)      8,697   (7,036)       354
-------------------------------------------------------------------------------------------------------------------------------
Non-deductible amortization                                         (1,682)         -      (382)    (2,920)         -   (4,984)
-------------------------------------------------------------------------------------------------------------------------------
Adjustments in respect of prior years                                 1,092         -    (3,849)    (3,324)   (5,138)  (11,219)
-------------------------------------------------------------------------------------------------------------------------------
Change in valuation allowance                                           931         -    (3,226)    (5,033)   (8,752)  (16,080)
-------------------------------------------------------------------------------------------------------------------------------
Imputed interest deduction                                                -         -          -          -     5,381     5,381
-------------------------------------------------------------------------------------------------------------------------------
Withholding and other taxes                                               -         -    (1,212)        173   (8,484)   (9,523)
-------------------------------------------------------------------------------------------------------------------------------
Permanent differences                                                 (350)       123       (62)          -         -     (289)
-------------------------------------------------------------------------------------------------------------------------------
Change in tax regime                                                      -         -     15,200          -         -    15,200
-------------------------------------------------------------------------------------------------------------------------------
Other                                                                    18         -          -      (467)       990       541
-------------------------------------------------------------------------------------------------------------------------------
Income tax benefit (provision)                                            -     1,025      4,269    (2,874)  (23,039)  (20,619)
-------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------------
For the year ended November 30, 2000
(in thousands)
-------------------------------------------------------------------------------------------------------------------------------
(Loss)/income before income taxes and minority interests           (49,992)  (24,935)    (1,708)      5,413    35,522  (35,700)
-------------------------------------------------------------------------------------------------------------------------------
Utilization of prior year losses(b)                                       -         -          -   (11,728)     (525)  (12,253)
-------------------------------------------------------------------------------------------------------------------------------
Income subject to withholding taxes                                       -         -          -          -  (38,254)  (38,254)
-------------------------------------------------------------------------------------------------------------------------------
Income in non-taxable areas                                               -         -          -          -  (25,360)  (25,360)
-------------------------------------------------------------------------------------------------------------------------------
Losses for which no benefit is recognized                            30,057     1,905      1,114     13,157    25,560    71,793
-------------------------------------------------------------------------------------------------------------------------------
Taxable (loss) income                                              (19,935)  (23,030)      (594)      6,842   (3,057)  (39,774)
-------------------------------------------------------------------------------------------------------------------------------
Statutory tax rate                                                      34%       29%        30%        38%    45%(c)       31%
-------------------------------------------------------------------------------------------------------------------------------
Tax at statutory rate                                                 6,778     6,743        178    (2,584)     1,377    12,492
-------------------------------------------------------------------------------------------------------------------------------
Non-deductible amortization                                         (1,734)       (9)      (495)          -     (666)   (2,904)
-------------------------------------------------------------------------------------------------------------------------------
Adjustments in respect of prior years                                   872   (1,500)      (758)          -     (900)   (2,286)
-------------------------------------------------------------------------------------------------------------------------------
Change in valuation allowance                                             -         -          -    (1,519)         -   (1,519)
-------------------------------------------------------------------------------------------------------------------------------
Tax credits for research and development                                  -         -          -      3,932         -     3,932
-------------------------------------------------------------------------------------------------------------------------------
Imputed interest deduction                                                -         -          -          -     7,379     7,379
-------------------------------------------------------------------------------------------------------------------------------
Withholding and other taxes                                               -         -          -    (2,052)   (9,935)  (11,987)
-------------------------------------------------------------------------------------------------------------------------------
Participation exemption income                                            -         -          -          -   (2,237)   (2,237)
-------------------------------------------------------------------------------------------------------------------------------
Changes in tax rates                                                      -         -          -      (176)     (196)     (372)
-------------------------------------------------------------------------------------------------------------------------------
Exchange loss                                                             -         -          -        213       380       593
-------------------------------------------------------------------------------------------------------------------------------
Other                                                                    24       115      (249)      (444)     1,241       687
------------------------------------------------------------------------------------------------------------------------------
Income tax benefit (provision)                                        5,940     5,349    (1,324)    (2,630)   (3,557)     3,778
-------------------------------------------------------------------------------------------------------------------------------

(a)As a consequence of the acquisition of ETPM, taxation in France has become more significant and has therefore been separately identified in 2001 and 2000. In 1999, it was included in "other".


(b)The reported utilization of prior year losses against current year profits represents entities where deferred tax assets had not previously been recognized for those losses.

(c)The statutory tax rate for the "other" category represents a weighted average of various local statutory tax rates including certain revenue taxes.

Notes to the consolidated financial statements continued



------------------------------------------------------------------------------------------------------------------------------
For the year ended November 30, 1999                                   U.S.  Scandinavia   U.K.  France(a)     Other     Total
(in thousands)                                                            $          $        $         $         $         $
------------------------------------------------------------------------------------------------------------------------------
(Loss)/income before income taxes and minority interests           (41,085)     18,015    (128)              30,902     7,704
------------------------------------------------------------------------------------------------------------------------------
Utilization of prior year losses(b)                                       -          -        -            (10,926)  (10,926)
------------------------------------------------------------------------------------------------------------------------------
Income in non-taxable areas                                               -          -        -             (8,648)   (8,648)
------------------------------------------------------------------------------------------------------------------------------
Losses for which no benefit is recognized                                 -          -        -               8,398     8,398
------------------------------------------------------------------------------------------------------------------------------
Taxable (loss) income                                              (41,085)     18,015    (128)              19,726   (3,472)
------------------------------------------------------------------------------------------------------------------------------
Statutory tax rate                                                      34%        28%      30%              37%(c)       50%
------------------------------------------------------------------------------------------------------------------------------
Tax at statutory rate                                                13,969    (5,044)       38             (7,221)     1,742
------------------------------------------------------------------------------------------------------------------------------
Non-deductible amortization                                               -       (51)    (145)               (329)     (525)
------------------------------------------------------------------------------------------------------------------------------
Adjustments in respect of prior years                                     -          -      750                   -       750
------------------------------------------------------------------------------------------------------------------------------
State tax credit                                                        975          -        -                   -       975
------------------------------------------------------------------------------------------------------------------------------
Imputed tax deduction                                                     -          -        -               4,030     4,030
------------------------------------------------------------------------------------------------------------------------------
Change in valuation allowance                                         (216)          -  (1,800)               1,968      (48)
------------------------------------------------------------------------------------------------------------------------------
Non-taxable dividend income from joint ventures                           -          -        -                 189       189
------------------------------------------------------------------------------------------------------------------------------
Changes in tax rates                                                      -          -    (192)                   -     (192)
------------------------------------------------------------------------------------------------------------------------------
Exchange loss                                                             -        253      983                 257     1,493
------------------------------------------------------------------------------------------------------------------------------
Other                                                                   210        249    (192)               (172)        95
------------------------------------------------------------------------------------------------------------------------------
Income tax benefit (provision)                                       14,938    (4,593)    (558)             (1,278)     8,509
------------------------------------------------------------------------------------------------------------------------------

(a)As a consequence of the acquisition of ETPM, taxation in France has become more significant and has therefore been separately identified in 2001 and 2000. In 1999, it was included in "other".

(b)The reported utilization of prior year losses against current year profits represents entities where deferred tax assets had not previously been recognized for those losses.

(c)The statutory tax rate for the "other" category represents a weighted average of various local statutory tax rates including certain revenue taxes.

11. Pension commitments
The Company operates both defined contribution and defined benefit pension plans, depending on location, covering certain qualifying employees. Contributions under the defined contribution pension plans are determined as a percentage of gross salary. The expense relative to these plans for the years ended November 30, 2001, 2000 and 1999 was $1.6 million, $1.1 million and $1.4 million, respectively.

The Company operates both funded and unfunded defined benefit pension plans. The benefits under the defined benefit pension plans are based on years of service and salary levels. Plan assets of the funded schemes primarily are comprised of marketable securities.

The following tables provide a reconciliation of benefit obligation and plan assets:

======================================================
As of November 30                       2001     2000
(in thousands)                             $        $
------------------------------------------------------
Change in benefit obligation
------------------------------------------------------
Benefit obligation at beginning of
year                                  18,558   17,742
------------------------------------------------------
Service cost                           1,735    1,394
------------------------------------------------------
Interest cost                          1,165    1,010
------------------------------------------------------
Actuarial (gains)/losses               (266)    1,133
------------------------------------------------------
Foreign currency exchange rate
changes                                  131  (2,295)
------------------------------------------------------
Benefits paid from plan assets         (423)    (426)
------------------------------------------------------
Benefit obligation at end of year     20,900   18,558
------------------------------------------------------
Change in plan assets
------------------------------------------------------
Fair value of plan assets at
beginning of year                     19,155   19,023
------------------------------------------------------
Actual return on plan assets         (2,198)    1,911
------------------------------------------------------
Foreign currency exchange rate
changes                                  192  (2,407)
------------------------------------------------------
Company contributions                  1,508    1,054
------------------------------------------------------
Benefits paid from plan assets         (423)    (426)
------------------------------------------------------
Plan amendments                          240        -
------------------------------------------------------
Fair value of plan assets at end
of year                               18,474   19,155
------------------------------------------------------

The following table sets forth the funded status of the funded defined benefit pension plans:

======================================================
                                     Pension benefits
For the year ended November 30          2001     2000
(in thousands)                             $        $
------------------------------------------------------
Funded status of the plans           (2,426)      597
------------------------------------------------------
Unrecognized net gain                  5,936    2,693
------------------------------------------------------
Unrecognized prior service benefit       259      287
------------------------------------------------------
Unrecognized net transition
obligation                             (287)    (316)
------------------------------------------------------
Prepaid benefit cost                   3,482    3,261
------------------------------------------------------


The weighted average assumptions used are as follows:

======================================================
                                     Pension benefits
                                   2001   2000   1999
For the year ended November 30        %      %      %
------------------------------------------------------
Discount rate                       6.2    6.1    6.1
------------------------------------------------------
Expected return on plan assets      7.0    7.0    7.1
------------------------------------------------------
Rate of compensation increase       3.2    3.3    3.3
------------------------------------------------------

Net periodic pension benefit costs for funded defined benefit schemes include the following components:

======================================================
For the year ended                   Pension benefits
November 30                    2001     2000     1999
(in thousands)                    $        $        $
------------------------------------------------------
Service cost                  1,735    1,394    1,426
------------------------------------------------------
Interest cost                 1,165    1,010    1,040
------------------------------------------------------
Expected return on plan
assets                      (1,308)  (1,287)  (1,251)
------------------------------------------------------
Amortization of transition
obligation                     (41)       92     (47)
------------------------------------------------------
Recognized net actuarial
losses                           38       38      155
------------------------------------------------------
Amortization of prior
service benefit                  86     (41)       44
------------------------------------------------------
Benefit cost                  1,675    1,206    1,367
------------------------------------------------------

As at November 30, 2001, all of the Company's funded pension plans had benefit obligations in excess of plan assets. As at November 30, 2000, the Company had funded pension plans which had benefit obligations in excess of plan assets. The benefit obligations of these plans were $6.9 million and the value of assets under these plans were $6.2 million.

The following tables provide a reconciliation of the benefit obligation and accrued pension liability of the unfunded plan.

======================================================
                                              Pension
                                             benefits
For the year ended November 30            2001   2000
(in thousands)                               $      $
------------------------------------------------------
Benefit obligation at beginning of year  3,797      -
------------------------------------------------------
Acquisitions                               612  3,642
------------------------------------------------------
Service cost                               301    277
------------------------------------------------------
Interest cost                              223    213
------------------------------------------------------
Benefits paid from plan assets               -   (85)
------------------------------------------------------
Foreign currency exchange rate changes      59  (250)
------------------------------------------------------
Benefit obligation at end of year        4,992  3,797
------------------------------------------------------
As the plan is unfunded, the benefit obligation is equal to the unfunded status of the plan and the accrued pension liability.

The weighted average assumptions used are as follows:

======================================================
                                              Pension
                                             benefits
                                          2001   2000
For the year ended November 30               %      %
------------------------------------------------------
Discount rate                              6.2    5.5
------------------------------------------------------
Expected return on plan assets             N/A    N/A
------------------------------------------------------
Rate of compensation increase              3.0    3.5
------------------------------------------------------

Notes to the consolidated financial statements continued


Net periodic pension benefit costs include the following components:

======================================================
                                              Pension
                                             benefits
For the year ended November 30            2001   2000
(in thousands)                               $      $
------------------------------------------------------
Service cost                               301    277
------------------------------------------------------
Interest cost                              223    213
------------------------------------------------------
Benefit cost                               524    490
------------------------------------------------------

In Asia Pacific, retirement indemnities, for which the Company has accrued $0.3 million at November 30, 2001 (2000: $0.3 million) are paid as a lump sum upon retirement. They are primarily based upon the employees' years of service and salary levels.

12. Bank overdraft and lines of short-term credit
As of November 30, 2001, the Company has external, third-party bank overdraft and lines of credit and short-term loan notes totalling $45.9 million (2000:
$38.3 million). Amounts borrowed pursuant to these facilities bear interest at rates ranging from 4.22% to 6.75% at November 30, 2001. As of November 30, 2001 short-term borrowings under these facilities totalled $5.2 million (2000: $1.8 million).

13. Long-term debt and capital lease obligations
The Company's principal credit facility is a $440.0 million Secured Multi-Currency Revolving Facility (the "Secured Credit Facility") with a syndicate of banks, the lead banks being Den norske Bank ASA, Banc of America Securities LLC, Salomon Brothers International Limited, HSBC Bank plc and ING Barings LLC. The Secured Credit Facility was entered into on September 22, 2000.

The Secured Credit Facility is a five-year revolving credit facility, which reduces to $385.0 million and $330.0 million on August 31, 2002 and August 31, 2003, respectively. The total amount which can be drawn under the facility and the interest charge on outstanding debt is based on the ratio of the Company's debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). The interest charge will range from 0.75% to 1.75% over the London InterBank Offer Rate (" LIBOR"). Debt under the Secured Credit Facility is secured by a first priority mortgage on certain of the Company's ships.

Under the Secured Credit Facility agreement, the Company is permitted to borrow up to $100.0 million from SNSA provided that this debt is subordinate and junior to all indebtedness due under the agreement.

As of November 30, 2001, the Company had available bank facilities of $485.9 million of which $340.2 million were utilized. Of the bank facilities utilized, $335.0 million was classified as long-term debt.

Long-term debt, excluding borrowings from SNSA, comprises the following:

======================================================
As of November 30                       2001     2000
(in thousands)                             $        $
------------------------------------------------------
Revolving credit agreement with a
weighted average interest rate of
3.82% (2000: 8.31%)                  335,000  265,000
------------------------------------------------------
Other bank borrowings                     17       32
------------------------------------------------------
                                     335,017  265,032
------------------------------------------------------
Less: current portion                   (17)     (16)
------------------------------------------------------
Long-term debt                       335,000  265,016
------------------------------------------------------

The net book value of assets collateralizing this debt was $365.3 million as of November 30, 2001.

Total debt outstanding at November 30, 2001 is repayable as $335.0 million in U.S. Dollars.

Minimum annual principal repayments of debt for the fiscal years subsequent to November 30, 2001 are as follows:

======================================================
(in thousands)                                      $
------------------------------------------------------
2002                                               17
------------------------------------------------------
2003                                            5,000
------------------------------------------------------
2005                                          330,000
------------------------------------------------------
                                              335,017
------------------------------------------------------

The Secured Credit Facility contains various financial covenants, including but not limited to, minimum consolidated tangible net worth, maximum consolidated debt to net worth and maximum consolidated debt to EBITDA.

At November 30, 2001, property under capital leases, comprising operating and other equipment, amounts to $31.9 million, at cost. Accumulated amortization of these leases is $3.5 million.

Minimum payments under capital leases at November 30, 2001, which are due primarily in U.S. Dollars, are as follows:

======================================================
(in thousands)                                      $
------------------------------------------------------
2002                                           25,051
------------------------------------------------------
2003                                               20
------------------------------------------------------
2004 to 2006                                        7
------------------------------------------------------
Total minimum lease payments                   25,078
------------------------------------------------------
Less: Amount representing interest and
executory costs                               (1,416)
------------------------------------------------------
Present value of net minimum lease payments    23,662
------------------------------------------------------

14. Accounts payable and accrued liabilities
Accounts payable and accrued liabilities comprise the following:

======================================================
As of November 30                       2001     2000
(in thousands)                             $        $
------------------------------------------------------
Invoice accruals                     230,243  154,758
------------------------------------------------------
Trade payables                       108,750   97,418
------------------------------------------------------
Trade notes payable                      151      790
------------------------------------------------------
Other                                 10,296    2,658
------------------------------------------------------
                                     349,440  255,624
------------------------------------------------------

15. Related party transactions
Related party transactions consisted of the following charges paid to SNSA:

======================================================
For the year ended
November 30                    2001     2000     1999
(in thousands)                    $        $        $
------------------------------------------------------
Management services           3,676    3,290    2,500
------------------------------------------------------
Interest charges                394    3,561   10,412
------------------------------------------------------
Guarantee fees                    -      282        -
------------------------------------------------------

Management services comprise charges for legal, administrative, treasury, taxation, insurance and information technology services performed by SNSA for the Company.

Short-term payables due to SNSA of $9.5 million as of November 30, 2001 (2000:
$8.5 million) relate primarily to outstanding insurance premiums and management service charges.

16. Restructuring and reorganization program
In 2000, in relation to the integration of ETPM, the Company recorded restructuring charges of $3.3 million. Additionally, the Company capitalized costs of $1.0 million, net of tax, as an adjustment to the purchase price of ETPM.

The costs are summarized in the table below.

=======================================================
                           Expensed
For the year ended            (non-
                           recurring
November 30, 2000             items) Capitalized  Total
(in thousands)                    $          $        $
-------------------------------------------------------
Redundancy costs              2,610        -    2,610
-------------------------------------------------------
Lease costs, net of tax of
$0.4 million                      -      961      961
-------------------------------------------------------
Integration costs               684        -      684
-------------------------------------------------------
Total                         3,294      961    4,255
-------------------------------------------------------

The reorganization program removed duplicate capacity in the U.K. and SEAME regions. The Company recorded redundancy costs of $0.9 million to close the former ETPM sites in the U.K. and transfer all administrative and operational functions to the Company's office in Aberdeen, Scotland and $1.7 million to close its office in Marseille, France and transfer all operational and administrative functions for the SEAME region to Paris, France. The costs associated with leasing and maintaining the U.K. premises while vacant and, subsequently terminating the leases, amounted to $1.0 million. The lease costs were capitalized as an adjustment to the purchase price of ETPM. Additionally, integration costs of $0.7 million were incurred to introduce common information and reporting systems and to standardize processes. All redundancy, integration and lease costs have been fully paid, and there is no outstanding provision for such costs at November 30, 2001.

During 1999, the Company carried out a reorganization of its North Sea operations and closed offices in the U.K. and Norway. Non-recurring costs amounting to $1.6 million were expensed, of which $1.3 million related to redundancy and relocation costs and $0.3 million related to other administrative costs. All costs relating to this reorganization were paid out during 1999 and 2000, and there is no outstanding provision for such costs at November 30, 2001.

17. Operating leases
Total operating lease commitments as of November 30, 2001 amount to $103.6 million. Charter hire obligations towards certain construction support, diving support, survey and inspection ships account for $53.9 million of the total commitments. The remaining obligations relate to office facilities and equipment.

Total minimum annual lease commitments are payable as follows:

======================================================
(in thousands)                                      $
------------------------------------------------------
2002                                           25,803
------------------------------------------------------
2003                                           22,874
------------------------------------------------------
2004                                           15,505
------------------------------------------------------
2005                                           13,809
------------------------------------------------------
2006                                           11,263
------------------------------------------------------
Thereafter                                     14,299
------------------------------------------------------
                                              103,553
------------------------------------------------------


======================================================
(in thousands)                                      $
------------------------------------------------------
Norwegian Kroner                               47,124
------------------------------------------------------
Euros                                          33,168
------------------------------------------------------
U.S. Dollars                                   15,920
------------------------------------------------------
British Pounds                                  6,633
------------------------------------------------------
Singapore Dollars                                 488
------------------------------------------------------
Australian Dollars                                220
------------------------------------------------------
                                              103,553
------------------------------------------------------

Total operating lease rentals charged as an expense for the year ended November 30, 2001 were $21.4 million (2000: $23.2 million and 1999: $28.1 million).

Future minimum lease payments have not been reduced by future minimum sublease rentals of $3.7 million under operating leases.

18. Segment and related information
In 1999, the Company adopted SFAS No.131, "Disclosures about Segments of an Enterprise and Related Information" which changed the way the Company reported information about its operating segments.

Notes to the consolidated financial statements continued


The Company has reportable segments based on the geographic distribution of the activities as follows: the Asia Pacific reporting segment includes all activities east of the Indian sub-continent including Australasia; the North America reporting segment includes all activity in Canada, the U.S. and Central America; the Norway reporting segment includes all activities in Scandinavia and the Baltic states; the SEAME reporting segment covers activities in Southern Europe and Africa, India and the Middle East; the South America reporting segment incorporates activities in South America and the islands of the southern Atlantic Ocean; and the U.K. reporting segment includes activities in the U.K., Ireland, Germany, Belgium, The Netherlands and islands in the northern Atlantic Ocean. The Corporate reporting segment includes items that cannot be allocated to one particular region. This reporting segment includes activities of the SHL and NKT joint ventures; Serimer DASA, a contract welding services entity employed both onshore and offshore by pipelay contractors; Paragon and Litwin, which both provide engineering services for the offshore oil and gas industry. Also included in Corporate are assets which have global mobility including construction support ships and ROVs; other assets that are used globally and therefore cannot be attributed to any one reporting segment; and management and corporate services provided for the benefit of the whole group, including engineering, finance and legal departments.

The accounting policies of the reporting segments are the same as those described in Note 2. The segmental information is presented after the elimination of intercompany balances between the reportable segments. For the years ended November 30, 2000 and 1999, inter segment sales and transfers are not significant. For the year ended November 30, 2001, Corporate shows a significant increase in net operating revenue. This revenue arises from Paragon and Litwin, which were acquired during 2001.

Summarized financial information concerning each of the Company's reportable segments is provided in the following tables:



==============================================================================================================================
                                                  Asia     North                         South
For the year ended November 30, 2001           Pacific   America    Norway     SEAME   America      U.K. Corporate      Total
(in thousands)                                       $         $         $         $         $         $         $          $
------------------------------------------------------------------------------------------------------------------------------
Net operating revenue - external                39,437   276,681   110,631   520,207    50,472   214,721    43,789  1,255,938
------------------------------------------------------------------------------------------------------------------------------
Net operating revenue - internal(a)              4,255    78,970    36,768    78,311    12,674    53,080     4,567          -
------------------------------------------------------------------------------------------------------------------------------
Equity in net income of non-consolidated
joint ventures                                       -         -     5,798    10,902         -         -   (5,045)     11,655
------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                  (2,015)  (21,546)   (1,074)   (5,984)   (6,003)   (1,480)  (53,648)   (91,750)
------------------------------------------------------------------------------------------------------------------------------
Impairment of Comex trade name                       -         -         -         -         -         -   (7,932)    (7,932)
------------------------------------------------------------------------------------------------------------------------------
Research and development expense                     -         -         -         -         -         -     (393)      (393)
------------------------------------------------------------------------------------------------------------------------------
Interest expense                                 (421)   (2,942)     (118)   (2,891)   (2,285)     (458)  (20,156)   (29,271)
------------------------------------------------------------------------------------------------------------------------------
Interest income                                      -         -         -         -         -         -     2,451      2,451
------------------------------------------------------------------------------------------------------------------------------
Income tax (expense) benefit                   (3,242)         -     1,025  (19,672)         -     4,269   (2,999)   (20,619)
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                              (3,238)  (36,191)    12,746     4,857     5,494     5,554   (3,425)   (14,203)
------------------------------------------------------------------------------------------------------------------------------
Segment assets                                  37,449   325,613    55,475   294,267    87,517    81,050   678,892  1,560,263
------------------------------------------------------------------------------------------------------------------------------
Long-lived assets(b)                            14,328    70,244    12,839    64,875    62,092    13,073   613,741    851,192
------------------------------------------------------------------------------------------------------------------------------
Investments in and advances to
non-consolidated joint ventures                      -         -     5,684     7,865         -         -    21,980     35,529
------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                               270     1,789       430     4,060    18,824         -    37,495     62,868
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
For the year ended November 30, 2000
(in thousands)
------------------------------------------------------------------------------------------------------------------------------
Net operating revenue                           40,507   122,314   198,779   444,877    52,836   123,607       500    983,420
------------------------------------------------------------------------------------------------------------------------------
Equity in net income of non-consolidated
joint ventures                                       -         -     1,019     9,427         -         -   (4,653)      5,793
------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                  (2,591)  (21,717)   (1,102)   (4,770)   (5,972)   (3,620)  (42,345)   (82,117)
------------------------------------------------------------------------------------------------------------------------------
Research and development expense                     -         -         -         -         -         -     (950)      (950)
------------------------------------------------------------------------------------------------------------------------------
Restructuring charge                                 -         -         -   (1,793)         -   (1,501)         -    (3,294)
------------------------------------------------------------------------------------------------------------------------------
Interest expense                                 (642)   (5,225)     (626)   (1,503)   (2,206)   (1,199)  (20,756)   (32,157)
------------------------------------------------------------------------------------------------------------------------------
Interest income                                      -         -         -         -         -         -     2,165      2,165
------------------------------------------------------------------------------------------------------------------------------
Income tax (expense) benefit                     (104)     5,940     3,662  (10,867)     (340)     3,483     2,004      3,778
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                             (15,020)  (15,285)     6,719     9,242     8,081   (5,724)  (22,456)   (34,443)
------------------------------------------------------------------------------------------------------------------------------
Segment assets                                  32,974   268,663    62,301   253,625    77,559    97,316   610,334  1,402,772
------------------------------------------------------------------------------------------------------------------------------
Long-lived assets(b)                            16,450    88,924     6,527    73,127    66,207    26,786   586,554    864,575
------------------------------------------------------------------------------------------------------------------------------
Investments in and advances to
non-consolidated joint ventures                      -         -     2,470     8,488         -         -    26,046     37,004
------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                               438     3,107       337     3,769    20,307         9    33,757     61,724
------------------------------------------------------------------------------------------------------------------------------

(a)Internal revenues are eliminated on consolidation of the Company's results and are therefore shown in the table to equal to zero.

(b)Long-lived assets include net fixed assets, investments in and advances to non-consolidated joint ventures and deposits and non-current receivables.


==============================================================================================================================
                                                  Asia     North                          South
For the year ended November 30, 1999           Pacific   America     Norway     SEAME   America      U.K. Corporate     Total
(in thousands)                                       $         $          $         $         $         $         $         $
------------------------------------------------------------------------------------------------------------------------------
Net operating revenue                           42,715   156,399    164,539    57,114    56,355   162,032     1,572   640,726
------------------------------------------------------------------------------------------------------------------------------
Equity in net income of
non-consolidated joint ventures                      -         -      3,526     1,145         -         -       526     5,197
------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                  (2,417)  (24,127)    (2,476)   (1,413)   (5,244)   (2,149)  (18,310)  (56,136)
------------------------------------------------------------------------------------------------------------------------------
Research and development expense                     -         -          -         -         -         -   (1,162)   (1,162)
------------------------------------------------------------------------------------------------------------------------------
Restructuring charge                                 -         -    (1,261)         -         -     (378)         -   (1,639)
------------------------------------------------------------------------------------------------------------------------------
Interest expense                                 (455)   (3,948)    (1,845)     (555)     (987)   (1,711)   (8,191)  (17,692)
------------------------------------------------------------------------------------------------------------------------------
Interest income                                      -         -          -         -         -         -       966       966
------------------------------------------------------------------------------------------------------------------------------
Income tax benefit (expense)                       465    14,609    (4,593)       530         -   (2,803)       301     8,509
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                              (4,548)     8,521     11,190     3,928     8,776   (2,283)   (9,371)    16,213
------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                             3,704     9,030        913       380    14,661     1,818    60,412    90,918
------------------------------------------------------------------------------------------------------------------------------

(a)Internal revenues are eliminated on consolidation of the Company's results and are therefore shown in the table to equal to zero.

(b)Long-lived assets include net fixed assets, investments in and advances to non-consolidated joint ventures and deposits and non-current receivables.

During the year ended November 30, 2001, two customers of the Company each individually accounted for more than 10% of the Company's revenue. The revenue from the largest customer was $269.2 million and was attributable to the SEAME reporting segment (2000: $198.2 million attributable to the Norway, SEAME, U.K. and North America reporting segments). The revenue from the second customer was $131.5 million and was attributable to the North America reporting segment.

During the year ended November 30, 2000, in addition to the largest customer described in the comparative information above, another customer accounted for more than 10% of the Company's revenue. The revenue from this customer was $99.3 million and was attributable to the Asia Pacific, Norway, SEAME, U.K. and North America reporting segments.

During the year ended November 30, 1999, one customer accounted for more than 10% of the Company's revenue. Revenue from this customer was $76.5 million and was attributable to the Norway reporting segment.

19. Common Shares, Class A Shares and Class B Shares
The Company has authorized share capital of 140,000,000 Common Shares, par value $2.00 per share, and 34,000,000 Class B Shares, par value $2.00 per share. Class B Shares are convertible into Common Shares, on a two-for-one basis, at any time at the option of the Class B shareholders.

On March 7, 2001, the Company reorganized the share structure of the Company by increasing the authorized share capital of the Company from 102,000,000 to 140,000,000 Common Shares and reclassifying all outstanding Class A Shares to Common Shares on a one-for-one basis.

On February 4, 2000, the Company issued 6,142,857 Class A Shares, which have subsequently been reclassified to Common Shares on a one-for-one basis, as partial consideration for its acquisition of the French offshore construction and engineering company ETPM as described in Note 3.

During 2000, the Company, through a series of transactions, issued 19,775,223 Class A Shares, which have subsequently been reclassified to Common Shares on a one-for-one basis, to SNSA for cash of $200.0 million.

On December 7, 1999, the Company issued 1,758,242 Class A Shares, which have subsequently been reclassified to Common Shares on a one-for-one basis, as partial consideration for its acquisition of the 49% interest in NKT as described in Note 3.

As of November 30, 2001, 70,228,536 Common Shares and 34,000,000 Class B Shares were outstanding. SNSA holds 42% of the Common Shares and 100% of the Class B Shares which represents an economic interest of 53% of the Company and 61% of the voting rights.

Common Shares and Class B Shares vote as a single class on all matters submitted to a vote of shareholders, with each share entitled to one vote, with the exception of recapitalization, reclassification or similar transactions affecting the relative rights, preferences and priorities of the Common Shares and Class B Shares, which require an affirmative vote of the holders of a majority of the outstanding Common Shares and Class B Shares each voting as a separate class. With respect to liquidation and dividend rights, the Class B Shares receive $0.005 per share for each $0.01 per Common Share.

Luxembourg law requires that 5% of the Company's unconsolidated net profits each year be allocated to a legal reserve before declaration of dividends. This requirement continues until the reserve is 10% of the stated capital of the Company, as represented by Common Shares and Class B Shares, after which no further allocations are required until further issuance of shares.

The legal reserve may also be satisfied by allocation of the required amount at the issuance of shares or by a transfer from paid-in surplus. The legal reserve is not available for dividends. The legal reserve for all outstanding Common Shares and Class B Shares has been satisfied and appropriate allocations are made to the legal reserve account at the time of each issuance of new shares.

No portion of retained earnings represents undistributed earnings of non-consolidated joint ventures at November 30, 2001 or 2000.

20. Share option plan
On April 28, 1993 the Company adopted a share option plan ("the Plan") covering
7.7 million shares represented by Common Shares, Class A Shares or any combination thereof not exceeding 7.7 million. Since March 7, 2001, all Class A Share options, when exercised, are automatically converted into Common Shares.

Notes to the consolidated financial statements continued



The Company accounts for awards granted to directors and key employees under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for all share option grants in fiscal years 2001, 2000 and 1999 been determined consistent with SFAS No.123, the Company's net (loss)income and net (loss)income per share would be changed to the following pro forma amounts:

======================================================
For the year ended
November 30
(in thousands,                 2001     2000     1999
except per share data)            $        $        $
------------------------------------------------------
Net (loss) income          (14,203) (34,443)   16,213
------------------------------------------------------
Net (loss) income
pro forma                  (17,944) (37,633)   13,644
------------------------------------------------------
(Loss) income per share,
as reported
------------------------------------------------------
Basic                        (0.16)   (0.44)     0.27
------------------------------------------------------
Diluted                      (0.16)   (0.44)     0.27
------------------------------------------------------
(Loss) income per share
pro forma
------------------------------------------------------
Basic                        (0.21)   (0.48)     0.23
------------------------------------------------------
Diluted                      (0.21)   (0.48)     0.23
------------------------------------------------------
Options may be granted under the Plan which are exercisable during periods of up to ten years. The options granted under the Plan will be at an exercise price not less than the fair market value per share at the time the option is granted. Options vest 25% on the first anniversary of the grant date, with an additional 25% vesting on each subsequent anniversary. A Compensation Committee appointed by the Company's Board of Directors administers the Plan. Options are awarded at the discretion of the Company to Directors and key employees.



The following tables reflects activity under the Plan for the three-year period ended November 30, 2001:

------------------------------------------------------------------------------------------------------------
For the year ended November 30                               2001                 2000                 1999
------------------------------------------------------------------------------------------------------------
                                                         Weighted             Weighted             Weighted
                                                          average              average              average
                                                         exercise             exercise             exercise
                                                            price                price                price
                                                 Shares         $     Shares         $     Shares         $
------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year              2,533,249     10.00  2,088,736      9.44  1,971,304      8.94
------------------------------------------------------------------------------------------------------------
Granted                                         640,300     13.43    880,949     10.34    365,304     10.49
------------------------------------------------------------------------------------------------------------
Exercised                                      (75,612)      6.98  (309,237)      6.14  (121,901)      4.71
------------------------------------------------------------------------------------------------------------
Forfeited                                      (73,527)     11.15  (127,199)     11.63  (125,971)     10.32
------------------------------------------------------------------------------------------------------------
Outstanding at end of year                    3,024,410     10.77  2,533,249     10.00  2,088,736      9.44
------------------------------------------------------------------------------------------------------------
Exercisable at end of year                    1,477,306      9.65  1,037,466      8.99    971,944      7.72
------------------------------------------------------------------------------------------------------------
Weighted average fair value of options
granted                                                     10.36                 7.43                 8.12
------------------------------------------------------------------------------------------------------------

All share data and per share data has been restated to reflect the share reclassification on March 7, 2001 whereby Class A Shares were reclassified to Common Shares on a one-for-one basis.

The fair value of each share option grant is estimated as of the date of grant using the Black Scholes option pricing model with the following weighted average assumptions:

------------------------------------------------------------------------------
                                                    2001       2000      1999
------------------------------------------------------------------------------

Risk free interest rates                           5.62%      6.55%     5.82%
------------------------------------------------------------------------------
Expected lives                                   7 years    7 years   7 years
------------------------------------------------------------------------------
Expected volatility                                81.0%      70.2%     88.0%
------------------------------------------------------------------------------
Expected dividend yields                               -          -         -
------------------------------------------------------------------------------

The following tables summarize information about share options outstanding as of November 30, 2001:


---------------------------------------------------------------------------------------------------------------
As of November 30, 2001                                   Options                                   Options
                                                      outstanding                               exercisable
---------------------------------------------------------------------------------------------------------------
                                                         Weighted
                                                          average         Weighted                    Weighted
                                                        remaining          average                     average
                                             Options  contractual   exercise price   Number      exercise price
Range of exercise price                  outstanding  life (years)               $   exercisable             $
---------------------------------------------------------------------------------------------------------------
Common Shares
---------------------------------------------------------------------------------------------------------------
$13.56 - 16.58                               800,300         8.79         14.25       137,625         16.58
---------------------------------------------------------------------------------------------------------------
$7.82 - 11.12                                 13,000         9.73          9.81             -             -
---------------------------------------------------------------------------------------------------------------
$5.17 - 7.38                                 121,830         4.95          5.74       121,830          5.74
---------------------------------------------------------------------------------------------------------------
$2.71 - 3.00                                 111,750         3.77          2.77       111,750          2.77
---------------------------------------------------------------------------------------------------------------
                                           1,046,880         7.82         11.98       371,205          8.87
---------------------------------------------------------------------------------------------------------------
Class A Shares
---------------------------------------------------------------------------------------------------------------
$12.13 - 16.58                               106,250         6.72         16.18        74,938         16.44
---------------------------------------------------------------------------------------------------------------
$7.82 - 11.13                              1,115,187         8.16         10.21       353,234         10.19
---------------------------------------------------------------------------------------------------------------
$5.17 - 7.38                                  61,290         4.95          5.74        61,290          5.74
---------------------------------------------------------------------------------------------------------------
$2.71 -3.00                                   52,125         3.80          2.77        52,125          2.77
---------------------------------------------------------------------------------------------------------------
                                           1,334,852         7.73         10.19       541,587          9.83
---------------------------------------------------------------------------------------------------------------

As part of the acquisition of the former Ceanic Corporation in 1998, holders of Ceanic share options were entitled to exercise all vested and one-third of the unvested options, or to convert any portion thereof to vested Stolt Offshore S.A. Common Share options. Their remaining two-thirds unvested Ceanic share options were automatically converted to unvested Stolt Offshore S.A. Common Share options at the date of acquisition. The following table summarizes information about these options which are outstanding as at November 30, 2001:


---------------------------------------------------------------------------------------------------------------
As of November 30, 2001                                   Options                                   Options
                                                      outstanding                               exercisable
---------------------------------------------------------------------------------------------------------------
                                                         Weighted
                                                          average         Weighted                    Weighted
                                                        remaining          average                     average
                                             Options  contractual   exercise price   Number      exercise price
Range of exercise price                  outstanding  life (years)               $   exercisable             $
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Common Shares
---------------------------------------------------------------------------------------------------------------
$7.82 - 11.20                                530,149         5.93         10.75       464,541         10.76
---------------------------------------------------------------------------------------------------------------
$5.21 - 7.38                                 112,529         5.50          6.42        99,973          6.43
---------------------------------------------------------------------------------------------------------------
                                             642,678         5.85          9.99       564,514          9.99
---------------------------------------------------------------------------------------------------------------

Notes to the consolidated financial statements continued


21. Profit sharing plan
During 1993 the Company adopted a profit sharing plan which distributes 10% of the Company's net income after specified adjustments, to certain of its employees worldwide. The determination of an employee's individual award will be based on salary and overall contribution to the Company. The Compensation Committee appointed by the Company's Board of Directors administers this plan. No charge in respect of profit sharing has been included in the statement of operations for each of the years ended November 30, 2001, 2000 and 1999.

22. Commitments and contingencies
The Company has issued performance bonds amounting to $418 million at November 30, 2001. In the normal course of business, the Company provides project guarantees to guarantee the project performance of subsidiaries and joint ventures to third parties.

At November 30, 2001, the Company has committed to purchase fixed assets of $15.1 million from external suppliers.

Coflexip S.A. ("CSO") has commenced legal proceedings through the U.K. High Court against three subsidiaries of Stolt Offshore S.A. claiming infringement of a certain patent held by CSO relating to flexible flowline laying technology in the U.K. Judgment was given on January 22, 1999 and January 29, 1999. The disputed patent was held valid. The Company appealed and the Appeal Court maintained the validity of the patent and broadened its application compared to the High Court decision. The Company has applied for leave to appeal the Appeal Court decision to the House of Lords, which has now been denied. During 2001, CSO submitted an amended claim to damages claiming the lost profits on a total of 15 projects. In addition, there is a claim for alleged price depreciation on certain other projects. The total claim is for approximately $89 million, up from approximately $14 million claimed previously, plus interest, legal costs and a royalty for each time that the flexible lay system tower on the Seaway Falcon was brought into U.K. waters. The Company estimates that the total claim will be of the order of $115 million. In the alternative, CSO claims a reasonable royalty for each act of infringement, interest and legal costs. CSO has not quantified this claim, but it will be considerably less than the claim to lost profits. The Company, in consultation with its advisers, has assessed that the range of possible outcomes for the resolution of damages is $1.5 million to $115 million and has determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with SFAS No.5, "Accounting for Contingencies", the Company has provided $1.5 million in the financial statements, being the lower amount of the range. The amount of damages is nevertheless uncertain and no assurance can be given that the provided amount is sufficient.

In September 1999, the Company terminated its charter of the ship, Toisa Puma, for default. The Company is currently in arbitration with the owners who are contesting that the termination was wrongful. The arbitration has held that the ship was in breakdown, but that the termination was nevertheless wrongful. The Company applied for leave to appeal the decision to the High Court, which has been denied. During 2001, the owner has quantified his claim to approximately $8 million. The Company has disputed the magnitude of the claim in relation to lack of instigation, lack of cost savings and lack of actual loss for parts of the claim. In addition, the Company has a counterclaim related to the breakdown of the ship. The Company, in consultation with its advisers, has assessed the range of possible outcomes for the resolution of damages with the upper amount being $8 million. The Company has determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with SFAS No.5, the Company has provided in the financial statements an amount to cover the liability for damages which is at the lower amount of the range. The amount of such liability is nevertheless uncertain and no assurance can be given that the provided amount is sufficient.

Legal costs are expensed as incurred.

In the ordinary course of business, various claims, suits and complaints have been filed against the Company. In the opinion of management, all such matters are adequately covered by indemnity agreements, recorded provisions in the financial statements and insurance or, if not so covered, would not have a material effect on the financial position, results of operations or cash flows of the Company if resolved unfavorably.

23. Financial instruments
The Company operates in a large number of countries throughout the world and, as a result, is exposed to currency fluctuations largely as a result of incurring operating expenses in the normal course of business. The Company's major foreign currency exposures are to the Euro, British Pound and Norwegian Krone. To manage this volatility, the Company nets the exposures on a consolidated basis to take advantage of natural offsets. For the residual portion, the Company enters into derivative instruments pursuant to the Company's policies in areas such as counterparty exposure and hedging practices. Designation is performed on a specific exposure basis to support hedge accounting. The changes in the fair value of these derivative instruments are offset in part or in whole by corresponding changes in the fair value of cash flows of the underlying exposures being hedged. The Company does not hold or issue derivative instruments for trading purposes.

All of the Company's derivative instruments are over the counter instruments entered into with major financial credit institutions to hedge the Company's committed exposures. The Company's derivative instruments are primarily standard foreign exchange forward contracts which subject the Company to a minimum level of exposure risk and have maturities of less than 18 months. The Company does not consider that it has a material exposure to credit risk from third parties failing to perform according to the terms of derivative instruments.

The following foreign exchange forward contracts, maturing between December 13, 2001 and June 27, 2002 were outstanding as of November 30, 2001:

======================================================
For the year ended
November 30                     2001             2000
(in thousands)        Purchase  Sell  Purchase    Sell
------------------------------------------------------
Euros                  23,396       - 143,894       -
------------------------------------------------------
Singapore Dollars         300       -       -       -
------------------------------------------------------
Norwegian Kroner            -       -  97,000       -
------------------------------------------------------
British Pounds              -       -       -   7,240
------------------------------------------------------

As of November 30, 2001, the fair values of these derivative instruments were recorded in the consolidated balance sheet as $0.8 million in assets and $0.8 million in liabilities. Gains and losses on these instruments are deferred in OCI until the underlying transaction is recognized in the results of operations. Qualifying cash flow hedges currently deferred in OCI are not material. These amounts will be reclassified into results of operations as the underlying transactions are recognized.

During the year ended November 30, 2001, no amount was recognized in the statement of operations for an amount relating to a hedge's ineffectiveness or to a discontinued fair value hedge or cash flow hedge.

The following table summarizes the estimated fair value amounts of the Company's other financial instruments which have been determined by the Company, using appropriate market information and valuation methodologies. Considerable judgment is required to develop these estimates of fair values, thus the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange:

======================================================
                                 2001            2000
                     Carrying    Fair  Carrying  Fair
As of November 30      amount   value  amount   value
(in millions)               $       $       $       $
------------------------------------------------------
Financial assets
------------------------------------------------------
Cash and cash
equivalents              11.7    11.7     6.3     6.3
------------------------------------------------------
Financial liabilities
------------------------------------------------------
Bank overdrafts           5.2     5.2     1.8     1.8
------------------------------------------------------
Long-term debt          335.0   335.0   265.0   265.0
------------------------------------------------------

The carrying amounts of cash and cash equivalents and bank overdrafts approximate their fair value. The estimated value of the Company's long-term debt is based on interest rates at November 30, 2001 and 2000 using debt instruments of similar risk.

24. Subsequent events
Vinci, owner of the 6,142,857 Common Shares issued as partial consideration in the acquisition of ETPM in December 1999, has advised the Company of its intention to sell all of the shares as permitted by the ETPM acquisition agreement. The Company in turn has advised Vinci that it will organize the sale and it is the Company's intention to buy the shares back in the second quarter of 2002. The transaction will be funded through the use of existing credit facilities and the sale of Common Shares to SNSA and other interested parties for up to $65.0 million.

                                8,000,000 Shares

                               Stolt Offshore S.A.

                                  Common Shares


                                 LEHMAN BROTHERS



                                           , 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 8.  Indemnification of Directors and Officers.

         The Articles of Incorporation of Stolt Offshore S.A. ("Stolt Offshore") provide that Stolt Offshore shall indemnify any present or former director or officer to the fullest extent permitted by law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding (whether civil, criminal or otherwise, including appeals), actual or threatened, in which he becomes involved as a party or otherwise by virtue of his being or having been such director or officer, and against amounts paid or incurred by him in the settlement thereof; provided, however, that Stolt Offshore is not obligated to provide such indemnification or reimbursement: (i) against any liability to Stolt Offshore or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of Stolt Offshore; or (iii) in the event of a settlement, unless the settlement has been approved by the court or by Stolt Offshore's Board of Directors. Such indemnification includes, without limitation, attorneys' fees and costs.

         In each case, the enforceability of Stolt Offshore's obligation to indemnify, pay or reimburse a director or officer would be limited by the laws of Luxembourg. Stolt Offshore has been advised by Elvinger, Hoss & Prussen, its Luxembourg counsel, that under Luxembourg law indemnification of directors and officers is a matter of contract, and that the Articles of Incorporation would be enforceable as such a contract.

Item 9.  Exhibits.

Exhibit
Number                           Description of Documents
-------                          ------------------------
1.1            Form of Underwriting Agreement.*

4.1 Deposit Agreement among Stolt Offshore S.A., Citibank, N.A., as Depositary, and holders and beneficial owners of American Depositary Receipts issued thereunder. Incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-8848) filed with the Commission under the Securities Act on June 1, 1998.

4.2 Form of American Depositary Receipt. Incorporated herein by reference to Annex A to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-8848) filed with the Commission under the Securities Act on June 1, 1998.

5              Opinion of Elvinger, Hoss & Prussen.*

23.1           Consent of Elvinger, Hoss & Prussen (included in Exhibit 5).*

23.2           Consent of Arthur Andersen, Glasgow, Scotland.

23.3           Consent of Barbier Frinault & Associes.

24 Power of Attorney (included on the signature page of this Registration Statement).

99.1 Financial Statements of Mar Profundo Girassol as at and for the years ended December 31, 2001 and 2000.

99.2 Letter of Stolt Offshore S.A., addressed to the Securities and Exchange Commission, regarding representations to Stolt Offshore S.A. by Arthur Andersen and Barbier Frinault and Associes.

----------------------------
* To be filed by amendment.

Item 10.  Undertakings.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on the 15th day of April 2002.


                                    STOLT OFFSHORE S.A.



                                    By: /s/ Bernard Vossier
                                        -----------------------------------
                                        Name:   Bernard Vossier
                                        Title:  Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Wakely, Jan Chr. Engelhardtsen and Alan B. Winsor, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name and place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                   Title
         ---------                                   -----


By: /s/ Bernard Vossier                      Chief Executive Officer, Director
    -------------------
Name:  Bernard Vossier                       (Principal Executive Officer)
Date:  April 15, 2002


By: /s/ Bruno Chabas                         Chief Financial Officer
   -----------------
Name:  Bruno Chabas                          (Principal Financial Officer and
Date:  April 15, 2002                        Principal Accounting Officer)


By: /s/ Jacob Stolt-Nielsen                  Chairman of the Board of Directors
   ------------------------
Name:  Jacob Stolt-Nielsen
Date:  April 15, 2002


By: /s/ Christopher J. Wright                Deputy Chairman of the Board of
   --------------------------                Directors
Name:  Christopher J. Wright
Date:  April 15, 2002


By: /s/ John P. Laborde                      Director
   --------------------
Name:  John P. Laborde
Date:  April 15, 2002

By: /s/ Fernand Poimboeuf                    Director
   --------------------------
Name:  Fernand Poimboeuf
Date:  April 15, 2002


By: /s/ J. Frithjof Skouveroe                Director
   --------------------------
Name:  J. Frithjof Skouveroe
Date:  April 15, 2002


By: /s/ Niels G. Stolt-Nielsen               Director
   ---------------------------
Name:  Niels G. Stolt-Nielsen
Date:  April 15, 2002


By: /s/ Mark Woolveridge                     Director
   ---------------------------
Name:  Mark Woolveridge
Date:  April 15, 2002


By: /s/ James B. Hurlock                     Director
   ---------------------
Name:  James B. Hurlock
Date:  April 15, 2002



STOLT-NIELSEN INC.,
   its duly authorized representative
   in the United States


By: /s/ Alan B. Winsor
    ---------------------
Name:  Alan B. Winsor
Title: Senior Vice President, Secretary
       and General Counsel
Date:  April 15, 2002

                                  EXHIBIT INDEX


Exhibit
Number         Description of Documents
--------       ------------------------


1.1            Form of Underwriting Agreement.*

4.1 Deposit Agreement among Stolt Offshore S.A., Citibank, N.A., as Depositary, and holders and beneficial owners of American Depositary Receipts issued thereunder. Incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-8848) filed with the Commission under the Securities Act on June 1, 1998.

4.2 Form of American Depositary Receipt. Incorporated herein by reference to Annex A to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-8848) filed with the Commission under the Securities Act on June 1, 1998.

5              Opinion of Elvinger, Hoss & Prussen.*

23.1           Consent of Elvinger, Hoss & Prussen (included in Exhibit 5).*

23.2           Consent of Arthur Andersen, Glasgow, Scotland.

23.3          Consent of Barbier Frinault & Associes.

24 Power of Attorney (included on the signature page of this Registration Statement).

99.1 Financial Statements of Mar Profundo Girassol as at and for the years ended December 31, 2001 and 2000.

99.2 Letter of Stolt Offshore S.A., addressed to the Securities and Exchange Commission, regarding representations to Stolt Offshore S.A. by Arthur Andersen and Barbier Frinault and Associes.


----------------------------
* To be filed by amendment.

<